Exhibit 10.1

EXECUTION VERSION

Published CUSIP Numbers:

Deal: 78355FAF0

Domestic Revolver: 78355FAG8

UK Revolver: 78355FAH6

Canadian Revolver: 78355FAJ2

PR Revolver: 78355FAK9

SECOND AMENDED AND RESTATED GLOBAL REVOLVING CREDIT AGREEMENT

dated as of September 28, 2018

by and among

RYDER SYSTEM, INC.,

RYDER TRUCK RENTAL HOLDINGS CANADA LTD.,

RYDER TRUCK RENTAL CANADA LTD.,

RYDER LIMITED,

RYDER SYSTEM HOLDINGS (UK) LIMITED,

and

RYDER PUERTO RICO, INC.,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank,

ROYAL BANK OF CANADA,

as Canadian Agent and the Canadian Swing Line Lender,

LLOYDS BANK PLC,

as U.K. Agent,

THE OTHER SWING LINE LENDERS AND ISSUING BANKS PARTY HERETO,

and

THE OTHER BANKS PARTY HERETO

MUFG BANK, LTD,

as Syndication Agent,

BNP PARIBAS,

LLOYDS BANK PLC,

MIZUHO BANK, LTD.,

ROYAL BANK OF CANADA,

U.S. BANK NATIONAL ASSOCIATION,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MUFG BANK, LTD.,

WELLS FARGO SECURITIES, LLC,

LLOYDS BANK PLC,

MIZUHO BANK, LTD.,

RBC CAPITAL MARKETS,

U.S. BANK NATIONAL ASSOCIATION

and

BNP PARIBAS,

as Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Book Runner

	§4.10.	Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank	74
	§4.11.	Conflict with Issuing Documents	74
	§4.12.	Letters of Credit Issued for Domestic Subsidiaries	74
	§4.13.	Acknowledgment of Multiple Issuing Banks; Letter of Credit Reports to the Administrative Agent	74

§5.	GUARANTY		75

	§5.1.	Guaranty of Payment	75
	§5.2.	Ryder’s Agreement to Pay Enforcement Costs, etc	75
	§5.3.	Waivers by Ryder; Banks’ Freedom to Act	75
	§5.4.	Unenforceability of Guaranteed Obligations	76
	§5.5.	Subrogation; Subordination	77
	§5.6.	Further Assurances	77
	§5.7.	Reinstatement	77
	§5.8.	Successors and Assigns	78
	§5.9.	Currency of Payment	78
	§5.10.	Concerning Joint and Several Liability of the U.K. Borrowers and the Canadian Borrowers	78

§6.	PROVISIONS RELATING TO ALL LOANS		79

	§6.1.	Funds for Payments	79
	§6.2.	Status of Banks; Tax Documentation	80
	§6.3.	Currency of Payment	82
	§6.4.	Mandatory Repayments of the Loans	82
	§6.5.	Computations	83
	§6.6.	Illegality; Inability to Determine LIBOR Rate or EURIBOR Rate	84
	§6.7.	Additional Costs, Etc	84
	§6.8.	Capital Adequacy	85
	§6.9.	Certificate; Etc	86
	§6.10.	Eurodollar Indemnity	86
	§6.11.	Interest on Overdue Amounts	86
	§6.12.	Interest Limitation	87
	§6.13.	Reasonable Efforts to Mitigate	87
	§6.14.	Replacement of Banks	87
	§6.15.	Advances by Administrative Agent; Canadian Agent; and U.K. Agent	88
	§6.16.	Currency Fluctuations	90
	§6.17.	Successor LIBOR	91

§7.	REPRESENTATIONS AND WARRANTIES		92

	§7.1.	Corporate Authority	92
	§7.2.	Governmental Approvals	92
	§7.3.	Title to Properties; Leases	92
	§7.4.	Financial Statements	93
	§7.5.	Litigation	93
	§7.6.	Compliance With Other Instruments, Laws, Etc	93
	§7.7.	Tax Status	93
	§7.8.	No Event of Default	93
	§7.9.	Holding Company and Investment Company Acts	93
	§7.10.	Absence of Financing Statements, Etc	94
	§7.11.	ERISA Compliance	94

	§7.12.	Environmental Compliance	94
	§7.13.	Disclosure	95
	§7.14.	Location of Chief Executive Office	95
	§7.15.	Debt Ratings	95
	§7.16.	Consolidated Subsidiaries	95
	§7.17.	OFAC; Anti-Corruption Laws and Anti-Money Laundering Laws	95
	§7.18.	Use of Proceeds	96
	§7.19.	No EEA Financial Institution	96

§7A.	REPRESENTATIONS AS TO FOREIGN OBLIGORS		96

§8.	AFFIRMATIVE COVENANTS OF THE BORROWERS		97

	§8.1.	Punctual Payment	97
	§8.2.	Maintenance of Chief Executive Office	97
	§8.3.	Records and Accounts	97
	§8.4.	Financial Statements, Certificates and Information	97
	§8.5.	Corporate Existence; Compliance with Laws, Other Agreements	99
	§8.6.	Maintenance of Properties	99
	§8.7.	Insurance	100
	§8.8.	Taxes	100
	§8.9.	Inspection of Properties, Books and Contracts	100
	§8.10.	Notice of Potential Claims or Litigation	100
	§8.11.	Notice of Default	100
	§8.12.	Use of Proceeds	100
	§8.13.	Debt Ratings	100
	§8.14.	Notice of any ERISA Event	101
	§8.15.	Further Assurances	101
	§8.16.	Anti-Corruption Laws and Anti-Money Laundering Laws	101

§9.	CERTAIN NEGATIVE COVENANTS OF THE BORROWERS		101

	§9.1.	Restrictions on Secured Indebtedness	101
	§9.2.	Restrictions on Liens	101
	§9.3.	Corporate Changes and Sales or Dispositions of Assets	102
	§9.4.	Leasebacks	103
	§9.5.	Limitation on Agreements	103
	§9.6.	Sanctions	104
	§9.7.	Anti-Corruption Laws and Anti-Money Laundering Laws	104

§10.	FINANCIAL COVENANT OF THE BORROWERS		104

	§10.1.	Debt to Consolidated Adjusted Net Worth	104

§11.	CONDITIONS TO CLOSING/EFFECTIVENESS		104

	§11.1.	Corporate Action	104
	§11.2.	Loan Documents, Etc	104
	§11.3.	Certified Copies of Charter Documents	104
	§11.4.	Incumbency Certificate	105
	§11.5.	Certificates of Insurance	105
	§11.6.	Opinions of Counsel	105
	§11.7.	Existing Credit Agreement	105
	§11.8.	Financial Condition; Debt Ratings	105
	§11.9.	Payment of Fees	105

	§11.10.	Closing Date Compliance Certificate	105
	§11.11.	Receipt of Financial Statements	105
	§11.12.	KYC Information	105

§12.	CONDITIONS TO ALL LOANS		106

	§12.1.	Representations True	106
	§12.2.	Performance; No Event of Default	106
	§12.3.	No Legal Impediment	106
	§12.4.	Delivery of Documents	106
	§12.5.	Alternative Currency	106

§13.	EVENTS OF DEFAULT; ACCELERATION; TERMINATION OF COMMITMENT		107

	§13.1.	Events of Default and Acceleration	107
	§13.2.	Termination of Commitments	109
	§13.3.	Remedies	109
	§13.4.	Judgment Currency	109

§14.	SETOFF		110

§15.	COSTS AND EXPENSES		110

§15A.	PAYMENTS SET ASIDE		111

§16.	THE AGENTS		111

	§16.1.	Appointment and Authority	111
	§16.2.	Rights as a Bank	112
	§16.3.	Exculpatory Provisions	112
	§16.4.	Reliance by Agents	113
	§16.5.	Use of Sub-Agents	113
	§16.6.	Resignation of an Agent	113
	§16.7.	Non-Reliance on Agents and Other Banks	114
	§16.8.	No Other Duties, Etc	114
	§16.9.	Agent May File Proofs of Claim	114
	§16.10.	ERISA Matters	115

§17.	CONSENTS, AMENDMENTS, WAIVERS, ETC		117

§18.	INDEMNIFICATION; DAMAGE WAIVER		118

	§18.1.	Indemnification by the Borrowers	118
	§18.2.	Reimbursement by Banks	119
	§18.3.	Waiver of Consequential Damages, Etc	119
	§18.4.	Payments	119
	§18.5.	Survival	119

§19.	TAXES		120

§20.	SURVIVAL OF COVENANTS, ETC		123

§21.	SUCCESSORS AND ASSIGNS; PARTICIPATION		123

	§21.1.	Successors and Assigns Generally	123
	§21.2.	Conditions to Assignment by Banks	124
	§21.3.	Register	126
	§21.4.	Participations	126

v

	§21.5.	Certain Pledges	126
	§21.6.	Special Purpose Funding Vehicle	127
	§21.7.	[Reserved.]	127
	§21.8.	Resignation of Issuing Bank or Swing Line Lender after Assignment	127

§22.	PARTIES IN INTEREST		128

§23.	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION		128
	§23.1.	Notices Generally	128
	§23.2.	Electronic Communications	128
	§23.3.	The Platform	129
	§23.4.	Change of Address, Etc.	129
	§23.5.	Reliance by Agents, Issuing Bank and Banks	129

§23A.	NO WAIVER; CUMULATIVE REMEDIES; ENFORCEMENT		130

§24.	MISCELLANEOUS		130

§25.	WAIVER OF JURY TRIAL; ETC		130

§26.	GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS		131

§27.	SEVERABILITY		131

§28.	PARI PASSU TREATMENT		131

§29.	CONFIDENTIAL INFORMATION		133

§30.	USA PATRIOT ACT NOTICE		134

§31.	NO ADVISORY OR FIDUCIARY RESPONSIBILITY		135

§32.	TRANSITIONAL ARRANGEMENTS		135

§33.	ELECTRONIC EXECUTION OF ASSIGNMENTS AND CERTAIN OTHER DOCUMENTS		135

§34.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS		136

Exhibits

Exhibit A-1	Form of Domestic Note
Exhibit A-2	Form of Canadian Note
Exhibit A-3	Form of U.K. Note
Exhibit A-4	Form of PR Note
Exhibit A-5	Form of Domestic Swing Line Note
Exhibit A-6	Form of U.K. Swing Line Note
Exhibit A-7	Form of Canadian Swing Line Note
Exhibit B-1	Form of Domestic Loan Request
Exhibit B-2	Form of Canadian Loan Request
Exhibit B-3	Form of U.K. Loan Request
Exhibit B-4	Form of PR Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Subordination Provisions
Exhibit F	Form of Bankers’ Acceptance Notice
Exhibit G-1	Form of Domestic Swing Line Loan Request
Exhibit G-2	Form of U.K. Swing Line Loan Request
Exhibit G-3	Form of Canadian Swing Line Loan Request
Exhibit H	Form of Administrative Questionnaire
Exhibit I	Form of Extension Letter

Schedules

Schedule 1	Domestic Banks; Domestic Commitments; Domestic Commitment Percentages; Canadian Banks; Canadian Commitments; Canadian Commitment Percentages; U.K. Banks; U.K. Commitments; U.K. Commitment Percentages; PR Banks; PR Commitments; PR Commitment Percentages; Total Commitment Percentages; Domestic Swing Line Commitments; Domestic Swing Line Commitment Percentages; L/C Commitments
Schedule 4	Existing Letters of Credit
Schedule 7.5	Litigation
Schedule 7.7	Taxes
Schedule 7.12	Environmental Compliance
Schedule 7.15	Debt Ratings
Schedule 7.16	Subsidiaries
Schedule 23.1	Notices, etc.

Annex

Annex A	Power of Attorney Terms – Bankers’ Acceptances

SECOND AMENDED AND RESTATED GLOBAL REVOLVING CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED GLOBAL REVOLVING CREDIT AGREEMENT is made as of September 28, 2018, by and among (a) RYDER SYSTEM, INC., a corporation organized under the laws of Florida (“Ryder”), RYDER TRUCK RENTAL HOLDINGS CANADA LTD. (“Ryder Holdings Canada”), RYDER TRUCK RENTAL CANADA LTD. (“Ryder Canada Limited” and together with Ryder Holdings Canada, the “Canadian Borrowers” and each a “Canadian Borrower”), RYDER LIMITED, a corporation organized under the laws of England and Wales (“Ryder Limited”), RYDER SYSTEM HOLDINGS (UK) LIMITED (“RSH” and together with Ryder Limited, the “U.K. Borrowers” and each a “U.K. Borrower”) and RYDER PUERTO RICO, INC. (“Ryder PR”), a corporation organized under the laws of Delaware, (b) the lending institutions identified as Banks herein, (c) BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent for the Banks (the “Administrative Agent”), a Domestic Swing Line Lender and an Issuing Bank, (d) ROYAL BANK OF CANADA (“RBC”), as Canadian agent for the Banks (the “Canadian Agent”) and as the Canadian Swing Line Lender, (e) LLOYDS BANK PLC (“Lloyds”), as United Kingdom agent for the Banks (the “U.K. Agent”) and as the lender of U.K. Swing Line Loans, and (f) the other Swing Line Lenders and Issuing Banks party hereto.

Ryder has requested that the Banks provide credit facilities for the purposes set forth herein, and the Banks are willing to do so on the terms and conditions set forth herein;

Ryder, certain of its affiliates, certain lending institutions and the Agents (as defined therein) have entered into an Amended and Restated Global Revolving Credit Agreement, dated as of June 8, 2011 (as amended and in effect immediately prior to this Agreement, the “Existing Credit Agreement”);

Ryder has requested that the Agents and the Banks amend and restate the terms and provisions of the Existing Credit Agreement as set forth herein; and

Subject to the terms and conditions set forth herein, the Banks and the Agents party hereto have agreed to amend and restate the Existing Credit Agreement as hereinafter provided.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

§1. DEFINITIONS AND RULES OF INTERPRETATION.

§1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

“Acceptance Fee”: See §3.3.

“Adjusted Consolidated Tangible Assets”: As at any date, Consolidated Tangible Assets after (a) including the consolidated book value of all assets of Ryder and its Consolidated Subsidiaries which are subject to any synthetic lease and (b) excluding the consolidated book value of all assets of Ryder and its Consolidated Subsidiaries that are reflected on the consolidated balance sheet of Ryder and its Consolidated Subsidiaries, prepared in accordance with GAAP, and secure or the subject of any Limited Recourse Facility.

“Administrative Agent”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“Administrative Questionnaire”: An Administrative Questionnaire in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Affected Bank”: See §6.14.

“Affiliate or affiliate”: With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent”: Each of the Administrative Agent, the Canadian Agent or the U.K. Agent, as the context may require, and “Agents” means, collectively, the Administrative Agent, the Canadian Agent and the U.K. Agent.

“Agreement”: This Second Amended and Restated Global Revolving Credit Agreement, including the Schedules and Exhibits hereto, as from time to time amended and supplemented in accordance with the terms hereof.

“Anniversary Date”: See §2.19(a).

“Anti-Money Laundering Laws”: Any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to any Borrower or any Subsidiary of any Borrower related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the Money Laundering Control Act of 1986.

“Applicable Acceptance Fee Rate”: The applicable rate per annum with respect to the Acceptance Fee shall be as set forth in the Pricing Table.

“Applicable BA Discount Rate”: (a) With respect to an issue of Bankers’ Acceptances accepted by a Schedule I Bank, the CDOR Rate; (b) with respect to an issue of Bankers’ Acceptances accepted by a Canadian Bank that is a Non-Schedule I Bank, the lesser of: (i) the rate set out in clause (a) above plus ten (10) basis points; and (ii) the annual rate, expressed as a percentage, as being the average discount rate for bankers’ acceptances having a comparable face value and a comparable issue and maturity date to the face value and issue and maturity date of such issue of Bankers’ Acceptances, expressed on the basis of a year of 365 days, quoted by the Canadian Reference Banks that are Non-Schedule I Banks, for the purchase by such Canadian Banks of Bankers’ Acceptances accepted by them, at or about 10:00 a.m. (Toronto time) on the date of issue of such Bankers’ Acceptances.

“Applicable Facility Fee Rate”: The applicable rate per annum with respect to the Facility Fees relating to the Domestic Commitments, U.K. Commitments, Canadian Commitments and PR Commitments shall be as set forth in the Pricing Table.

“Applicable Foreign Obligor Documents”: See §7A.(a).

“Applicable Margin”: The applicable margin on any Loan shall be as set forth in the Pricing Table.

“Approved Fund”: Any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignment and Assumption”: An Assignment and Assumption substantially in the form of Exhibit D or such other form as may be approved by the applicable Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the applicable Agent).

“Auto-Extension Letter of Credit”: See §4.2(c).

“Availability Period”: The period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Total Commitment pursuant to §2.3, and (c) the date of termination of the commitment of each Bank to make Loans and of the obligation of the Issuing Bank to make L/C Credit Extensions pursuant to the terms hereof.

“BA Discount Proceeds”: With respect to any Bankers’ Acceptance to be accepted and purchased by a Canadian Bank, an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by multiplying (a) the face amount of such Bankers’ Acceptance times (b) the quotient equal to (such quotient being rounded up or down to the nearest fifth decimal place and .000005 being rounded up) (i) one divided by (ii) the sum of (A) one plus (B) the product of (1) the Applicable BA Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance times (2) the quotient equal to (aa) the number of days remaining in the term of such Bankers’ Acceptance divided by (bb) 365.

“Bail-In Action”: The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Balance Sheet Date”: December 31, 2017.

“Bankers’ Acceptance”: A non-interest bearing draft drawn by a Canadian Borrower in Canadian Dollars in the form of either a depository bill subject to the Depository Bills and Notes Act (Canada) or a non-interest bearing bill of exchange, as defined in the Bills of Exchange Act (Canada), in either case issued by a Canadian Borrower which has been accepted, and, if applicable, purchased by the Canadian Banks at the request of a Canadian Borrower pursuant to §3 hereof.

“Bankers’ Acceptance Notice”: See §3.1.

“Bank of America”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“Banks”: Collectively, the Domestic Banks, the Canadian Banks, the U.K. Banks, the PR Banks and, solely in their role as lenders of the applicable Swing Line Loans, the Domestic Swing Line Lenders, the Canadian Swing Line Lender and the U.K. Agent.

“Base Rate Loans”: Loans bearing interest calculated by reference to the Domestic Base Rate, the Canadian Prime Rate, the Canadian Base Rate, the Sterling Reference Rate, the Reference U.K. Dollar Base Rate or the Euro Reference Rate, and, with respect to U.K. Swing Line Loans only, the Lloyds-U.K. Sterling Reference Rate, the Lloyds-U.K. Euro Reference Rate or the U.K. Dollar Base Rate.

“Beneficial Ownership Certification”: A certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: Any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials”. See §8.4.

“Borrower”: Each of Ryder, each Canadian Borrower, each U.K. Borrower and Ryder PR, and “Borrowers” means, collectively, Ryder, the Canadian Borrowers, the U.K. Borrowers and Ryder PR.

“Business Day”: When used in connection with (a)(i) Domestic Loans, a Domestic Business Day; (ii) a LIBOR Rate Loan, a Eurodollar Business Day; (iii) a Canadian Loan or a Bankers’ Acceptance, a Canadian Business Day; (iv) a U.K. Loan, a U.K. Business Day; or (v) a PR Loan, a PR Business Day; and (b) Letters of Credit issued for the account of Ryder and its domestic Subsidiaries, a Domestic Business Day.

“Canadian Agent”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“Canadian Banks”: The banks and financial institutions that shall have agreed to make Canadian Loans to the Canadian Borrowers, as evidenced by such Bank having a positive figure beside its name in the column titled “Canadian Commitment” on Schedule 1 hereto, as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, each other Person that becomes a “Canadian Bank” in accordance with this Agreement, and their respective successors and assigns, and, in each case, each of which is a bank or other financial institution which is resident in Canada for purposes of the Income Tax Act (Canada) and which is named in Schedule I or Schedule II to the Bank Act (Canada) or deemed resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) in respect of amounts paid or credited under this Agreement and which is named in Schedule III to the Bank Act (Canada).

“Canadian Base Rate”: With respect to a Canadian Loan that is a Canadian Base Rate Loan denominated in U.S. Dollars, the annual rate of interest announced from time to time by the Canadian Agent as its reference rate then in effect for U.S. Dollar denominated commercial loans made by the Canadian Agent in Canada.

“Canadian Base Rate Loans”: Canadian Loans that bear interest calculated by reference to the Canadian Base Rate (with respect to Canadian Loans denominated in U.S. Dollars) or the Canadian Prime Rate (with respect to Canadian Loans denominated in Canadian Dollars).

“Canadian Borrower” and “Canadian Borrowers”: Each has the meaning ascribed thereto in the introductory paragraph hereof.

“Canadian Business Day”: Any day other than a Saturday, Sunday, or any day on which banking institutions in Toronto, Canada or New York, New York are authorized or required by Laws to be closed and in connection with a Canadian LIBOR Rate Loan, a Eurodollar Business Day.

“Canadian Commitment”: With respect to each Canadian Bank, the amount set forth on Schedule 1 hereto (or in such other document pursuant to which such Canadian Bank becomes a party hereto), as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, as the amount of such Canadian Bank’s commitment to make Canadian Loans to the Canadian Borrowers, to accept Bankers’ Acceptances for the Canadian Borrowers, and to purchase participations in Canadian Swing Line Loans, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

“Canadian Commitment Percentage”: With respect to each Canadian Bank, the percentage set forth on Schedule 1 hereto (or in such other document pursuant to which such Canadian Bank becomes a party hereto), as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, as such Canadian Bank’s percentage of the Total Canadian Commitment.

“Canadian Dollar Equivalent”: With respect to an amount of U.S. Dollars, Sterling or Euros on any date, the amount of Canadian Dollars that may be purchased with such amount of U.S. Dollars, Euros or Sterling at the Exchange Rate with respect to U.S. Dollars, Euros or Sterling, as applicable, on such date.

“Canadian Dollars or C$”: Dollars in lawful currency of Canada.

“Canadian Facility Fee”: See §2.2(b).

“Canadian LIBOR Rate”: For any Interest Period with respect to any Canadian LIBOR Rate Loan, the rate per annum determined by the Canadian Agent pursuant to the following formula:

Canadian LIBOR Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where:

“Eurodollar Base Rate” means, for any such Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Canadian Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Canadian Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time), two Eurodollar Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that, if such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Canadian Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Canadian LIBOR Rate Loan being made, continued or converted by RBC and with a term equivalent to such Interest Period would be offered by RBC’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the commencement of such Interest Period; provided, further, that, if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

and

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”), it being understood that the Canadian LIBOR Rate for each outstanding Canadian LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Canadian LIBOR Rate Loans”: Canadian Loans denominated in U.S. Dollars that bear interest calculated by reference to the Canadian LIBOR Rate.

“Canadian Loan Request”: See §2.7(b).

“Canadian Loans”: Collectively, Loans made to the Canadian Borrowers by the Canadian Banks pursuant to §2.1.2 hereof and the Canadian Swing Line Loans.

“Canadian Note”: See §2.5(b).

“Canadian Prime Rate”: With respect to a Canadian Loan that is a Canadian Base Rate Loan denominated in Canadian Dollars, the annual rate of interest announced from time to time by the Canadian Agent as its reference rate then in effect for determining interest rates for commercial loans in Canadian Dollars made by the Canadian Agent in Canada.

“Canadian Reference Banks”: Mizuho and RBC.

“Canadian Swing Line Lender”: RBC (and including its permitted successors in such capacity).

“Canadian Swing Line Loan Request”: See §2.14(b).

“Canadian Swing Line Loans”: See §2.14(a).

“Canadian Swing Line Note”: See §2.14(f).

“Capitalized Leases”: Leases under which Ryder or any of its Consolidated Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Collateralize”: To pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank or any Swing Line Lender (as applicable) and the Banks, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Banks to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or any Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Bank or such Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CDOR Rate”: On any day, the annual rate of interest determined by the Canadian Agent which is equal to the average of the yield rates per annum (calculated on the basis of a year of 365 days) applicable to Canadian Dollar bankers’ acceptances having, where applicable, identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Canadian Borrowers displayed and identified as such on the “CDOR Page” (or any display substituted therefore) of Reuters Monitor Money Rates Service at approximately 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Agent after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if those rates do not appear on that CDOR Page, then the CDOR Rate shall be the discount rate (expressed as a rate per annum on the basis of a year of 365 day) applicable to those Canadian Dollar bankers’ acceptances in a comparable amount to the Bankers’ Acceptances proposed to be issued by the Canadian Borrowers quoted by the Canadian Agent as of 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day. Each determination of the CDOR Rate by the Canadian Agent shall be conclusive and binding, absent manifest error.

“Change in Law”: The occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date”: September 28, 2018.

“Code”: The Internal Revenue Code of 1986, as amended and in effect from time to time.

“Co-Lead Arranger”: means each of (a) MLPF&S, in its capacities as a joint lead arranger and sole book runner, and (b) MUFG, Wells Fargo Securities, LLC, Lloyds, Mizuho, RBC Capital Markets, U.S. Bank and BNP Paribas, in their respective capacities as a joint lead arranger.

“Commitment(s)”: (a) With respect to any Bank, its Domestic Commitment and/or Canadian Commitment and/or U.K. Commitment and/or PR Commitment, (b) with respect to each of the Domestic Swing Line Lenders, its Domestic Swing Line Commitment, and (c) with respect to each of the Issuing Banks, its L/C Commitment.

“Commitment Percentage(s)”: (a) Subject to adjustment as provided in §2.16, with respect to any Bank, its Domestic Commitment Percentage and/or Canadian Commitment Percentage and/or U.K. Commitment Percentage and/or PR Commitment Percentage, and (b) with respect to any Domestic Swing Line Lender, its Domestic Swing Line Commitment Percentage.

“Compliance Certificate”: See §8.4(c).

“Consolidated or consolidated”: With reference to any term defined herein, shall mean that term as applied to the accounts of Ryder and its Consolidated Subsidiaries consolidated in accordance with GAAP.

“Consolidated Adjusted Net Worth”: At any date, the aggregate of (a) consolidated shareholders’ equity, less (b) investments in Subsidiaries other than Consolidated Subsidiaries; provided, however, that any accumulated other comprehensive income or loss associated with Ryder and its Consolidated Subsidiaries’ pension and other post-retirement plans which is recorded on the consolidated financial statements of Ryder and its Consolidated Subsidiaries in accordance with GAAP will be excluded.

“Consolidated Subsidiary”: As of any date, any Subsidiary or other entity the accounts of which would be consolidated with those of Ryder in its consolidated financial statements if prepared on such date, in accordance with Generally Accepted Accounting Principles.

“Consolidated Tangible Assets”: As at any date, the consolidated assets of Ryder and its Consolidated Subsidiaries which may properly be classified as assets in accordance with GAAP, on a consolidated basis and after eliminating (a) all intercompany items, (b) all Intangible Assets, and (c) all investments in Subsidiaries other than Consolidated Subsidiaries (to the extent such investments are not otherwise eliminated).

“Current Maturity Date”: See §2.19(a).

“Debtor Relief Laws”: The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Indebtedness Under Limited Recourse Facilities”: (a) The Deemed Receivables Indebtedness, (b) the Deemed Securitization Indebtedness and (c) in respect of any other Limited Recourse Facility, an amount equal to the greater of (i) 10% of the principal amount or aggregate payment obligations, as applicable, of such Limited Recourse Facility or (ii) two times the percentage recourse under such Limited Recourse Facility of the principal amount or aggregate payment obligations, as applicable, of such Limited Recourse Facility (as determined in accordance with the definition of “Limited Recourse Facilities”).

“Deemed Receivables Indebtedness”: In respect of the Receivables Purchase Agreement, so long as there is a purchased receivables balance outstanding under the Receivables Purchase Agreement, Ryder shall be deemed to have incurred Indebtedness in an amount equal to ten percent (10%) of the aggregate face amount of all accounts receivable of Ryder and its Consolidated Subsidiaries which at any given time constitute purchased receivables under the Receivables Purchase Agreements.

“Deemed Securitization Indebtedness”: In respect of the Securitization Transactions, Ryder shall be deemed to have incurred Indebtedness in an amount equal to twenty-five percent (25%) of the amount of Indebtedness of Ryder and its Consolidated Subsidiaries or of any special purpose securitization conduit incurred in connection with the relevant Securitization Transaction (excluding any Indebtedness as to which Ryder or any of its Consolidated Subsidiaries is the holder).

“Default”: Any event, act or condition that constitutes an Event of Default or that, with the giving of notice and/or the passage of time, would constitute an Event of Default.

“Defaulting Bank”: Subject to §2.16(b), any Bank that, as reasonably determined in good faith by the Administrative Agent and any other applicable Agent, (a) has failed to perform any of its payment or funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it or paid by it hereunder, (b) has notified any Borrower, any Agent or any Bank that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or has defaulted in fulfilling its obligation under other credit agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the applicable Agent, to confirm in a manner reasonably satisfactory to such Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that controls it that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority or instrumentality thereof.

“Derivatives Obligations”: With respect to any Person, all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, total rate of return swap, credit default swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions. For purposes of §9.1 and §13.1(f) hereof, the “aggregate amount” of any Derivatives Obligations at any time shall be the maximum amount of any termination or loss payment required to be paid by Ryder and/or its Subsidiaries if such Derivatives Obligations were, at the time of determination hereunder, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred.

“Designated Jurisdiction”: Any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dollar Equivalent”: At any time (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount of Canadian Dollars, Sterling or Euros on any date, the equivalent amount of U.S. Dollars as reasonably determined by the applicable Agent or the applicable Swing Line Lender, as the case may be, at such time on the basis of the Exchange Rate for the purchase of Dollars with such Canadian Dollars, Sterling or Euros, as applicable on such date.

“Dollars,” “U.S. $,” “$” or “U.S. Dollars”: Dollars in lawful currency of the United States.

“Domestic Banks”: The banks and financial institutions that shall have agreed to make Domestic Loans to Ryder, as evidenced by such Bank having a positive figure beside its name in the column titled “Domestic Commitment” on Schedule 1 hereto, as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, each other Person that becomes a “Domestic Bank” in accordance with this Agreement, and their respective successors and assigns.

“Domestic Base Rate”: For any day, a fluctuating rate per annum equal to the highest of (a) the annual rate of interest announced from time to time by Bank of America as its “prime rate”, (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate and (c) the Domestic LIBOR Rate plus 1.00%; and if the Domestic Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Domestic Base Rate Loans”: Domestic Loans bearing interest calculated by reference to the Domestic Base Rate.

“Domestic Business Day”: Any day other than a Saturday, Sunday, or any day on which commercial banks are authorized to be closed under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Head Office is located and, if such date relates to any LIBOR Rate Loans, as applicable, any such day that is also a Eurodollar Business Day.

“Domestic Commitment”: With respect to each Domestic Bank, the amount set forth on Schedule 1 hereto (or in such other document pursuant to which such Domestic Bank becomes a party hereto), as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, as the amount of such Domestic Bank’s commitment to make Domestic Loans to Ryder, to purchase participations in L/C Obligations, and to purchase participations in Domestic Swing Line Loans, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

“Domestic Commitment Percentage”: With respect to each Domestic Bank, the percentage set forth on Schedule 1 hereto (or in such other document pursuant to which such Domestic Bank becomes a party hereto), as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, as such Domestic Bank’s percentage of the Total Domestic Commitment.

“Domestic Facility Fee”: See §2.2(a).

“Domestic LIBOR Rate”:

(a) For any Interest Period with respect to a Domestic LIBOR Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Domestic LIBOR Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where:

“Eurodollar Base Rate” means, for any such Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time), two Eurodollar Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that, if such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Domestic LIBOR Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the commencement of such Interest Period; provided, further, that, if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

and

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to

Eurocurrency funding (currently referred to as “Eurocurrency liabilities”), it being understood that the Domestic LIBOR Rate for each outstanding Domestic LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

(b) For any interest calculation with respect to a Domestic Base Rate Loan on any date, the rate per annum equal to (i) LIBOR Rate, at approximately 11:00 a.m., London time determined two Eurodollar Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Domestic Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Domestic LIBOR Rate Loans”: Domestic Loans bearing interest calculated by reference to the Domestic LIBOR Rate.

“Domestic Loan Request”: See §2.7(a).

“Domestic Loans”: Collectively, Loans made to Ryder by the Domestic Banks pursuant to §2.1.1 and the Domestic Swing Line Loans.

“Domestic Note”: See §2.5(a).

“Domestic Swing Line Commitment”: With respect to each Domestic Swing Line Lender, the amount set forth on Schedule 1 hereto, as the amount of such Domestic Swing Line Lender’s commitment to make Domestic Swing Line Loans to Ryder, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero. On the Closing Date, (a) the Domestic Swing Line Commitment of Bank of America is $25,000,000 and (b) the Domestic Swing Line Commitment of MUFG is $25,000,000. The Domestic Swing Line Commitment is part of, and not in addition to, the Total Domestic Commitment.

“Domestic Swing Line Commitment Percentage”: With respect to each Domestic Swing Line Lender, the percentage set forth on Schedule 1 hereto, as such Domestic Swing Line Lender’s percentage of the aggregate amount of the Total Domestic Swing Line Commitments.

“Domestic Swing Line Lenders”: Bank of America and MUFG (and including each such Person’s permitted successors in such capacity).

“Domestic Swing Line Loan Request”: See §2.12(b).

“Domestic Swing Line Loans”: See §2.12(a).

“Domestic Swing Line Note”: See §2.12(f).

“Drawdown Date”: The date on which any Loan is made or is to be made.

“EEA Financial Institution”: (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: Any Qualifying Bank that is: (a) a Bank, an affiliate of a Bank or an Approved Fund; (b) a commercial bank, finance company or financial institution organized under the Laws of the United States, or any state thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (c) a savings and loan association or savings bank organized under the Laws of the United States, or any state thereof or the District of Columbia, and having a net worth of at least $1,000,000,000, calculated in accordance with GAAP; (d) a commercial bank or financial institution organized under the Laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000 (or the local currency equivalent thereof), provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (e) the central bank of any country which is a member of the OECD; provided that neither General Electric Capital Corporation nor any Affiliate of General Electric Capital Corporation shall be an “Eligible Assignee” for the purposes of this Agreement.

“Environmental Laws”: Any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, or any United States, Canadian, United Kingdom or Puerto Rican federal, state, provincial, territorial or local statute, regulation, ordinance, order or decree relating to public health, waste transportation or disposal, or the environment.

“Environmental Liability”: Any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers or any guarantor hereunder or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) under common control with Ryder or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) A Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (d) the imposition of any liability under Title IV of ERISA with respect to a Pension Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule”: The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate”: For any Interest Period with respect to a EURIBOR Rate Loan, the rate of interest equal to LIBOR, or a comparable or successor rate which rate is approved by the U.K. Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the U.K. Agent from time to time) at approximately 11:00 a.m. (Central European time) on the date that is two (2) TARGET Settlement Days preceding the first day of such Interest Period. If the rate referenced in the preceding sentence is not available, “EURIBOR Rate” means the rate determined by the U.K. Agent to be the offered rate on such other page or other service that displays the percentage rate per annum determined by the Banking Federation of the European Union for deposits in Euros (for delivery on the first day of such Interest Period, the “EURIBOR Screen Rate”) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the date that is two (2) TARGET Settlement Days preceding the first day of such Interest Period. If the rates referenced in the preceding two sentences are not available, “EURIBOR Rate” means the Interpolated Screen Rate. If the rates referenced in the preceding three sentences are not available, “EURIBOR Rate” means the Euro Reference Rate. For the purposes of this definition, “TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open. If LIBOR (or a comparable or successor rate as herein set forth) shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“EURIBOR Rate Loan”: U.K. Loans denominated in Euros bearing interest calculated by reference to the EURIBOR Rate.

“EURIBOR Screen Rate”: See the definition of “EURIBOR Rate.”

“Euro”: The single lawful currency of the Participating Member States.

“Euro Reference Rate”: The annual rate of interest equal to the sum of (a) the arithmetic mean of the cost of funds offered to the U.K. Agent and the U.K. Reference Banks in the London interbank market for overnight deposits denominated in Euros plus (b) one percent (1%).

“Euro Equivalent”: With respect to an amount of U.S. Dollars, Canadian Dollars or Sterling on any date, the amount of Euros that may be purchased with such amount of U.S. Dollars, Canadian Dollars or Sterling, as applicable, on such date.

“Eurodollar Base Rate”: See the definition of “Domestic LIBOR Rate.”

“Eurodollar Business Day”: Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London that is also a Domestic Business Day.

“Eurodollar Reserve Percentage”: See the definition of “Domestic LIBOR Rate.”

“Event of Default”: See §13.1.

“Exchange Rate”: For a currency, the rate determined by the applicable Agent or the applicable Swing Line Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the applicable Agent or the applicable Swing Line Lender, as applicable, may obtain such spot rate from another financial institution designated by such Agent or such Swing Line Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Excluded Taxes”: With respect to any Agent, any Bank, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income or profits (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Bank that has failed to comply with clause (A) of §6.2(a)(ii), (d) in the case of a Bank (other than an assignee pursuant to a request by the Borrowers under §6.14), any tax that (i) is required to be imposed on amounts payable to a Bank pursuant to the Laws in force on the Closing Date or (ii) after the Closing Date, is attributable to such Bank’s failure (other than as a result of a Change in Law) to comply with clause (B) of §6.2(a)(ii), except to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to §19(a)(ii) or (iii) and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Bank hereunder or under any other Loan Document, provided that such Bank shall have complied with §6.2(a)(i) to the extent such Bank may lawfully do so.

“Existing Credit Agreement”: As defined in the recitals hereto.

“Existing Letters of Credit”: Those certain letters of credit set forth on Schedule 4.

“Extending Bank”: See §2.19(d).

“Extension Letter”: A letter from the Borrowers to the Agents requesting an extension of each Bank’s Scheduled Maturity Date, substantially in the form of Exhibit I.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“Facility Fees”: Collectively, the Domestic Facility Fee, the Canadian Facility Fee, the U.K. Facility Fee and the PR Facility Fee.

“Federal Funds Effective Rate”: On any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”: That certain fee letter, dated July 6, 2018, by and among Bank of America, MLPF&S and Ryder.

“Fitch”: Fitch Investors Service, Inc. and any successor thereto.

“Foreign Bank”: With respect to any Borrower, any Bank that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Bank when acting in the capacity of the Issuing Bank). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Borrower”: Each Canadian Borrower and each U.K. Borrower.

“Foreign Obligor”: Each Foreign Borrower and any other Foreign Subsidiary that becomes a Borrower or guarantor hereunder.

“Foreign Subsidiary”: Any Subsidiary that is organized under the Laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB”: The Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure”: At any time there is a Defaulting Bank, (a) with respect to the Issuing Bank, such Defaulting Bank’s Domestic Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lenders, such Defaulting Bank’s applicable Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof.

“Fund”: Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Generally Accepted Accounting Principles” or “GAAP”: (a) When used in §9.1 and §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are in effect for the fiscal year ended on the Balance Sheet Date, consistently applied, and (ii) to the extent consistent with such principles, the accounting practice of Ryder reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means (i) generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, and (ii) consistently applied with past financial statements of Ryder adopting the same principles; provided that in each case referred to in this definition, a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Bank”: See §21.6.

“Guaranteed Obligations”: See §5.1.

“Guaranty”: The guaranty contained in §5 hereof.

“Hazardous Substances”: Any toxic substances, hazardous waste or other material regulated by any Environmental Law.

“Head Office”: When used in connection with (a) the Administrative Agent, the Administrative Agent’s head office located in Charlotte, North Carolina, or at such other location as the Administrative Agent may designate from time to time, (b) the Canadian Agent, the Canadian Agent’s designated office in Toronto, Canada, or at such other location as the Canadian Agent may designate from time to time and (c) the U.K. Agent, the U.K. Agent’s head office located in London, United Kingdom, or at such other location as the U.K. Agent may designate from time to time.

“Honor Date”: See §4.3.

“Immaterial Subsidiary”: As of any date, a Subsidiary of Ryder whose results of operations, considered alone or in the aggregate with other Subsidiaries treated as Immaterial Subsidiaries, do not have a material effect on the business, consolidated financial position or consolidated results of operations of Ryder and its Consolidated Subsidiaries, taken as a whole.

“Indebtedness”: With respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capitalized Leases, (e) all Deemed Indebtedness Under Limited Recourse Facilities of such Person, (f) all obligations of such Person as lessee in respect of synthetic leases and (g) all Indebtedness of others guaranteed by such Person. For the avoidance of doubt, all obligations under Limited Recourse Facilities other than Deemed Indebtedness under Limited Recourse Facilities shall not be Indebtedness for the purposes of this definition.

“Indemnifiable Taxes”: Taxes other than Excluded Taxes.

“Information”: See §29.

“Intangible Assets”: The aggregate amount of the sum of the following (to the extent reflected in determining consolidated shareholders’ equity): (a) all write-ups (other than write-ups resulting from foreign currency transactions and write-ups of assets of a going concern business made within twelve (12)

months after the acquisition of such business) subsequent to December 31, 2017 in the book value of any assets owned by Ryder or a Consolidated Subsidiary, (b) all investments in Subsidiaries other than Consolidated Subsidiaries, and (c) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible assets.

“Intercompany Indebtedness”: Any Indebtedness owed directly between Ryder and a Subsidiary of Ryder or between Subsidiaries of Ryder.

“Interest Payment Date”: With respect to (a) Base Rate Loans, the last Business Day of each calendar quarter and (b) LIBOR Rate Loans with an Interest Period of (i) equal to or less than three (3) months, the last day of such Interest Period or (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period, and at three (3) month intervals thereafter and, in addition, the last day of such Interest Period.

“Interest Period”: With respect to each Loan: (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the applicable Borrower(s) in accordance with this Agreement for any LIBOR Rate Loan: 1, 2, 3, 6 or, if agreed to by all Banks, 12 months or less, or in the case of U.K. Loans, one (1) week (in each case, subject to availability); and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the applicable Borrower(s) in accordance with this Agreement; provided that any Interest Period which would otherwise end on a day which is not a Business Day shall be deemed to end on the next succeeding Business Day; provided further that (i) for any Interest Period for any LIBOR Rate Loan (except, in the case of U.K. Loans having an Interest Period of one (1) week), if such next succeeding Business Day falls in the next succeeding calendar month, such Interest Period shall be deemed to end on the next preceding Business Day, and (ii) no Interest Period shall extend beyond the Maturity Date.

“Interpolated Screen Rate”: For any EURIBOR Rate Loan or any U.K. LIBOR Rate Loan denominated in Sterling or U.S. Dollars, the rate (rounded to the same number of decimal places as the two (2) relevant Screen Rates) which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of such Loan; and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of such Loan, each as of the relevant time on the applicable interest rate determination date for such Loan.

“ISP”: With respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank”: Each of Bank of America, U.S. Bank and Wells Fargo Bank, National Association, each in its capacity as issuer of Letters of Credit for the account of Ryder and its domestic Subsidiaries, or any successor issuer of Letters of Credit for the account of Ryder and its domestic Subsidiaries pursuant to §21.8 hereunder.

“Issuer Documents”: With respect to any Letter of Credit, the Letter of Credit Application for such Letter of Credit and any other document, agreement and instrument entered into by the Issuing Bank and Ryder and/or its domestic Subsidiaries in connection with such Letter of Credit or in favor of the Issuing Bank and relating to any such Letter of Credit.

“Law(s)”: Collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance”: With respect to each Bank, such Bank’s funding of its participation in any L/C Borrowing in accordance with its Domestic Commitment Percentage.

“L/C Borrowing”: An extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Base Rate Loan calculated by reference to the Domestic Base Rate and denominated in Dollars.

“L/C Commitment”: As to each Issuing Bank, such Issuing Bank’s obligation to issue Letters of Credit pursuant to §4 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Issuing Bank’s name on Schedule 1, as such amount may be adjusted from time to time in accordance with this Agreement.

“L/C Credit Extension”: With respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations”: As at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit”: Any letter of credit issued hereunder, including each Existing Letter of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application”: An application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Expiration Date”: The day that is thirty days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee”: See §4.9.

“Letter of Credit Sublimit”: An amount equal to the lesser of (a) $75,000,000, and (b) the Total Domestic Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Total Domestic Commitment.

“LIBOR”: See the definition of “Domestic LIBOR Rate.”

“LIBOR Rate”: See the definition of “Domestic LIBOR Rate.”

“LIBOR Rate Loans”: Loans bearing interest calculated by reference to the Domestic LIBOR Rate (other than, for the avoidance of doubt, Domestic Base Rate Loans bearing interest by reference to the Domestic LIBOR Rate as provided in the definition of “Domestic Base Rate”), Canadian LIBOR Rate, Sterling LIBOR Rate, EURIBOR Rate, or U.K. Dollar LIBOR Rate, as the case may be.

“LIBOR Screen Rate”: The LIBOR quote on the applicable screen page the applicable Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by such Agent from time to time).

“LIBOR Successor Rate”: See §6.17.

“LIBOR Successor Rate Conforming Changes”: With respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Domestic Base Rate, Domestic LIBOR Rate, Eurodollar Base Rate, EURIBOR Rate, Sterling LIBOR Rate, U.K. Dollar LIBOR Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the applicable Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by such Agent in a manner substantially consistent with market practice (or, if such Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as such Agent determines in consultation with Ryder).

“Lien”: Any mortgage, pledge, hypothecation, assignment, security interest, deposit arrangement, encumbrance, lien (statutory or other), charge, or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Recourse Facilities”: Any (a) Receivables Purchase Agreement, (b) Securitization Transaction or (c) other transaction similar to those set forth in clause (a) and (b) to which Ryder or any of its Consolidated Subsidiaries is a party, under which recourse as a general obligation of Ryder or a Consolidated Subsidiary (other than a special purpose non-operating Subsidiary formed for the purpose of the relevant transaction) is limited to not more than 25% of the aggregate principal amount or aggregate payment obligations, as applicable, under such transaction. Limited recourse as provided for in clause (c) shall be determined by Ryder as set forth in a written notice to the Administrative Agent (together with any appropriate supporting documentation) and shall be reasonably acceptable to the Administrative Agent; provided that if the Administrative Agent does not accept such determination, Ryder and the Administrative Agent shall enter into good faith negotiations in order to determine the amount of the limited recourse with respect to any such transaction and, prior to Ryder and the Administrative Agent making such determination, such transaction shall not be treated as a “Limited Recourse Facility” hereunder.

“Lloyds”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“Lloyds-U.K. Sterling Reference Rate”: The annual rate of interest equal to the sum of (a) the cost of funds offered to the U.K. Agent in the London interbank market for overnight deposits denominated in Sterling plus (b) two percent (2.00%).

“Lloyds-U.K. Euro Reference Rate”: The annual rate of interest equal to the sum of (a) the cost of funds offered to the U.K. Agent in the London interbank market for overnight deposits denominated in Euros plus (b) two percent (2.00%).

“Loan Documents”: This Agreement, the Notes, the Bankers’ Acceptances, the Letter of Credit Applications, the Letters of Credit, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to this Agreement, including §2.15 herein, and any other document designated as a “Loan Document” by Ryder and the Administrative Agent.

“Loan(s)”: Collectively, the Canadian Loans, the Domestic Loans, the PR Loans and the U.K. Loans.

“Loan Requests”: Collectively, the Canadian Loan Requests, the Domestic Loan Requests, PR Loans Requests and the U.K. Loan Requests.

“Majority Banks”: Collectively, the Banks with greater than 50% of the Total Commitment; provided, that, in the event that the Total Commitment has been terminated, the Majority Banks shall be the Banks holding greater than 50% of the aggregate outstanding principal amount of the Obligations on such date (with the aggregate amount of each Bank’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Bank for purposes of this definition); provided, further, that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

“Maturity Date”: September 28, 2023 (or, if such day is not a Business Day, the next preceding Business Day), as such date may be extended from time to time pursuant to §2.19 (such date, as so extended as it relates to any Bank, being referred to herein as such Bank’s “Scheduled Maturity Date”).

“Mizuho”: Mizuho Bank Ltd.

“MLPF&S”: Merrill Lynch, Pierce, Fenner & Smith, Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Closing Date).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“MUFG”: MUFG Bank, Ltd.

“Multiemployer Plan”: Any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan”: A Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New Lending Office”: See §6.2(b).

“Non-Extending Bank”: See §2.19(b).

“Non-Extension Notice Date”: See §4.2(c).

“Non-Schedule I Bank”: At least one but not more than two Canadian Banks which are Schedule II Banks or Schedule III Banks under the Bank Act (Canada) to be designated by the Canadian Agent and the Canadian Borrowers (with the consent of each such Canadian Bank).

“Notes”: Collectively, the Domestic Notes, the Domestic Swing Line Notes, the U.K. Notes, the U.K. Swing Line Note, the Canadian Notes, the Canadian Swing Line Note and the PR Notes.

“Notice Date”: See §2.19(b).

“Obligations”: All indebtedness, obligations and liabilities of the Borrowers, and any obligations with respect to Letters of Credit issued for the account of Ryder’s domestic Subsidiaries, to any of the Banks, the Agents and the Issuing Bank, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or L/C Obligations incurred or Bankers’ Acceptances, Letter of Credit Applications, Letters of Credit, the Notes, or any other instrument at any time evidencing any thereof.

“OECD”: See the definition of “Eligible Assignee.”

“OFAC”: The Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes”: All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount”: (a) With respect to Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowing or prepayments or repayments of such Swing Line Loans occurring on such date; (c) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts; and (d) with respect to any Bankers’ Acceptances on any date, the Dollar Equivalent of the aggregate outstanding amount of such Bankers’ Acceptances on such date after giving effect to any issuances or purchases or refunds of such Bankers’ Acceptances on such date.

“Overnight Rate”: For any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the applicable Agent, the Issuing Bank or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, Sterling or Euros, the rate of interest per annum at which overnight deposits in Canadian Dollars, Sterling or Euros, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Canadian Agent, the U.K. Agent or the applicable Swing Line Lender, as applicable, in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant”: See §21.4.

“Participating Member States”: Any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act”: See §30.

“PBGC”: The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

“Pension Act”: The Pension Protection Act of 2006, as amended and in effect from time to time.

“Pension Funding Rules”: The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430 and 436 of the Code and Sections 302, 303 and 307 of ERISA.

“Pension Plan”: Any employee pension benefit plan (including a Multiple Employer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, other than a Multiemployer Plan.

“Permitted Liens”: See §9.2.

“Person”: Any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

“Plan”: Any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees, other than a Multiemployer Plan.

“Platform”: §8.4.

“PR Banks”: The banks and financial institutions that shall have agreed to make PR Loans to Ryder PR, as evidenced by each such Bank having a positive figure beside its name in the column titled “PR Commitment” on Schedule 1 hereto, as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, each other Person that becomes a “PR Bank” in accordance with this Agreement, and their respective successors and assigns.

“PR Business Day”: A Domestic Business Day.

“PR Commitment”: With respect to each PR Bank, the amount set forth on Schedule 1 hereto (or in such other document pursuant to which such PR Bank becomes a party hereto), as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, as the amount of such PR Bank’s Commitment to make PR Loans to Ryder PR, as the same may be reduced from time to time; or if such Commitment is terminated pursuant to the provisions hereof, zero.

“PR Commitment Percentage”: With respect to each PR Bank, the percentage set forth on Schedule 1 hereto (or in such other document pursuant to which such PR Bank becomes a party hereto), as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, as such PR Bank’s percentage of the Total PR Commitment.

“PR Facility Fee”: See §2.2(d).

“PR Loan Request”: See §2.7(d).

“PR Loans”: Loans made to Ryder PR by the PR Banks pursuant to §2.1.4 hereof.

“PR Note”: See §2.5(d).

“Preferred Stock”: See §9.5.

“Pricing Table”: With respect to Domestic Loans (including Domestic Swing Line Loans), Canadian Loans (including Canadian Swing Line Loans), U.K. Loans (including U.K. Swing Line Loans), PR Loans, Bankers’ Acceptances, Letters of Credit, Letter of Credit Fees, Domestic Commitments, Canadian Commitments, U.K. Commitments and PR Commitments, on each day the Applicable Acceptance Fee Rate, Applicable Facility Fee Rate, and Applicable Margin shall be as set forth in the table below (expressed in basis points per annum) based on the Senior Public Debt Ratings in effect on such day. For purposes of the Pricing Table, the Senior Public Debt Rating at Level I shall be the highest Senior Public Debt Rating and the Senior Public Debt Rating for Level V shall be the lowest Senior Public Debt Rating. If at any time there is a split among Senior Public Debt Ratings of S&P, Fitch and Moody’s such that all three ratings fall in different Levels in the table below, the Applicable Acceptance Fee Rate, Applicable Facility Fee Rate, and Applicable Margin shall be determined by the Senior Public Debt Rating that is neither the highest nor the lowest of the three ratings, and, if at any time there is a split among Senior Public Debt Ratings of S&P, Fitch and Moody’s such that two of such Senior Public Debt Ratings are in one Level in the table below (the “Majority Level”) and the third Senior Public Debt Rating is in a different Level, the Applicable Acceptance Fee Rate, Applicable Facility Fee Rate, and Applicable Margin shall be determined by the rating at the Majority Level. In the event that a Senior Public Debt Rating is not available from any one of S&P, Moody’s or Fitch, the Applicable Acceptance Fee Rate, Applicable Facility Fee Rate, and Applicable Margin shall be as set forth in the table below based on the Senior Public Debt Ratings of S&P, Moody’s and Fitch that are available and in effect on such day; provided that (a) in the event of a one Level split in the Senior Public Debt Rating by S&P, Moody’s and Fitch, as the case may be, then the Level for the higher Senior Public Debt Rating shall apply and (b) in the event of a two or more Level split in the Senior Public Debt Rating by S&P, Moody’s and Fitch, as the case may be, the Level which is one step above the Level for the lower Senior Public Debt Rating shall apply. In the event that a Senior Public Debt Rating is not available from Fitch and one of S&P or Moody’s, the Applicable Acceptance Fee Rate, Applicable Facility Fee Rate, and Applicable Margin shall be as set forth in the table below (expressed in basis points per annum) based on the Senior Public Debt Rating available from S&P or Moody’s, as the case may be, in effect on such day. In the event that neither S&P nor Moody’s has a Senior Public Debt Rating available, the Applicable Acceptance Fee Rate, the Applicable Facility Fee Rate, and the Applicable Margin shall be as set forth in Level V in the table below. If there is no Senior Public Debt Rating from any of Fitch, S&P or Moody’s, Level V in the table below shall apply. Adjustments to the Applicable Acceptance Fee Rate, the Applicable Facility Fee Rate, and the Applicable Margin shall be made on, and shall be effective as of, the day of any adjustment in the Senior Public Debt Rating.

Level	Senior Public Debt Rating	Applicable Facility Fee Rate	Applicable Margin on LIBOR Rate Loans / Letter of Credit Fees / Applicable Acceptance Fee Rate	Applicable Margin on Base Rate Loans	Applicable Margin on Swing Line Loans
I	A / A2 / A or better	7.5	80.0	0	0
II	A- / A3 / A-	9.0	91.0	0	0
III	BBB+ / Baa1 / BBB+	10.0	102.5	2.5	2.5
IV	BBB / Baa2 / BBB	15.0	110.0	10.0	10.0
V	BBB- / Baa3 / BBB- or worse	20.0	117.5	17.5	17.5

“PTE”: A prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Bank”: See §8.4.

“Qualifying Bank”: With respect to: (a) any Domestic Bank and/or PR Bank, a Bank or entity described in clauses (a) through (e) of the definition of Eligible Assignee that is incorporated or organized under the Laws of the United States or a state thereof or the District of Columbia or that has complied with the provisions of §6.2 hereof with respect to such Person’s complete exemption from deduction or withholding of United States federal income taxes; (b) any U.K. Bank, a bank (as defined for the purposes of section 879 of the Income Tax Act 2007) or entity falling within clauses (a) through (e) of the definition of Eligible Assignee and which in either case is within the charge to United Kingdom corporation tax as respects any payment of interest made to it pursuant to the U.K. Loans; and (c) any Canadian Bank, a Bank or entity described in clauses (a) through (e) of the definition of Eligible Assignee that is resident in Canada for purposes of the Income Tax Act (Canada) and which is named in Schedule I or Schedule II to the Bank Act (Canada) or deemed resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) in respect of amounts paid or credited under this Agreement and which is named in Schedule III to the Bank Act (Canada).

“RBC”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“Real Property”: All real property now or hereafter owned, operated, or leased by Ryder or any of its Consolidated Subsidiaries.

“Reallocation”: A transfer by the Borrowers of a portion of the Domestic Commitments, or all or a portion of the Canadian Commitments, or all or a portion of the U.K. Commitments, or all or a portion of the PR Commitments, in each case in accordance with §2.4 hereof.

“Receivables Purchase Agreement”: Collectively, (a) any trade receivables purchase and sale facilities and/or other receivables purchase agreements permitted pursuant to §9.3, including (i) the Trade Receivables Purchase and Sale Agreement, dated October 30, 2009, as amended and supplemented to date, among Ryder Receivable Funding III, L.L.C., Ryder System, Inc., MUFG, New York Branch and Victory Receivables Corporation and (ii) any replacement, amendment or restatement to such facility and (b) any other trade receivables facilities that have been consented to by the Administrative Agent, such consent not to be unreasonably withheld, in either case, whether characterized as sales agreements or security agreements.

“Reference Rate”: Any of the Sterling Reference Rate, the Reference U.K. Dollar Base Rate and/or the Euro Reference Rate.

“Reference U.K. Dollar Base Rate”: The annual rate of interest equal to the sum of (a) the arithmetic mean of the cost of funds offered to the U.K. Agent and the U.K. Reference Banks in the London interbank market for overnight deposits denominated in Dollars plus (b) one percent (1%).

“Refunding Bankers’ Acceptance”: See §3.2.

“Register”: See §21.3.

“Related Parties”:. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event”: Any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer”: The chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Borrower and, solely for purposes of notices given pursuant to §2, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Agents or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Agents. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Revaluation Date”: (a) With respect to any Loan (other than any Swing Line Loan), each of the following: (i) each date of a borrowing of a LIBOR Rate Loan denominated in Canadian Dollars, Sterling or Euros, (ii) each date of a continuation of a LIBOR Rate Loan denominated in Canadian Dollars, Sterling or Euros, and (iii) such additional dates as the applicable Agent shall determine or the Majority Banks shall require; (b) with respect to any Swing Line Loan, each of the following: (i) each date of borrowing of a Swing Line Loan denominated in Canadian Dollars, Sterling or Euros, and (ii) such additional dates as the applicable Swing Line Lender or the Majority Banks shall require; and (c) with respect to any Bankers’ Acceptance, each of the following: (i) each date of an acceptance of a Bankers’ Acceptance denominated in Canadian Dollars, (ii) each date of an amendment of any such Bankers’ Acceptance having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by any Canadian Bank under any Bankers’ Acceptance denominated in Canadian Dollars, and (iv) such additional dates as the Canadian Agent shall determine or the Majority Banks shall require.

“Ryder”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“Ryder Canada Limited”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“Ryder Holdings Canada”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“Ryder Limited”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“Ryder PR”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“RSH”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“Same Day Funds”: (a) With respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, Sterling or Euros, same day or other funds as may be reasonably determined by the applicable Agent or the applicable Swing Line Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars, Sterling or Euros.

“Sanction(s)”: Any sanction laws relating to terrorism and anti-money laundering administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Canadian government.

“Schedule I Bank”: Any bank named on Schedule I to the Bank Act (Canada).

“Scheduled Maturity Date”: See the definition of “Maturity Date.”

“Scheduled Unavailability Date”: See §6.17.

“Screen Rate”: The EURIBOR Screen Rate, the Dollars Screen Rate or the GBP Screen Rate, as applicable.

“Secured Indebtedness”: (a) Indebtedness and all Derivatives Obligations of any Borrower or any of Ryder’s Consolidated Subsidiaries and all reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, in each case, secured by a lien or other encumbrance on, or title to, any real or personal property, (b) unsecured Indebtedness and Derivatives Obligations of any of Ryder’s Consolidated Subsidiaries (other than the Canadian Borrowers or the U.K. Borrowers) and unsecured reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of Ryder’s Consolidated Subsidiaries (other than the Canadian Borrowers or the U.K. Borrowers), (c) the aggregate liquidation preference of all Preferred Stock (as defined in §9.5 hereof) issued by Ryder’s Consolidated Subsidiaries which is not owned by Ryder and its Consolidated Subsidiaries, and (d) any Deemed Indebtedness Under Limited Recourse Facilities and all obligations as lessee in respect of synthetic leases, in each case to the extent not otherwise included as Secured Indebtedness pursuant to clauses (a) and (b) above.

“Securitized Assets”: See §9.3(e).

“Securitization Transactions”: Collectively, (a) the securitization transactions permitted pursuant to §9.3 whereby (i) Ryder or an Affiliate of Ryder transfers the beneficial interests in certain of its assets directly or indirectly to a special purpose bankruptcy-remote Subsidiary of Ryder (a “Securitization Subsidiary”) in transfers that include one or more true sales of such beneficial interests, (ii) such Securitization Subsidiary finances (which may or may not be a financing for accounting and tax purposes) the beneficial interests directly with a lender or a purchaser or by issuing new securities backed by the beneficial interests, and (iii) such financing is on a non-recourse basis to Ryder or any of its other Subsidiaries and/or Affiliates (other than with respect to (A) the applicable Securitization Subsidiary, (B) any limited recourse contemplated under this Agreement under any of the Limited Recourse Facilities, or (C) for breaches of standard representations, warranties and covenants and indemnification obligations that would not have a material adverse effect on the business, assets or financial condition of Ryder and its

Subsidiaries); provided that any amendments to such securitization transactions do not materially modify or alter the terms of recourse or levels of recourse under such transaction to levels greater than those permitted by §9.3; and (b) any other securitization transactions that have been consented to by the Administrative Agent, such consent not to be unreasonably withheld.

“Senior Public Debt Ratings”: The rating(s) of Ryder’s public unsecured long-term senior debt, without third party credit enhancement, issued by Fitch, Moody’s and/or S&P; or, in the event no such debt of Ryder is outstanding or if such debt shall be outstanding but shall not be rated by Fitch, S&P or Moody’s, the rating(s) of this credit facility issued by Fitch, Moody’s and/or S&P (or, if Fitch, Moody’s and S&P do not exist, another nationally recognized rating agency approved by the Administrative Agent) upon request of Ryder.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SPC”: See §21.6.

“Sterling” or “£”: Pounds Sterling in lawful currency of the United Kingdom.

“Sterling Reference Rate”: The annual rate of interest equal to the sum of (a) the arithmetic mean of the cost of funds offered to the U.K. Agent and the U.K. Reference Banks in the London interbank market for overnight deposits denominated in Sterling plus (b) one percent (1%).

“Sterling Equivalent”: With respect to an amount of U.S. Dollars, Canadian Dollars, or Euros on any date, the amount of Sterling that may be purchased with such amount of U.S. Dollars, Canadian Dollars, or Euros at the Exchange Rate with respect to U.S. Dollars, Canadian Dollars, or Euros, as applicable, on such date.

“Sterling LIBOR Rate”. For any Interest Period with respect to a U.K. LIBOR Rate Loan denominated in Sterling, the annual rate of interest equal to LIBOR, or a comparable or successor rate which rate is approved by the U.K. Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the U.K. Agent from time to time, the “GBP Screen Rate”) at approximately 11:00 a.m. (London time) on the first Eurodollar Business Day of such Interest Period. If the rate referenced in the preceding sentence is not available, “Sterling LIBOR Rate” means the Interpolated Screen Rate. If the rates referenced in the preceding two sentences are not available, the annual rate of interest referred to in the first sentence shall be equal to the rate determined by the U.K. Agent to be the offered rate on such other page or other service that displays an average ICE Interest Settlement Rate for deposits in Sterling or any successor rate thereto (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the first Eurodollar Business Day of such Interest Period. If the rates referenced in the preceding three sentences are not available, the annual rate of interest referred to in the first sentence shall be equal to the Sterling Reference Rate.

“Subordinated Indebtedness”: The aggregate (without duplication) of the following:

(a) Indebtedness of Ryder or a Consolidated Subsidiary that is outstanding on the Closing Date and that is subordinated to the Obligations arising hereunder pursuant to an agreement or instrument containing subordination provisions previously approved by the Administrative Agent; and

(b) Indebtedness of Ryder that is incurred after the Closing Date and that (i) is subordinated to the Obligations arising hereunder pursuant to an agreement or instrument treating the Obligations arising hereunder as senior debt and containing subordination provisions no less favorable to the Banks than those set forth in Exhibit E attached hereto or pursuant to subordination provisions treating the Obligations arising hereunder as senior debt and otherwise satisfactory in form and substance to the Majority Banks, and (ii) unless such Indebtedness is Intercompany Indebtedness, has a final maturity not less than six years after the date of incurrence thereof;

provided that, without the prior written consent of the Majority Banks, Ryder shall not suffer or permit subordination provisions of any Subordinated Indebtedness to be changed, amended or modified from those set forth on Exhibit E or otherwise approved by the Majority Banks after such provisions have been adopted.

“Subsidiary”: Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority of the outstanding capital stock or other interest entitled to vote generally.

“Swing Line Lender”: Each Domestic Swing Line Lender (in the case of Domestic Swing Line Loans), the Canadian Swing Line Lender (in the case of Canadian Swing Line Loans), and the U.K. Agent (in the case of U.K. Swing Line Loans), as the context may require, and “Swing Line Lenders” means collectively, the Domestic Swing Line Lenders (in the case of Domestic Swing Line Loans), the Canadian Swing Line Lender (in the case of Canadian Swing Line Loans), and the U.K. Agent (in the case of U.K. Swing Line Loans).

“Swing Line Loan Maturity Date”: With respect to any Swing Line Loan, unless otherwise set forth herein, the proposed maturity date of such Loan, as set forth in the Swing Line Loan Request delivered by a Borrower to the applicable Swing Line Lender and the applicable Agent pursuant to §2.12, §2.13, or §2.14 hereof, which in no event shall be later than the earlier to occur of (a) ten (10) Business Days after the Drawdown Date of such Swing Line Loan and (b) the Maturity Date. Notwithstanding anything to the contrary contained herein, any Swing Line Loan provided under §2.12, §2.13, or §2.14, as the case may be, that causes the Outstanding Amount of any Swing Line Loan to be in excess of $25,000,000, shall cause such Outstanding Amount be repaid one (1) Business day after the Drawdown Date of such Swing Line Loan with the proceeds of the Base Rate Loan deemed to be requested under such §2.12, §2.13, or §2.14, as the case may be.

“Swing Line Loan Request”: A Domestic Swing Line Loan Request, a Canadian Swing Line Loan Request, or a U.K. Swing Line Loan Request, as the context may require.

“Swing Line Loans”: Collectively, the Domestic Swing Line Loans, the U.K. Swing Line Loans and the Canadian Swing Line Loans.

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Canadian Commitment”: The sum of the Canadian Commitments of the Canadian Banks, as may be increased or decreased from time to time in accordance with this Agreement. On the Closing Date, the Total Canadian Commitment is $150,000,000.

“Total Commitment”: The sum of the Total Canadian Commitment, the Total Domestic Commitment, the Total U.K. Commitment and the Total PR Commitment, each as may be increased or decreased from time to time in accordance with this Agreement. On the Closing Date, the Total Commitment is $1,400,000,000.

“Total Commitment Percentage”: Subject to adjustment as provided in §2.16, with respect to each Bank, the percentage set forth next to such Bank on Schedule 1 hereto, as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, as such Bank’s percentage of the Total Commitment.

“Total Domestic Commitment”: The sum of the Domestic Commitments of the Domestic Banks, as may be increased or decreased from time to time in accordance with this Agreement. On the Closing Date, the Total Domestic Commitment is $1,085,000,000.

“Total Domestic Swing Line Commitment”: The sum of the Domestic Swing Line Commitments of the Domestic Swing Line Lenders, as may be increased or decreased from time to time in accordance with this Agreement. On the Closing Date, the Total Domestic Swing Line Commitment is $50,000,000.

“Total Outstandings”: The Outstanding Amount of all Loans, all Bankers’ Acceptances and all L/C Obligations.

“Total PR Commitment”: The sum of the PR Commitments of the PR Banks, as may be increased or decreased from time to time in accordance with this Agreement. On the Closing Date, the Total PR Commitment is $15,000,000.

“Total U.K. Commitment”: The sum of the U.K. Commitments of the U.K. Banks, as may be increased or decreased from time to time in accordance with this Agreement. On the Closing Date, the Total U.K. Commitment is $150,000,000.

“U.K. Agent”: Has the meaning ascribed thereto in the introductory paragraph hereof.

“U.K. Banks”: The banks and financial institutions that shall have agreed to make U.K. Loans to the U.K. Borrowers, as evidenced by such Bank having a positive figure beside its name in the column titled “U.K. Commitment” on Schedule 1 hereto, as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, each other Person that becomes a “U.K. Bank” in accordance with this Agreement, and their respective successors and assigns.

“U.K. Base Rate Loans”: U.K. Loans bearing interest calculated by reference to the Sterling Reference Rate (with respect to U.K. Base Rate Loans denominated in Sterling), the Euro Reference Rate (with respect to U.K. Base Rate Loans denominated in Euros) or the Reference U.K. Dollar Base Rate (with respect to the U.K. Base Rate Loans denominated in U.S. Dollars) and, with respect to U.K. Swing Line Loans only, the Lloyds-U.K. Sterling Reference Rate (with respect to U.K. Swing Line Loans denominated in Sterling), the Lloyds -U.K. Euro Reference Rate (with respect to U.K. Swing Line Loans denominated in Euros) or the U.K. Dollar Base Rate.

“U.K. Borrower” and “U.K. Borrowers”: Each has the meaning ascribed thereto in the introductory paragraph hereof.

“U.K. Business Day”: Any day other than a Saturday, Sunday, or any day on which banking institutions in London, England are authorized or required by Law to be closed that is also a Domestic Business Day.

“U.K. Commitment”: With respect to each U.K. Bank, the amount set forth on Schedule 1 hereto (or in such other document pursuant to which such U.K. Bank becomes a party hereto), as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, as the amount of such U.K. Bank’s commitment to make U.K. Loans to the U.K. Borrowers and to purchase participations in U.K. Swing Line Loans, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

“U.K. Commitment Percentage”: With respect to each U.K. Bank, the percentage set forth on Schedule 1 hereto (or in such other document pursuant to which such U.K. Bank becomes a party hereto), as such Schedule may be updated from time to time in accordance with §2.1.5, §2.3(f), §2.4 and §21 hereof, as such U.K. Bank’s percentage of the Total U.K. Commitment.

“U.K. Dollar Base Rate”: The annual rate of interest equal to the sum of (a) the cost of funds offered to the U.K. Agent in the London interbank market for overnight deposits denominated in Dollars plus (b) two percent (2.00%).

“U.K. Dollar LIBOR Rate”: For any Interest Period with respect to a U.K. LIBOR Rate Loan denominated in U.S. Dollars, the annual rate of interest equal to LIBOR, or a comparable or successor rate which rate is approved by the U.K. Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the U.K. Agent from time to time, the “Dollars Screen Rate”) at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period. If the rate referenced in the preceding sentence is not available, “U.K. Dollar LIBOR Rate” means the Interpolated Screen Rate. If the rates referenced in the preceding two sentences are not available, the annual rate of interest referred to in the first sentence shall be equal to the rate determined by the U.K. Agent to be the offered rate on such other page or other service that displays an average ICE Interest Settlement Rate for deposits in U.S. Dollars or any successor rate thereto (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period. If the rates referenced in the preceding three sentences are not available, the annual rate of interest referred to in the first sentence shall be equal to the Reference U.K. Dollar Base Rate. If LIBOR (or a comparable or successor rate as herein set forth) shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“U.K. Facility Fee”: See §2.2(c).

“U.K. LIBOR Rate Loans”: U.K. Loans bearing interest calculated by reference to the Sterling LIBOR Rate (with respect to U.K. Loans denominated in Sterling) or the U.K. Dollar LIBOR Rate (with respect to U.K. Loans denominated in U.S. Dollars).

“U.K. Loan Request”: See §2.7(c).

“U.K. Loans”: Collectively, Loans made to the U.K. Borrowers by the U.K. Banks pursuant to §2.1.3 hereof and the U.K. Swing Line Loans.

“U.K. Note”: See §2.5(c).

“U.K. Reference Banks”: Mizuho and Lloyds.

“U.K. Swing Line Loan Request”: See §2.13(b).

“U.K. Swing Line Loans”: See §2.13(a).

“U.K. Swing Line Note”: See §2.13(f).

“Unreimbursed Amount”: See §4.3(a).

“U.S.” or “United States”: the United States of America.

“U.S. Bank”: U.S. Bank National Association

“Write-Down and Conversion Powers”: With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2. Rules of Interpretation.

(a) A reference to any document or agreement (including this Agreement) shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) A reference to any law includes any amendment or modification to such law, and all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law.

(d) Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns.

(e) Accounting terms capitalized but not otherwise defined herein have the meanings assigned to them by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by Generally Accepted Accounting Principles, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(h) Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(j) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(k) Unless the context requires otherwise, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear.

(l) Unless the context requires otherwise, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

§1.3. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of Ryder for the fiscal year ending December 31, 2017, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Majority Banks shall so request, the Agents, the Banks and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Agents and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of Ryder for the fiscal year ending December 31, 2017 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrowers and their Subsidiaries or to the determination of any amount for the Borrowers and their Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrowers are required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

§1.4. Currency Equivalents. Wherever in this Agreement in connection with a borrowing or other extension of credit (including Banker’s Acceptances or Swing Line Loans), or the conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing or other extension of credit, or Loan, is denominated in Canadian Dollars, Sterling or Euros (as the case may be), such amount shall be the equivalent amount thereof in Canadian Dollars, Sterling or Euros as determined by the relevant Agent as such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Canadian Dollars, Sterling or Euros (rounded to the nearest unit of such Canadian Dollars, Sterling or Euros, with 0.5 of a unit being rounded upward), as determined by the relevant Agent or the relevant Swing Line Lender, as the case may be.

§1.5. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

§1.6. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided, further, that with respect to any Letter of Credit where the stated amount decreases, the maximum stated amount of such Letter of Credit shall reflect such decrease solely after giving effect to such decrease.

§2. THE CREDIT FACILITIES.

§2.1. Commitment to Lend.

§2.1.1. Domestic Loans. Subject to the terms and conditions set forth in this Agreement, each of the Domestic Banks severally agrees to lend to Ryder and Ryder may borrow, repay, and reborrow from time to time during the Availability Period, upon notice by Ryder to the Administrative Agent given in accordance with this §2, such sums in Dollars as are equal to such Domestic Bank’s Domestic Commitment Percentage of the Domestic Loans requested by Ryder; provided, that, (a) the sum of (i) the Outstanding Amount of the Domestic Loans, plus (ii) the Outstanding Amount of L/C Obligations, shall not, at any time and after giving effect to all amounts requested, exceed the Total Domestic Commitment, (b) the sum of (i) the Outstanding Amount of the Domestic Loans owed to a Domestic Bank, plus (ii) the aggregate amount of such Domestic Bank’s participation in L/C Obligations, plus (iii) the aggregate amount of such Domestic Bank’s participation in Domestic Swing Line Loans, shall not, at any time and after giving effect to all amounts requested, exceed such Domestic Bank’s Domestic Commitment, and (c) the Total Outstandings shall not, at any time and after giving effect to all amounts requested, exceed the Total Commitment.

§2.1.2. Canadian Loans. Subject to the terms and conditions set forth in this Agreement, each of the Canadian Banks severally agrees to lend to the Canadian Borrowers in U.S. Dollars or Canadian Dollars, and the Canadian Borrowers may borrow, repay, and reborrow from time to time in U.S. Dollars or Canadian Dollars during the Availability Period, upon notice by the Canadian Borrowers to the Canadian Agent given in accordance with this §2, such sums in U.S. Dollars or Canadian Dollars as are equal to such Bank’s Canadian Commitment Percentage of the Canadian Loans requested by the Canadian Borrowers; provided, that, (a) the sum of (i) the Outstanding Amount of the Canadian Loans denominated in Dollars, plus (ii) the Outstanding Amount of the Canadian Loans denominated in Canadian Dollars, plus (iii) the Outstanding Amount of Bankers’ Acceptances, shall not, at any time and after giving effect to all amounts requested, exceed the Total Canadian Commitment, (b) the sum of (i) the Outstanding Amount of the Canadian Loans denominated in Dollars owed to a Canadian Bank, plus (ii) the Outstanding Amount of the Canadian Loans denominated in Canadian Dollars owed to such Canadian Bank, plus (iii) the Outstanding Amount of Bankers’ Acceptances purchased by such Canadian Bank, plus (iv) the aggregate amount of such Canadian Bank’s participation in Canadian Swing Line Loans, shall not, at any time and after giving effect to all amounts requested, exceed such Canadian Bank’s Canadian Commitment, and (c) the Total Outstandings shall not, at any time and after giving effect to all amounts requested, exceed the Total Commitment.

§2.1.3. U.K. Loans. Subject to the terms and conditions set forth in this Agreement, each of the U.K. Banks severally agrees to lend to the U.K. Borrowers in U.S. Dollars, Sterling or Euros, and the U.K. Borrowers may borrow, repay, and reborrow from time to time in U.S. Dollars, Sterling or Euros during the Availability Period, upon notice by the U.K. Borrowers to the U.K. Agent given in accordance with this §2, such sums in U.S. Dollars, Sterling or Euros as are equal to such Bank’s U.K. Commitment Percentage of the U.K. Loans requested by the U.K. Borrowers; provided, that, (a) the sum of (i) the Outstanding Amount of the U.K. Loans denominated in Dollars, plus (ii) the Outstanding Amount of the U.K. Loans denominated in Sterling, plus (iii) the Outstanding Amount of the U.K. Loans denominated in Euros, shall not, at any time and after giving effect to all amounts requested, exceed the Total U.K. Commitment, (b) the sum of (i) the Outstanding Amount of the U.K. Loans denominated in Dollars owed to a U.K. Bank, plus (ii) the Outstanding Amount of the U.K. Loans denominated in Sterling owed to such U.K. Bank, plus (iii) the Outstanding Amount of the U.K. Loans denominated in Euros owed to such U.K. Bank, plus (iv) the aggregate amount of such U.K. Bank’s participation in U.K. Swing Line Loans, shall not, at any time and after giving effect to all amounts requested, exceed such U.K. Bank’s U.K. Commitment, and (c) the Total Outstandings shall not, at any time and after giving effect to all amounts requested, exceed the Total Commitment.

§2.1.4. PR Loans. Subject to the terms and conditions set forth in this Agreement, each of the PR Banks severally agree to lend to Ryder PR in U.S. Dollars and Ryder PR may borrow, repay, and reborrow from time to time in U.S. Dollars during the Availability Period, upon notice by Ryder PR to the Administrative Agent given in accordance with this §2, such sums in U.S. Dollars as are equal to such PR Bank’s PR Commitment Percentage of the PR Loans requested by Ryder PR; provided that (a) the Outstanding Amount of the PR Loans shall not, at any time and after giving effect to all amounts requested, exceed the Total PR Commitment, (b) the Outstanding Amount of the PR Loans owed to a PR Bank shall not, at any time and after giving effect to all amounts requested, exceed such PR Bank’s PR Commitment, and (c) the Total Outstandings shall not, at any time and after giving effect to all amounts requested, exceed the Total Commitment.

§2.1.5. Increase in Commitments. The Borrowers may, at any time and from time to time prior to the Maturity Date, upon prior written notice by the Borrowers to the applicable Agent, increase the Total Domestic Commitment, the Total Canadian Commitment, the Total U.K. Commitment and/or the Total PR Commitment (but not the Domestic Swing Line Commitment, the commitment of the Canadian Swing Line Lender to make Canadian Swing Line Loans, the commitment of the U.K. Agent to make U.K. Swing Line Loans, or the Letter of Credit Sublimit), by a maximum aggregate amount not to exceed $200,000,000 for all such increases, with additional Commitments from any Bank or new Commitments from one or more Eligible Assignees selected by the Borrowers and acceptable to the applicable Agent, the applicable Swing Line Lender (as applicable) and the Issuing Bank (as applicable); provided, that:

(a) any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(b) no Default or Event of Default shall exist and be continuing at the time of any such increase;

(c) no existing Bank shall be under any obligation to increase any of its Commitments and any such decision whether to increase any of its Commitments shall be in such Bank’s sole and absolute discretion;

(d) (i) any new Bank shall join this Agreement by executing such joinder documents as are required by the applicable Agent, and/or (ii) any existing Bank electing to increase its relevant Commitment shall have executed a commitment agreement satisfactory to the applicable Agent;

(e) as a condition precedent to such increase, Ryder shall deliver to the applicable Agent a certificate of the applicable Borrowers dated as of the date of such increase signed duly authorized officers of each such Borrower (i) certifying and attaching the resolutions adopted by such Borrowers approving or consenting to such increase, and (ii) in the case of Ryder, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in §7.1, §7.2, §7.6(a), §7.9, §7.10, §7.14, §7.17, §7.18 and §7A are true at and as of the time of the effective date of such increase, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse to the business, assets or financial condition of Ryder and its Consolidated Subsidiaries, taken as a whole, or to the extent that such representations and warranties relate expressly and solely to an earlier date) and (B) no Default or Event of Default exists or would result in connection with such increase;

(f) Ryder shall deliver to the applicable Agent a certificate demonstrating that, upon giving pro forma effect to such increase (and assuming for such purpose that the entire amount of such increase is fully drawn), Ryder would be in compliance with the ratio set forth in §10.1 as of the most recent fiscal quarter for which Ryder was required to deliver financial statements pursuant to §8.4(a) or (b); and

(g) Schedule 1 shall be deemed revised to include any increase in the applicable Commitments pursuant to this §2.1.5 and to include thereon any Eligible Assignee that becomes a Bank pursuant to this §2.1.5.

The applicable Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to §6.10) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any non-ratable increase in the Commitments under this §2.1.5.

§2.2. Facility Fees.

(a) Ryder agrees to pay to the Administrative Agent, for the pro rata account of each of the Domestic Banks, a fee (the “Domestic Facility Fee”) on the Total Domestic Commitment (whether or not used) equal to the Applicable Facility Fee Rate multiplied by the Total Domestic Commitment (or, if the Total Domestic Commitment has terminated, on the Outstanding Amount of all Domestic Loans, plus the Outstanding Amount of all L/C Obligations). The Domestic Facility Fee shall be payable by Ryder quarterly in arrears on the last Business Day of each calendar quarter for the quarter then ending, commencing with the first such date after the Closing Date and with a final payment on the Maturity Date (or on the date of the termination in full of the Total Domestic Commitment, if earlier).

(b) The Canadian Borrowers jointly and severally agree to pay to the Canadian Agent, for the pro rata account of each of the Canadian Banks, a fee (the “Canadian Facility Fee”) on the Total Canadian Commitment (whether or not used) equal to the Applicable Facility Fee Rate multiplied by the Total Canadian Commitment (or, if the Total Canadian Commitment has terminated, on the Outstanding Amount of all Canadian Loans, plus the Outstanding Amount of all Bankers’ Acceptances). The Canadian Facility Fee shall be payable by the Canadian Borrowers quarterly in arrears on the last Business Day of each calendar quarter for the quarter then ending, commencing with the first such date after the Closing Date and with a final payment on the Maturity Date (or on the date of the termination in full of the Total Canadian Commitment, if earlier).

(c) The U.K. Borrowers jointly and severally agree to pay the U.K. Agent, for the pro rata account of each of the U.K. Banks, a fee (the “U.K. Facility Fee”) on the Total U.K. Commitment (whether or not used) equal to the Applicable Facility Fee Rate multiplied by the Total U.K. Commitment (or, if the Total U.K. Commitment has terminated, on the Outstanding Amount of all U.K. Loans). The U.K. Facility Fee shall be payable by the U.K. Borrowers quarterly in arrears on the last Business Day of each calendar quarter for the quarter then ending, commencing with the first such date after the Closing Date and with a final payment on the Maturity Date (or on the date of the termination in full of the Total U.K. Commitment, if earlier).

(d) Ryder PR agrees to pay the Administrative Agent, for the pro rata account of each of the PR Banks, a fee (the “PR Facility Fee”) on the Total PR Commitment (whether or not used) equal to the Applicable Facility Fee Rate multiplied by the Total PR Commitment (or, if the Total PR Commitment has terminated, on the Outstanding Amount of all PR Loans). The PR Facility Fee shall be payable by Ryder PR quarterly in arrears on the last Business Day of each calendar quarter for the quarter then ending, commencing with the first such date after the Closing Date and with a final payment on the Maturity Date (or on the date of the termination in full of the Total PR Commitment, if earlier).

§2.3. Reduction of Commitments.

(a) Ryder shall have the right at any time and from time to time, upon three (3) Domestic Business Days prior written notice to the Administrative Agent, to reduce by $10,000,000 or a larger integral multiple of $1,000,000 or terminate entirely the Total Domestic Commitment, whereupon each Domestic Bank’s Domestic Commitment shall be reduced pro rata in accordance with such Domestic Bank’s Domestic Commitment Percentage of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice by Ryder delivered pursuant to this §2.3(a), the Administrative Agent will notify the Domestic Banks and the other Agents thereof. Upon the effective date of any such reduction or termination, Ryder shall pay to the Administrative Agent, for the pro rata accounts of the Domestic Banks, the full amount of the accrued and unpaid Domestic Facility Fee on the amount of such reduction. Notwithstanding the foregoing, at no time may the Total Domestic Commitment be reduced to an amount less than the sum of (i) the Outstanding Amount of all Domestic Loans at such time, plus (ii) the Outstanding Amount of L/C Obligations at such time.

(b) The Canadian Borrowers shall have the right at any time and from time to time, upon three (3) Canadian Business Days prior written notice to the Canadian Agent, to reduce by $5,000,000 or a larger integral multiple of $1,000,000 or terminate entirely the Total Canadian Commitment, whereupon each Canadian Bank’s Canadian Commitment shall be reduced pro rata in accordance with such Canadian Bank’s Canadian Commitment Percentage of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Canadian Borrowers delivered pursuant to this §2.3(b), the Canadian Agent will notify the Canadian Banks and the other Agents thereof. Upon the effective date of any such reduction or termination, the Canadian Borrowers shall pay to the Canadian Agent, for the pro rata accounts of the Canadian Banks, the full amount of the accrued and unpaid Canadian Facility Fee on the amount of such reduction. Notwithstanding the foregoing, at no time may the Total Canadian Commitment be reduced to an amount less than the sum of (i) the Outstanding Amount of Canadian Loans denominated in Dollars at such time, plus (ii) the Outstanding Amount of Canadian Loans denominated in Canadian Dollars at such time, plus (iii) the Outstanding Amount of Bankers’ Acceptances at such time.

(c) The U.K. Borrowers shall have the right at any time and from time to time, upon three (3) U.K. Business Days prior written notice to the U.K. Agent, to reduce by $5,000,000 or a larger integral multiple of $1,000,000 or terminate entirely the Total U.K. Commitment, whereupon each U.K. Bank’s U.K. Commitment shall be reduced pro rata in accordance with such U.K. Bank’s U.K. Commitment Percentage of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the U.K. Borrowers delivered pursuant to this §2.3(c), the U.K. Agent will notify the U.K. Banks and the other Agents thereof. Upon the effective date of any such reduction or termination, the U.K. Borrowers shall pay to the U.K. Agent, for the pro rata accounts of the U.K. Banks, the full amount of the accrued and unpaid U.K. Facility Fee on the amount of such reduction. Notwithstanding the foregoing, at no time may the Total U.K. Commitment be reduced to an amount less than the sum of (i) the Outstanding Amount of all U.K. Loans denominated in Dollars at such time, plus (ii) the Outstanding Amount of all U.K. Loans denominated in Sterling at such time, plus (iii) the Outstanding Amount of all U.K. Loans denominated in Euros at such time.

(d) Ryder PR shall have the right at any time and from time to time, upon three (3) Domestic Business Days prior written notice to the Administrative Agent to reduce by $1,000,000 or a larger integral multiple of $1,000,000 or terminate entirely the Total PR Commitment, whereupon each PR Bank’s PR Commitment shall be reduced pro rata in accordance with such PR Bank’s PR Commitment Percentage of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of Ryder PR delivered pursuant to this §2.3(d), the Administrative Agent will notify the PR Banks and the other Agents thereof. Upon the effective date of any such reduction or termination, Ryder PR shall pay to the Administrative Agent, for the pro rata accounts of the PR Banks, the full amount of the accrued and unpaid PR Facility Fee on the amount of such reduction. Notwithstanding the foregoing, at no time may the Total PR Commitment be reduced to an amount less than the Outstanding Amount of all PR Loans at such time.

(e) Excluding any Reallocation pursuant to §2.4 hereof, no reduction or termination of the Total Domestic Commitment, the Total Canadian Commitment, the Total U.K. Commitment or the Total PR Commitment once made may be revoked; the portion of the Total Domestic Commitment, the Total Canadian Commitment, the Total U.K. Commitment or the Total PR Commitment reduced or terminated may not be reinstated; and amounts in respect of such reduced or terminated portion may not be reborrowed.

(f) Promptly after the effectiveness of any partial reduction in the Commitments pursuant to this §2.3, the applicable Agent shall distribute to each Bank and each other Agent an updated Schedule 1 hereto reflecting such reduction, and the Borrowers hereby authorize such amendment to Schedule 1.

§2.4. Reallocation of Commitments.

(a) Subject to the conditions set forth in this §2.4, the Borrowers shall have the right at any time and from time to time upon five (5) Business Days prior written notice to each of the Agents to (i) increase the Total Domestic Commitment by reducing and reallocating by an equivalent amount all or a portion of the Total Canadian Commitment and/or the Total U.K. Commitment and/or the Total PR Commitment to the Total Domestic Commitment, (ii) increase the Total Canadian Commitment (to the extent the same has been previously reallocated to the Total Domestic Commitment or the Total U.K. Commitment or the Total PR Commitment) by reducing and reallocating by an equivalent amount a portion of the Total Domestic Commitment and/or the Total U.K. Commitment and/or Total PR Commitment to the Total Canadian Commitment, (iii) increase the Total U.K. Commitment (to the extent the same has been previously reallocated to the Total Domestic Commitment or the Total Canadian Commitment or the Total PR Commitment) by reducing and reallocating by an equivalent amount a portion of the Total Domestic Commitment and/or all or a portion of the Total Canadian Commitment and/or Total PR Commitment to the Total U.K. Commitment or (iv) increase the Total PR Commitment (to the extent the same has been previously reallocated to the Total Domestic Commitment or the Total Canadian Commitment or the Total U.K. Commitment) by reducing or reallocating by an equivalent amount a portion of the Total Domestic Commitment and/or Total Canadian Commitment and/or Total U.K. Commitment to the Total PR Commitment.

(b) Any Reallocation pursuant to §2.4 shall be subject to the following conditions:

(i) Each Reallocation of Commitment amounts shall be made only between the offices or affiliates of a Bank such that the sum of all the Commitments of each Bank and its affiliates shall not be increased or decreased as a result of any Reallocation.

(ii) Each increase in the Total Domestic Commitment, Total Canadian Commitment, Total U.K. Commitment or Total PR Commitment, as the case may be, shall be offset by a corresponding and equivalent reduction in one or more of the Total Domestic Commitment, Total Canadian Commitment, Total U.K. Commitment and Total PR Commitment, such that the Total Commitment in effect immediately before a Reallocation shall be equal to the Total Commitment immediately after, and after giving effect to, such Reallocation.

(iii) No Reallocation shall increase (A) the Total Canadian Commitment in excess of $150,000,000, (B) the Total U.K. Commitment in excess of $150,000,000 or (C) the Total PR Commitment in excess of $15,000,000.

(iv) No Reallocation shall result in (A) any Domestic Bank having a positive Canadian Commitment, U.K. Commitment or PR Commitment if such Domestic Bank, or its affiliate, did not have such positive Canadian Commitment, U.K. Commitment or PR Commitment on the Closing Date or acquire such Commitment by assignment after the Closing Date, or (B) any U.K. Bank having a positive Canadian Commitment or PR Commitment if such U.K. Bank, or its affiliate, did not have such positive Canadian Commitment or PR Commitment on the Closing Date or acquire such Commitment by assignment after the Closing Date, or (C) any Canadian Bank having a positive U.K. Commitment or PR Commitment if such Canadian Bank, or its affiliate, did not have such positive U.K. Commitment or PR Commitment on the Closing Date or acquire such Commitment by assignment after the Closing Date, or (D) any PR Bank having a positive U.K. Commitment or Canadian Commitment if such PR Bank, or its affiliate, did not have such positive U.K. Commitment or Canadian Commitment on the Closing Date or acquire such Commitment by assignment after the Closing Date.

(v) Subject to §2.4(b)(iv), each Reallocation shall be made pro rata among the Banks whose Commitments are being reallocated from one type of Commitment to another, but shall not cause the Commitments of any other Banks to change (but will result in a change in Commitment Percentages).

(vi) Subject to §6.16, in no event shall (A) the Total Domestic Commitment be reduced to an amount less than the sum of (1) the Outstanding Amount of all Domestic Loans, plus (2) the Outstanding Amount of L/C Obligations; (B) the Total Canadian Commitment be reduced to an amount less than the sum of (1) the Outstanding Amount of Canadian Loans denominated in Dollars, plus (2) the Outstanding Amount of Canadian Loans denominated in Canadian Dollars, plus (3) the Outstanding Amount of Bankers’ Acceptances; (C) the Total U.K. Commitment be reduced to an amount less than the sum of (1) the Outstanding Amount of all U.K. Loans denominated in Dollars, plus (2) the Outstanding Amount of all U.K. Loans denominated in Sterling, plus (3) the Outstanding Amount of all U.K. Loans denominated in Euros; or (D) the Total PR Commitment be reduced to an amount less than the Outstanding Amount of all PR Loans.

(c) The Administrative Agent shall (i) notify each of the Banks promptly after receiving any notice of a Reallocation delivered by the Borrowers pursuant to this §2.4 and (ii) promptly upon the effectiveness of any such Reallocation, distribute to each Bank an updated Schedule 1 hereto, reflecting the changes in the respective Commitments of the Banks, and the Borrowers hereby authorize such amendment to Schedule 1.

§2.5. The Notes and Loan Accounts.

(a) The Domestic Loans (other than the Domestic Swing Line Loans) may be evidenced by separate promissory notes of Ryder in substantially the form of Exhibit A-1 hereto (each, a “Domestic Note”), dated as of the Closing Date and completed with appropriate insertions. Upon the request of any Domestic Bank to Ryder made through the Administrative Agent, Ryder shall execute and deliver to such Bank (through the Administrative Agent) a Domestic Note, which shall evidence such Bank’s Domestic Loans (other than Domestic Swing Line Loans) to Ryder in addition to such accounts or records referred to in §2.5(f). One such Domestic Note shall be payable to each Domestic Bank requesting such a Note in an amount equal to its Domestic Commitment (plus, if such Bank has a Canadian Commitment, a U.K. Commitment and/or a PR Commitment, the amount of such other Commitment(s)), and shall represent the obligation of Ryder to pay such Domestic Bank such principal amount or, if less, the outstanding principal amount of all Domestic Loans (other than Domestic Swing Line Loans) made by such Domestic Bank, plus interest accrued thereon, as set forth herein.

(b) The Canadian Loans (other than the Canadian Swing Line Loans) may be evidenced by separate promissory notes of the Canadian Borrowers in substantially the form of Exhibit A-2 hereto (each, a “Canadian Note”), dated as of the Closing Date and completed with appropriate insertions. Upon the request of any Canadian Bank to the Canadian Borrowers made through the Canadian Agent, the Canadian Borrowers shall execute and deliver to such Bank (through the Canadian Agent) a Canadian Note, which shall evidence such Bank’s Canadian Loans (other than Canadian Swing Line Loans) to the Canadian Borrowers in addition to such accounts or records referred to in §2.5(f). One such Canadian Note shall be payable to each Canadian Bank requesting such Note in an amount equal to its Canadian Commitment, and shall represent the joint and several obligation of the Canadian Borrowers to pay such Canadian Bank such principal amount or, if less, the outstanding principal amount of all Canadian Loans (other than Canadian Swing Line Loans) made by such Canadian Bank, plus interest accrued thereon, as set forth herein.

(c) The U.K. Loans (other than the U.K. Swing Line Loans) may be evidenced by separate promissory notes of the U.K. Borrowers in substantially the form of Exhibit A-3 hereto (each, a “U.K. Note”), dated as of the Closing Date and completed with appropriate insertions. Upon the request of any U.K. Bank to the U.K. Borrowers made through the U.K. Agent, the U.K. Borrowers shall execute and deliver to such Bank (through the U.K. Agent) a U.K. Note, which shall evidence such Bank’s U.K. Loans (other than U.K. Swing Line Loans) to the U.K. Borrowers in addition to such accounts or records referred to in §2.5(f). One such U.K. Note shall be payable to each U.K. Bank requesting such a Note in an amount equal to its U.K. Commitment, and shall represent the joint and several obligation of the U.K. Borrowers to pay such U.K. Bank such principal amount or, if less, the outstanding principal amount of all U.K. Loans (other than U.K. Swing Line Loans) made by such U.K. Bank, plus interest accrued thereon, as set forth herein.

(d) The PR Loans may be evidenced by separate promissory notes of Ryder PR in substantially the form of Exhibit A-4 hereto (each, a “PR Note”), dated as of the Closing Date and completed with appropriate insertions. Upon the request of any PR Bank to Ryder PR made through the Administrative Agent, Ryder PR shall execute and deliver to such Bank (through the Administrative Agent) a PR Note, which shall evidence such Bank’s PR Loans to Ryder PR in addition to such accounts or records referred to in §2.5(f). One such PR Note shall be payable to each PR Bank requesting such a Note in an amount equal to its PR Commitment, and shall represent the obligation of Ryder PR to pay such PR Bank such principal amount or, if less, the outstanding principal amount of all PR Loans made by such PR Bank, plus interest accrued thereon, as set forth herein.

(e) Each Borrower irrevocably authorizes each Bank to make, or cause to be made, in connection with a Drawdown Date of any Loan and at the time of receipt of any payment of principal on any Note, an appropriate notation on such Bank’s records or on the schedule attached to such Bank’s Note, or a continuation of such schedule attached thereto, reflecting the making of such Loan or the receipt of such payment (as the case may be). Each Bank may, prior to any transfer of any Note, endorse on the reverse side thereof the outstanding principal amount of the Loans evidenced thereby. The Outstanding Amount of the Loans set forth on such Bank’s records shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount shall not limit or otherwise affect the obligations of each applicable Borrowers hereunder or under such Notes to make payments of principal of or interest on any such Notes when due.

(f) The Loans, L/C Credit Extensions and Bankers’ Acceptances made, issued, accepted and/or purchased, as applicable, by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the applicable Agent in the ordinary course of business. The accounts or records maintained by the applicable Agent and each Bank shall be conclusive absent manifest error of the amount of the credit extensions made by the Banks to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the applicable Agent in respect of such matters, the accounts and records of the applicable Agent shall control in the absence of manifest error.

§2.6. Interest on Loans. Except as provided in §6.11:

(a) Each Domestic Loan (other than the Domestic Swing Line Loans) shall bear interest on the outstanding principal amount thereof at the rate per annum equal to (i) the Domestic Base Rate plus the Applicable Margin on all Base Rate Loans or (ii) the Domestic LIBOR Rate plus the Applicable Margin on all LIBOR Rate Loans. The Domestic Swing Line Loans shall bear interest at the rate per annum equal to the Domestic Base Rate plus the Applicable Margin on all Swing Line Loans.

(b) Each Canadian Loan (other than the Canadian Swing Line Loans) shall bear interest on the outstanding principal amount thereof at the rate per annum equal to (i) the Canadian Prime Rate plus the Applicable Margin on all Base Rate Loans denominated in Canadian Dollars, (ii) the Canadian Base Rate plus the Applicable Margin on all Base Rate Loans denominated in U.S. Dollars, or (iii) the Canadian LIBOR Rate plus the Applicable Margin on all LIBOR Rate Loans. Each Canadian Swing Line Loan (A) denominated in Canadian Dollars shall bear interest at the rate per annum equal to the Canadian Prime Rate plus the Applicable Margin on all Swing Line Loans and (B) denominated in U.S. Dollars shall bear interest at the rate per annum equal to the Canadian Base Rate plus the Applicable Margin on all Swing Line Loans. Notwithstanding anything to the contrary contained herein, no requested Canadian Loan denominated in Canadian Dollars may be a LIBOR Rate Loan.

(c) Each U.K. Loan (other than the U.K. Swing Line Loans) shall bear interest on the outstanding principal amount thereof at the rate per annum equal to (i) the U.K. Dollar Base Rate plus the Applicable Margin on all Base Rate Loans denominated in Dollars, (ii) the Sterling LIBOR Rate plus the Applicable Margin on all LIBOR Rate Loans denominated in Sterling, (iii) the U.K. Dollar LIBOR Rate plus the Applicable Margin on all LIBOR Rate Loans denominated in Dollars or (iv) the EURIBOR Rate plus the Applicable Margin on all LIBOR Rate Loans denominated in Euro. Each U.K. Swing Line Loan (A) denominated in Sterling shall bear interest at the rate per annum equal to the Lloyds-U.K. Sterling Reference Rate plus the Applicable Margin on all Swing Line Loans, (B) denominated in U.S. Dollars shall bear interest at the rate per annum equal to the U.K. Dollar Base Rate plus the Applicable Margin on all Swing Line Loans and (C) denominated in Euros shall bear interest at the rate per annum equal to the Lloyds-U.K. Euro Reference Rate plus the Applicable Margin on all Swing Line Loans. In the case of any Bank advancing a U.K. Base Rate Loan (other than the U.K. Swing Line Loans) denominated in Sterling or Euro, such U.K. Base Rate Loans shall bear interest on the outstanding principal amount thereof at the rate per annum equal to (1) with respect to U.K. Base Rate Loans denominated in Sterling, the Sterling Reference Rate plus the Applicable Margin on all Base Rate Loans denominated in Sterling and (2) with respect to U.K. Base Rate Loans denominated in Euros, the Euro Reference Rate plus the Applicable Margin on all Base Rate Loans denominated in Euro. Notwithstanding anything to the contrary contained herein, any requested U.K. Loans denominated in Sterling or Euro (other than the U.K. Swing Line Loans) shall be LIBOR Rate Loans.

(d) Each PR Loan shall bear interest on the outstanding principal amount thereof at the rate per annum equal to (i) the Domestic Base Rate plus the Applicable Margin on all Base Rate Loans bearing interest calculated by reference to the Domestic Base Rate or (ii) the Domestic LIBOR Rate plus the Applicable Margin on all LIBOR Rate Loans bearing interest calculated by reference to the Domestic LIBOR Rate.

(e) Each Borrower promises to pay interest on the Loans made to such Borrower in arrears on each Interest Payment Date with respect thereto and on the Maturity Date (or, if earlier, on the date of the termination in full of the Total Domestic Commitment, Total Canadian Commitment, Total U.K. Commitment, or Total PR Commitment, as applicable). Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws.

(f) No U.K. Reference Bank is under any obligation to provide a quotation for a Reference Rate. In the event that a U.K. Reference Bank does not provide such a Reference Rate, the U.K. Agent shall enter into negotiations (acting in good faith) with Ryder with a view to agreeing a substitute basis for determining the rate of interest.

(g) To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

§2.7. Requests for Loans.

(a) Ryder shall give to the Administrative Agent written notice appropriately completed and signed by a Responsible Officer of Ryder in the form of Exhibit B-1 hereto (or telephonic notice confirmed in writing or a facsimile in the form of Exhibit B-1 hereto, or as provided in §2.12(c) with respect to actual or deemed requests for Domestic Base Rate Loans) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) of each Domestic Loan requested hereunder (a “Domestic Loan Request”) not later than (i) 11:00 a.m. on the proposed Drawdown Date of any Domestic Loan that is a Base Rate Loan, or (ii) 11:00 am three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Domestic Loan that is a LIBOR Rate Loan. Each such Domestic Loan Request shall specify (A) the principal amount of the Domestic Loan requested, (B) the proposed Drawdown Date of such Domestic Loan, (C) whether such Domestic Loan requested is to be a Base Rate Loan or a LIBOR Rate Loan, and (D) the Interest Period for such Domestic Loan, if a LIBOR Rate Loan. Each Domestic Loan requested shall be in a minimum amount of $10,000,000. Domestic Loan Requests made hereunder shall be irrevocable and binding on Ryder and shall obligate Ryder to accept the Domestic Loan requested from the Domestic Banks on the proposed Drawdown Date.

(b) The Canadian Borrowers shall give to the Canadian Agent written notice appropriately completed and signed by a Responsible Officer of the Canadian Borrowers in the form of Exhibit B-2 hereto (or telephone notice confirmed in writing or a facsimile in the form of Exhibit B-2 hereto or as provided in §2.14(c) with respect to actual or deemed requests for Canadian Base Rate Loans) or such other form as may be approved by the Canadian Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Canadian Agent) of each Canadian Loan requested hereunder (a “Canadian Loan Request”) not later than (i) 12:00 noon (Toronto time) one (1) Business Day prior to the proposed Drawdown Date of any Canadian Loan that is a Base Rate Loan, or (ii) 12:00 noon (Toronto time) three (3) Canadian Business Days prior to the proposed Drawdown Date of any Canadian Loan that is a LIBOR Rate Loan. Each such Canadian Loan Request shall specify (A) the principal amount of the Canadian Loan requested, (B) the proposed Drawdown Date of such Canadian Loan, (C) whether such Canadian Loan is to be a Base Rate Loan or a LIBOR Rate Loan, (D) the Interest Period of such Canadian Loan, if a LIBOR Rate Loan, and (E) whether such Canadian Loan is to be denominated in Canadian Dollars or U.S. Dollars. Each Canadian Loan Request shall be in a minimum amount of C$3,000,000 or an integral multiple of C$100,000 above such amount (or, in any case, the Dollar Equivalent thereof). Canadian Loan Requests made hereunder shall be irrevocable and binding on the Canadian Borrowers, and shall obligate the Canadian Borrowers to accept the Canadian Loan requested from the Canadian Banks on the proposed Drawdown Date. Notwithstanding anything to the contrary contained herein, no requested Canadian Loan denominated in Canadian Dollars may be a LIBOR Rate Loan.

(c) The U.K. Borrowers shall give to the U.K. Agent written notice appropriately completed and signed by a Responsible Officer of the U.K. Borrowers in the form of Exhibit B-3 hereto (or telephone notice confirmed in writing or a facsimile in the form of Exhibit B-3 hereto or as provided in §2.13(c) with respect to actual or deemed requests for U.K. Base Rate Loans) or such other form as may be approved by the U.K. Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the U.K. Agent) of each U.K. Loan requested hereunder (a “U.K. Loan Request”) not later than (i) 12:00 noon (London time) one (1) Business Day prior to the proposed Drawdown Date of any U.K. Loan that is a Base Rate Loan or any U.K. LIBOR Rate Loan denominated in Sterling or (ii) 12:00 noon (London time) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any U.K. Loan that is a LIBOR Rate Loan denominated in U.S. Dollars or Euros or any EURIBOR Rate Loan. Each such U.K. Loan Request shall specify (A) the principal amount of the U.K. Loan requested, (B) the proposed Drawdown Date of such U.K. Loan, (C) whether such U.K. Loan is to be a Base Rate Loan (which may only be requested in the event that a LIBOR Rate Loan is not available) or a LIBOR Rate Loan, (D) the Interest Period of such U.K. Loan, if a LIBOR Rate Loan, and (E) whether such U.K. Loan is to be denominated in Sterling, U.S. Dollars or Euros. Each U.K. Loan Request shall be in a minimum amount of $1,000,000, £500,000 if denominated in Sterling or EU1,000,000 if denominated in Euros. U.K. Loan Requests made hereunder shall be irrevocable and binding on the U.K. Borrowers, and shall obligate the U.K. Borrowers to accept the U.K. Loan requested from the U.K. Banks on the proposed Drawdown Date. Notwithstanding anything to the contrary contained herein, the requested U.K. Loans denominated in Sterling or Euro (other than the U.K. Swing Line Loans) shall be LIBOR Rate Loans.

(d) Ryder PR shall give the Administrative Agent written notice appropriately completed and signed by a Responsible Officer of Ryder PR in the form of Exhibit B-4 hereto (or telephone notice confirmed in writing or a facsimile in the form of Exhibit B-4) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) of each PR Loan requested hereunder (a “PR Loan Request”) not later than (i) 11:00 a.m. on the proposed Drawdown Date of any PR Loan that is to bear interest calculated by reference to the Domestic Base Rate, or (ii) 11:00 a.m. three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any PR Loan that is to bear interest calculated by reference to the Domestic LIBOR Rate. Each such PR Loan Request shall specify (A) the principal amount of each PR Loan requested, (B) the proposed Drawdown Date of such PR Loan, (C) whether such PR Loan requested is to bear interest calculated by reference to the Domestic Base Rate or the Domestic LIBOR Rate. PR Loan Requests made hereunder shall be irrevocable and binding on Ryder PR, and shall obligate Ryder PR to accept the PR Loan requested from the PR Banks on the proposed Drawdown Date.

(e) The Administrative Agent shall promptly notify each Domestic Bank of each Domestic Loan Request received by the Administrative Agent. The Canadian Agent shall promptly notify each Canadian Bank of each Canadian Loan Request received by the Canadian Agent. The U.K. Agent shall promptly notify each U.K. Bank of each U.K. Loan Request received by the U.K. Agent. The Administrative Agent shall promptly notify each PR Bank of each PR Loan Request received by the Administrative Agent.

§2.8. Election of LIBOR Rate; Notice of Election; Interest Periods; Minimum Amounts.

(a) At the Borrowers’ option, so long as no Event of Default has occurred and is then continuing, each Borrower may (i) elect to convert any Base Rate Loan or a portion thereof to a LIBOR Rate Loan, (ii) at the time of any Domestic Loan Request, Canadian Loan Request, U.K. Loan Request or PR Loan Request specify that such requested Loan shall be a LIBOR Rate Loan, or (iii) upon expiration of the applicable Interest Period, elect to maintain an existing LIBOR Rate Loan as such; provided that the applicable Borrower shall give notice to the Administrative Agent, in the case of Domestic Loans and PR Loans, the Canadian Agent, in the case of Canadian Loans, or the U.K. Agent, in the case of U.K. Loans, pursuant to §2.8(b) hereof. Upon determining the applicable rate for any such LIBOR Rate Loan, the Administrative Agent, in the case of Domestic Loans and PR Loans, the Canadian Agent, in the case of Canadian Loans, and the U.K. Agent, in the case of U.K. Loans, shall forthwith provide notice thereof to the applicable Borrower(s) and the applicable Banks, and each such notice to such Borrower(s) shall be considered prima facie correct and binding, absent manifest error. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Three (3) Eurodollar Business Days (or, in the case of (i) a Canadian LIBOR Rate Loan, three (3) Canadian Business Days and (ii) a U.K. LIBOR Rate Loan denominated in Sterling or Euros, one (1) Eurodollar Business Day) prior to the making of any LIBOR Rate Loan or the conversion of any Base Rate Loan to a LIBOR Rate Loan, or, in the case of an outstanding LIBOR Rate Loan, the expiration date of the applicable Interest Period, the applicable Borrower shall give written notice to the Administrative Agent, in the case of Domestic Loans and PR Loans, the Canadian Agent, in the case of Canadian Loans, or the U.K. Agent, in the case of U.K. Loans, not later than 12:00 noon (local time for such Agent) of its election pursuant to §2.8(a). Each such notice delivered to the Administrative Agent, the Canadian Agent or the U.K. Agent, shall specify the aggregate principal amount of applicable Loans to be borrowed or maintained as or converted to LIBOR Rate Loans and the requested duration of the Interest Period that will be applicable to such LIBOR Rate Loan, and shall be irrevocable and binding upon such Borrower. If Ryder shall fail to give the Administrative Agent, or if the Canadian Borrowers shall fail to give the Canadian Agent, or if the U.K. Borrowers shall fail to give the U.K. Agent, or if Ryder PR shall fail to give the Administrative Agent, notice of its or their election hereunder, together with all of the other information required by this §2.8(b), with respect to any Loan (other than a U.K. Loan denominated in Sterling or Euros), whether at the end of an Interest Period or otherwise, such Loan shall be deemed a Base Rate Loan. If the U.K. Borrowers shall fail to give to the U.K. Agent notice of their election hereunder, together with all of the other information required by this §2.8(b), with respect to a U.K. Loan denominated in Sterling or Euros, whether at the end of an Interest Period or otherwise, such Loan shall bear interest at the end of such Interest Period for an Interest Period of seven (7) days at a rate equal to the sum of (A) the rate determined by the U.K. Agent at which Sterling (or Euros, as the case may be) deposits are offered to it for a period of seven (7) days at approximately 11:00 a.m. (London time) on such day for an amount equal to the principal amount of such Loan plus (B) the Applicable Margin on all LIBOR Rate Loans. The Administrative Agent, the Canadian Agent, or the U.K. Agent, as the case may be, shall promptly notify the applicable Banks in writing (or by telephone confirmed in writing or by facsimile) of such election.

(c) Notwithstanding anything herein to the contrary, no Borrower may specify an Interest Period with respect to the Domestic Loans, Canadian Loans, U.K. Loans or PR Loans that would extend beyond the Maturity Date.

(d) No conversion of Loans pursuant to this §2.8 may result in (i) a LIBOR Rate Loan denominated in Dollars or Euros with a principal amount less than $1,000,000 (or the Euro Equivalent thereof), (ii) a LIBOR Rate Loan denominated in Sterling with a principal amount less than £500,000 or (iii) a Canadian LIBOR Rate Loan with a principal amount less than the Dollar Equivalent of C$3,000,000. In no event shall a Borrower have more than twenty (20) different Interest Periods for borrowings of LIBOR Rate Loans outstanding at any time.

(e) Subject to the terms and conditions of §6.10 hereof, if any Bank demands compensation under §6.7(c) or (d) with respect to any LIBOR Rate Loan, the applicable Borrower may at any time, upon at least three (3) Business Days’ prior written notice to the applicable Agent, elect to convert such LIBOR Rate Loan into a Base Rate Loan denominated in Dollars bearing interest calculated by reference to the Domestic Base Rate, the Canadian Base Rate or the U.K. Dollar Base Rate, as applicable (on which interest and principal shall be payable contemporaneously with the related LIBOR Rate Loans of the other Banks). Thereafter, and until such time as such Bank notifies the applicable Agent that the circumstances giving rise to the demand for compensation under §6.7(c) or (d) no longer exist, all requests for LIBOR Rate Loans from such Bank shall be deemed to be requests for Base Rate Loans denominated in Dollars. Once such Bank notifies the applicable Agent that such circumstances no longer exist, the Borrower(s) may elect that the principal amount of each such Loan converted hereunder shall again bear interest as a LIBOR Rate Loan beginning on the first day of the next succeeding Interest Period applicable to the related LIBOR Rate Loans of the other Banks.

§2.9. Funds for Loans. Not later than 1:00 p.m. (local time for each applicable Agent) on the proposed Drawdown Date (a) in the case of Domestic Loans, each of the Domestic Banks will make available to the Administrative Agent, (b) in the case of Canadian Loans, each of the Canadian Banks will make available to the Canadian Agent, (c) in the case of the U.K. Loans, each of the U.K. Banks will make available to the U.K. Agent, or (d) in the case of PR Loans, each of the PR Banks will make available to the Administrative Agent, in each case at such Agent’s respective Head Office, in immediately available funds, the amount of its Domestic Commitment Percentage, Canadian Commitment Percentage, U.K. Commitment Percentage or PR Commitment Percentage, as the case may be, of the amount of the requested Loan. Upon receipt from each Bank of such amount, and upon receipt of the documents required by §11 and the borrowing certificate required under §12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to Ryder the aggregate amount of such Domestic Loans made available by the Domestic Banks (and the funds otherwise available under §2.12(c), if any), the Canadian Agent will make available to the Canadian Borrowers the aggregate amount of such Canadian Loans made available by the Canadian Banks (and the funds otherwise available under §2.14(c), if any), the U.K. Agent will make available to the U.K. Borrowers the amount of such U.K. Loans made available by the U.K. Banks (and the funds otherwise available under §2.13(c), if any) and the Administrative Agent will make available to Ryder PR the amount of such PR Loans made available by the PR Banks in each case, not later than 3:00 p.m. (local time for such Agent). The failure or refusal of any Bank to make available to the applicable Agent at the aforesaid time and place on any Drawdown Date the amount of its Domestic Commitment Percentage of the requested Domestic Loan, or its Canadian Commitment Percentage of the requested Canadian Loan, or its U.K. Commitment Percentage of the requested U.K. Loan, or its PR Commitment Percentage of the requested PR Loan, as the case may be, shall not relieve any other Bank from its several obligations hereunder to make available to the applicable Agent the amount of such Bank’s Domestic Commitment Percentage, or Canadian Commitment Percentage, or U.K. Commitment Percentage, or PR Commitment Percentage, as the case may be, of any requested Loan.

§2.10. Maturity of the Loans.

The Domestic Loans, Canadian Loans, U.K. Loans and PR Loans shall be due and payable on the Maturity Date (or, if earlier, on the date of the termination in full of the Total Domestic Commitment, the Total Canadian Commitment, the Total U.K. Commitment or the Total PR Commitment, as applicable). Ryder promises to pay to the Administrative Agent, for the pro rata accounts of the Domestic Banks, the

Outstanding Amount of all Domestic Loans outstanding on the Maturity Date (or, if earlier, on the date of the termination in full of the Total Domestic Commitment). The Canadian Borrowers jointly and severally promise to pay to the Canadian Agent, for the pro rata accounts of the Canadian Banks, the Outstanding Amount of all Canadian Loans outstanding on the Maturity Date (or, if earlier, on the date of the termination in full of the Total Canadian Commitment). The U.K. Borrowers jointly and severally promise to pay to the U.K. Agent, for the pro rata accounts of the U.K. Banks, the Outstanding Amount of all U.K. Loans outstanding on the Maturity Date (or, if earlier, on the date of the termination in full of the Total U.K. Commitment). Ryder PR promises to pay the Administrative Agent, for the pro rata accounts of the PR Banks, the Outstanding Amount of all PR Loans outstanding on the Maturity Date (or, if earlier, on the date of the termination in full of the Total PR Commitment). All such payments shall be made together with any and all accrued and unpaid interest thereon, the accrued and unpaid Domestic Facility Fee, Canadian Facility Fee, U.K. Facility Fee and the PR Facility Fee with respect thereto, and any other fees and other amounts owing hereunder.

§2.11. Optional Prepayments or Repayments of Loans.

(a) Subject to the terms and conditions of §6.10, each Borrower shall have the right, at its election, to repay or prepay the Outstanding Amount of the Loans, as a whole or in part, at any time without penalty or premium. Each Borrower shall give the Administrative Agent, the Canadian Agent or the U.K. Agent, as the case may be, no later than 11:00 a.m. (local time for such Agent) one (1) Business Day prior to the proposed date of prepayment or repayment, written notice (or telephonic notice confirmed in writing) of any proposed prepayment or repayment pursuant to this §2.11, specifying the proposed date of prepayment or repayment of the Loans and the principal amount to be paid and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent shall promptly notify each Domestic Bank, the Canadian Agent shall promptly notify each Canadian Bank, the U.K. Agent shall promptly notify each U.K. Bank and the Administrative Agent shall promptly notify each PR Bank, by written notice (or telephonic notice confirmed in writing) of such notice of payment and of the amount of such Bank’s pro rata share of such prepayment. If such notice is given by any Borrower(s), such Borrower(s) shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to §6.10. Each such prepayment shall be applied to the Loans of the applicable Banks in accordance with their respective pro rata share.

(b) The applicable Borrower(s) may, upon notice to the applicable Agent (with a copy to the Administrative Agent), at any time or from time to time, repay or prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the applicable Swing Line Lender and, if different, the applicable Agent not later than 11:00 a.m. (local time for such Swing Line Lender) on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower(s), such Borrower(s) shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceeds the Total Commitment then in effect, the applicable Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this §2.11(c) unless after the prepayment in full of the Loans the Total Outstandings exceeds the Total Commitment then in effect.

§2.12. The Domestic Swing Line.

(a) The Domestic Swing Line Loans. Subject to the terms and conditions hereinafter set forth, upon notice by Ryder to the Domestic Swing Line Lenders in accordance with this §2.12, each of the Domestic Swing Line Lenders severally (and not jointly) agrees to make loans directly to Ryder (the “Domestic Swing Line Loans”) in Dollars in an amount equal to its Domestic Swing Line Commitment Percentage of such Domestic Swing Line Loans on any Business Day during the Availability Period; provided that (i) the aggregate Outstanding Amount of Domestic Swing Line Loans shall not, at any time and after giving effect to all amounts requested, exceed the Total Domestic Swing Line Commitment, and (ii) the Outstanding Amount of the Domestic Swing Line Loans owed to a Domestic Swing Line Lender shall not, at any time and after giving effect to all amounts requested, exceed such Domestic Swing Line Lender’s Domestic Swing Line Commitment. Each Domestic Swing Line Loan shall be in a minimum amount equal to $1,000,000 or an integral multiple thereof. Notwithstanding any other provisions of this Agreement and in addition to the limit set forth above, at no time shall the aggregate Outstanding Amount of all Domestic Swing Line Loans exceed the remainder of (A) the Total Domestic Commitment then in effect minus (B) the sum of (1) the Outstanding Amount of all Domestic Loans at such time, plus (2) the Outstanding Amount of L/C Obligations at such time; provided, that Ryder shall not use the proceeds of any Domestic Swing Line Loan to refinance any outstanding Domestic Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Ryder may borrow under this §2.12, prepay or repay under §2.11, and reborrow under this §2.12. Each Domestic Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Domestic Swing Line Loan, each Domestic Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from each Domestic Swing Line Lender a risk participation in such Domestic Swing Line Loan made by such Domestic Swing Line Lender in an amount equal to the product of such Domestic Bank’s Domestic Commitment Percentage times the amount of such Domestic Swing Line Loan made by such Domestic Swing Line Lender. Notwithstanding the foregoing, neither of the Domestic Swing Line Lenders shall be under any obligation to advance any Domestic Swing Line Loan if any Bank is at such time a Defaulting Bank unless Cash Collateral is provided to the Domestic Swing Line Lenders as set forth in §2.15. Any Cash Collateral provided under this Section shall be held and released pursuant to the terms and provisions of such §2.15.

(b) Notice of Borrowing. When Ryder desires the Domestic Swing Line Lenders to make a Domestic Swing Line Loan, it shall send to the Domestic Swing Line Lenders and the Administrative Agent written notice appropriately completed and signed by a Responsible Officer of Ryder in the form of Exhibit G-1 hereto (or telephonic notice confirmed in a writing in the form of Exhibit G-1 hereto) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) of each Domestic Swing Line Loan requested hereunder (a “Domestic Swing Line Loan Request”) not later than 2:00 p.m. on the proposed Drawdown Date of any Domestic Swing Line Loan. Each such Domestic Swing Line Loan Request shall set forth the principal amount of the proposed Domestic Swing Line Loan and the Swing Line Loan Maturity Date relating to such Domestic Swing Line Loan, which shall in no event be later than the Maturity Date. Each Domestic Swing Line Loan Request shall be irrevocable and binding on Ryder and shall obligate Ryder to borrow the Domestic Swing Line Loan from the Domestic Swing Line Lenders on the proposed Drawdown Date thereof. Upon satisfaction of the applicable conditions set forth in this Agreement, on the proposed Drawdown Date each of the Domestic Swing Line Lenders shall make its Domestic Swing Line Commitment Percentage of the requested Domestic Swing Line Loan available to Ryder no later than 3:00 p.m. on the proposed Drawdown Date by crediting the amount of the Domestic Swing Line Loan to the account specified by Ryder; provided that neither Domestic Swing Line Lender shall advance any Domestic Swing Line Loans after it has received notice from any Bank that a Default or Event of Default has occurred and stating that no new Domestic Swing Line Loans are to be made until such Default or Event of Default has been cured or waived in accordance with the provisions of this Agreement.

(c) Automatic Domestic Base Rate Loan Request. In the event that any Domestic Swing Line Loan Request for a Domestic Swing Line Loan causes the aggregate Outstanding Amount of Domestic Swing Line Loans to exceed $25,000,000 at any time, concurrently with such Domestic Swing Line Loan Request, Ryder shall also submit to the Administrative Agent a Domestic Loan Request for a Domestic Base Rate Loan to be made on the next Business Day in a principal amount equal to the aggregate Outstanding Amount of Domestic Swing Line Loans (provided that if Ryder shall fail to submit such Domestic Loan Request, the parties agree that Ryder shall be deemed to make, and Ryder hereby authorizes the Administrative Agent to distribute to the Banks, a concurrent request for a Domestic Base Rate Loan to be made on the next Business Day in a principal amount equal to the aggregate Outstanding Amount of Domestic Swing Line Loans), and the proceeds of such Domestic Base Rate Loan shall be applied as set forth in §2.12(e); provided that (i) the sum of (A) the Outstanding Amount of the Domestic Loans, plus (B) the Outstanding Amount of L/C Obligations, shall not, at any time and after giving effect to all amounts requested, exceed the Total Domestic Commitment, (ii) the sum of (A) the Outstanding Amount of the Domestic Loans owed to a Domestic Bank, plus (B) the aggregate amount of such Domestic Bank’s participation in L/C Obligations, plus (C) the aggregate amount of such Domestic Bank’s participation in Domestic Swing Line Loans, shall not, at any time and after giving effect to all amounts requested, exceed such Domestic Bank’s Domestic Commitment, and (iii) the Total Outstandings shall not, at any time and after giving effect to all amounts requested, exceed the Total Commitment.

(d) Interest on Domestic Swing Line Loans. Each Domestic Swing Line Loan shall be a Domestic Base Rate Loan and, except as otherwise provided in §6.11 hereof, shall bear interest from the Drawdown Date thereof until repaid in full at the rate per annum equal to the Domestic Base Rate plus the Applicable Margin on all Swing Line Loans, which shall be paid on each Interest Payment Date for Domestic Base Rate Loans and on the applicable Swing Line Loan Maturity Date (or, if earlier, on the date of the termination in full of the Total Domestic Commitment).

(e) Repayment of Domestic Swing Line Loans. Ryder shall repay each outstanding Domestic Swing Line Loan directly to each Domestic Swing Line Lender on or prior to the Swing Line Loan Maturity Date relating thereto (or, if earlier, on the date of the termination in full of the Total Domestic Commitment); provided that Ryder shall repay the aggregate Outstanding Amount of all Domestic Swing Line Loans at any time such Outstanding Amount is in excess of $25,000,000 with the proceeds of the Domestic Base Rate Loan requested under §2.12(c), and Ryder agrees to apply, and Ryder hereby authorizes the Domestic Swing Line Lenders to apply, such proceeds to the outstanding Domestic Swing Line Loans. Upon notice by any Domestic Swing Line Lenders to the Administrative Agent on any Business Day (i) following the Swing Line Loan Maturity Date relating to each Domestic Swing Line Loan, or (ii) at the option of such Domestic Swing Line Lenders, after the occurrence of an Event of Default, each of the Domestic Banks hereby agrees to make Domestic Loans to Ryder constituting Domestic Base Rate Loans, on the next succeeding Business Day following such notice, in an amount equal to such Bank’s Domestic Commitment Percentage of the aggregate Outstanding Amount of all Domestic Swing Line Loans made by such Domestic Swing Line Lender (and the Domestic Swing Line Lenders may apply Cash Collateral available for such purpose with respect to the applicable Swing Line Loan). The proceeds thereof shall be applied directly by the Domestic Swing Line Lenders to repay the Domestic Swing Line Loans made by such Domestic Swing Line Lenders, and Ryder hereby authorizes such application. Each Domestic Bank hereby absolutely, unconditionally and irrevocably agrees to make such Domestic Loans upon one Business Days’ notice as set forth above, notwithstanding (A) that the amount of such Domestic Loan may not comply with the applicable minimums set forth herein, (B) the failure of Ryder to meet the applicable conditions set forth in §11 or §12 hereof, (C) the occurrence or continuance of a Default or an Event of Default hereunder, (D) the Total Domestic Commitment in effect at such time, (E) any setoff, counterclaim, recoupment, defense or other right which such Domestic Bank may have against the Domestic Swing Line Lenders, Ryder or any other Person for any reason whatsoever or (F) any other occurrence, event or condition, whether or not similar to any of the foregoing. In the event that it is impracticable for such Domestic Loan to be made for any reason on the date otherwise required above, then each Domestic Bank hereby agrees that it shall forthwith purchase (as of the date such Domestic Loan would have been made, but adjusted for any payments received from Ryder on or after such date and prior to such purchase) from each of the Domestic Swing Line Lenders, and each of the Domestic Swing Line Lenders shall sell to each Domestic Bank, such participations in its Domestic Swing Line Loans (including all accrued and unpaid interest thereon) outstanding as shall be necessary to cause the Domestic Banks to share in such Domestic Swing Line Loans pro rata based on their respective Domestic Commitment Percentages (without regard to any termination of the Total Domestic Commitment hereunder) by making available to each of the Domestic Swing Line Lenders (which may be through the Administrative Agent) an amount equal to such Bank’s participation in such Domestic Swing Line Loans. No such funding of risk participations shall relieve or otherwise impair the obligation of Ryder to repay Domestic Swing Line Loans, together with interest as provided herein. Any repayment by any Domestic Bank to the Domestic Swing Line Lenders may be done in consultation with the Administrative Agent.

Until a Bank funds its Domestic Base Rate Loan or risk participation pursuant to this §2.12(e) to refinance such Bank’s Domestic Commitment Percentage of any Domestic Swing Line Loan, interest in respect of such Domestic Swing Line Loan shall be solely for the account of the relevant Domestic Swing Line Lenders. Each Domestic Swing Line Lender shall be responsible for invoicing Ryder for interest on its Domestic Swing Line Loans. Ryder shall make all payments of principal and interest in respect of the Domestic Swing Line Loans directly to the applicable Domestic Swing Line Lenders (who shall promptly notify the Administrative Agent of such payment).

If any Domestic Bank fails to make available to the Domestic Swing Line Lenders any amount required to be paid by such Domestic Bank pursuant to the foregoing provisions of this §2.12(e), the Domestic Swing Line Lenders shall be entitled to recover from such Domestic Bank, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Domestic Swing Line Lenders at a rate per annum equal to the Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Domestic Swing Line Lenders in connection with the foregoing. If such Domestic Bank pays such amount (with interest and fees as aforesaid), the amount so paid (less all such aforementioned interest and fees incurred by such Domestic Bank as a result of its failure to pay the required amounts to the applicable Domestic Swing Line Lenders) shall constitute such Domestic Bank’s Domestic Base Rate Loan included in the relevant Domestic Base Rate borrowing or funded participation in the relevant Domestic Swing Line Loan, as the case may be. A certificate of a Domestic Swing Line Lender submitted to any Domestic Bank with respect to any amounts owing under this §2.12(e) shall be conclusive absent manifest error.

(f) The Domestic Swing Line Notes. The obligation of Ryder to repay the Domestic Swing Line Loans made pursuant to this Agreement and to pay interest thereon as set forth in this Agreement may be evidenced by a promissory note of Ryder with appropriate insertions substantially in the form of Exhibit A-5 attached hereto (the “Domestic Swing Line Note”), dated the Closing Date and payable to the applicable Domestic Swing Line Lender in a principal amount stated to be the lesser of (i) such Domestic Swing Line Lender’s Domestic Swing Line Commitment and (ii) the aggregate Outstanding Amount of Domestic Swing Line Loans at any time advanced by the applicable Domestic Swing Line Lender. Upon the request of any Domestic Swing Line Lender to Ryder made through the Administrative Agent, Ryder shall execute and deliver to such Domestic Swing Line Lender (through the Administrative Agent) a Domestic Swing Line Note. Ryder irrevocably authorizes each Domestic Swing Line Lender to make or cause to be made, at or about the time of the Drawdown Date of any Domestic Swing Line Loan or at the time of receipt of any payment of principal on the Domestic Swing Line Note, an appropriate notation on the grid attached to such Note or such Domestic Swing Line Lender’s records reflecting the making of such Domestic Swing Line Loan or (as the case may be) the receipt of such payment. The Outstanding Amount of the Domestic Swing Line Loans set forth on such grid or such records shall be prima facie evidence of the principal amount thereof owing and unpaid to such Domestic Swing Line Lender, but the failure to record, or any error in so recording, any such amount on such Note or such records shall not limit or otherwise affect the actual amount of the obligations of Ryder hereunder or under the Domestic Swing Line Note to make payments of principal of or interest on the Domestic Swing Line Note when due.

(g) Repayment of Participations.

(i) At any time after any Domestic Bank has purchased and funded a risk participation in a Domestic Swing Line Loan, if any Domestic Swing Line Lender receives any payment on account of such Domestic Swing Line Loan, such Domestic Swing Line Lender will distribute to such Domestic Bank (which may be through the Administrative Agent) its pro rata share thereof based on such Bank’s Domestic Commitment Percentage in the same funds as those received by such Domestic Swing Line Lender.

(ii) If any payment received by a Domestic Swing Line Lender in respect of principal or interest on any Domestic Swing Line Loan is required to be returned by such Domestic Swing Line Lender under any of the circumstances described in §15A (including pursuant to any settlement entered into by such Domestic Swing Line Lender in its discretion), each Domestic Bank shall pay to such Domestic Swing Line Lender its pro rata share thereof based on such Bank’s Domestic Commitment Percentage on demand of such Domestic Swing Line Lender, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The obligations of the Domestic Banks under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

§2.13. The U.K. Swing Line.

(a) The U.K. Swing Line Loans. Subject to the terms and conditions hereinafter set forth, upon notice by the U.K. Borrowers made to the U.K. Agent in accordance with this §2.13, the U.K. Agent agrees to make loans to the U.K. Borrowers (the “U.K. Swing Line Loans”) on any Business Day prior to the Maturity Date in any of Dollars, Sterling or Euros in an aggregate principal amount not to exceed $50,000,000 (or the Sterling Equivalent or Euro Equivalent thereof) at any one time outstanding. Each U.K. Swing Line Loan shall be in a minimum amount equal to £100,000 (or the Dollar Equivalent or Euro Equivalent thereof) or an integral multiple thereof. Notwithstanding any other provisions of this Agreement and in addition to the limit set forth above, at no time shall the aggregate Outstanding Amount of all outstanding U.K. Swing Line Loans exceed the remainder of (i)(A) the Total U.K. Commitment then in effect minus (B) the sum of (1)

the aggregate Outstanding Amount of all U.K. Loans denominated in Dollars, plus (2) the aggregate Outstanding Amount of all U.K. Loans denominated in Sterling, plus (3) the aggregate Outstanding Amount of all U.K. Loans denominated in Euros, or (ii)(A) the U.K. Commitment of the U.K. Agent then in effect minus (B) (1) the Outstanding Amount of the U.K. Loans denominated in Dollars owed to the U.K. Agent, plus (2) the Outstanding Amount of U.K. Loans denominated in Sterling owed to the U.K. Agent, plus (3) the Outstanding Amount of U.K. Loans denominated in Euros owed to the U.K. Agent, plus (4) the Outstanding Amount of U.K. Swing Line Loans; provided, that the U.K. Borrowers shall not use the proceeds of any U.K. Swing Line Loan to refinance any outstanding U.K. Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the U.K. Borrowers may borrow under this §2.13, prepay or repay under §2.11, and reborrow under this §2.13. Each U.K. Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a U.K. Swing Line Loan, each U.K. Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.K. Agent a risk participation in such U.K. Swing Line Loan in an amount equal to the product of such U.K. Bank’s U.K. Commitment Percentage times the amount of such U.K. Swing Line Loan. Notwithstanding the foregoing, the U.K. Agent shall not be under any obligation to advance any U.K. Swing Line Loan if any Bank is at such time a Defaulting Bank unless Cash Collateral is provided to the U.K. Agent as set forth in §2.15. Any Cash Collateral provided under this Section shall be held and released pursuant to the terms and provisions of such §2.15.

(b) Notice of Borrowing. When the U.K. Borrowers desire the U.K. Agent to make a U.K. Swing Line Loan, they shall send to the U.K. Agent written notice appropriately completed and signed by a Responsible Officer of the U.K. Borrowers in the form of Exhibit G-2 hereto (or telephonic notice confirmed in a writing in the form of Exhibit G-2 hereto) or such other form as may be approved by the U.K. Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the U.K. Agent) of each U.K. Swing Line Loan requested hereunder (a “U.K. Swing Line Loan Request”) not later than 12:00 p.m. (London time) on the proposed Drawdown Date of any U.K. Swing Line Loan. Each such U.K. Swing Line Loan Request shall set forth the principal amount of the proposed U.K. Swing Line Loan, the currency in which such U.K. Swing Line Loan should be made and the Swing Line Loan Maturity Date relating to such U.K. Swing Line Loan, which shall in no event be later than the Maturity Date. Each U.K. Swing Line Loan Request shall be irrevocable and binding on the U.K. Borrowers and shall obligate the U.K. Borrowers to borrow the U.K. Swing Line Loan from the U.K. Agent on the proposed Drawdown Date thereof. Upon satisfaction of the applicable conditions set forth in this Agreement, on the proposed Drawdown Date the U.K. Agent shall make the U.K. Swing Line Loan available to the U.K. Borrowers no later than 3:00 p.m. (London time) on the proposed Drawdown Date by crediting the amount of the U.K. Swing Line Loan to the account specified by the U.K. Borrowers; provided that the U.K. Agent shall not advance any U.K. Swing Line Loans after it has received notice from any Bank that a Default or Event of Default has occurred and stating that no new U.K. Swing Line Loans are to be made until such Default or Event of Default has been cured or waived in accordance with the provisions of this Agreement.

(c) Automatic U.K. Base Rate Loan Request. In the event that any U.K. Swing Line Loan Request for a U.K. Swing Line Loan causes the aggregate Outstanding Amount of U.K. Swing Line Loans to exceed $25,000,000 at any time (or the Sterling Equivalent or Euro Equivalent thereof), concurrently with such U.K. Swing Line Loan Request, the U.K. Borrowers shall also submit to the U.K. Agent a U.K. Loan Request for U.K. Base Rate Loan to be made on the next Business Day in a principal amount equal to the aggregate Outstanding Amount of U.K. Swing Line Loans (provided that if the U.K. Borrowers fail to submit such U.K. Loan Request, the parties agree that the U.K. Borrowers shall be deemed to make, and each of the U.K. Borrowers hereby authorizes, an automatic concurrent request for a U.K. Base Rate Loan to be made on the next

Business Day in a principal amount equal to the aggregate Outstanding Amount of U.K. Swing Line Loans (or the Sterling Equivalent or Euro Equivalent thereof)) and the proceeds of such U.K. Base Rate Loan shall be applied as set forth in §2.13(e); provided that (i) the sum of (A) the Outstanding Amount of the U.K. Loans denominated in Dollars, plus (B) the Outstanding Amount of the U.K. Loans denominated in Sterling, plus (C) the Outstanding Amount of the U.K. Loans denominated in Euros, shall not, at any time and after giving effect to all amounts requested, exceed the Total U.K. Commitment, (ii) the sum of (A) the Outstanding Amount of the U.K. Loans denominated in Dollars owed to a U.K. Bank, plus (B) the Outstanding Amount of the U.K. Loans denominated in Sterling owed to such U.K. Bank, plus (C) the Outstanding Amount of the U.K. Loans denominated in Euros owed to such U.K. Bank, plus (D) the aggregate amount of such U.K. Bank’s participation U.K. Swing Line Loans, shall not, at any time and after giving effect to all amounts requested, exceed such U.K. Bank’s U.K. Commitment, and (iii) the Total Outstandings shall not, at any time and after giving effect to all amounts requested, exceed the Total Commitment.

(d) Interest on U.K. Swing Line Loans. Each U.K. Swing Line Loan shall be a U.K. Base Rate Loan and, except as otherwise provided in §6.11 hereof, shall bear interest from the Drawdown Date thereof until repaid in full at the rate per annum equal to (i) the Lloyds-U.K. Sterling Reference Rate plus the Applicable Margin on all Swing line Loans, with respect to each U.K. Swing Line Loan denominated in Sterling, (ii) the U.K. Dollar Base Rate plus the Applicable Margin on all Swing Line Loans, with respect to each U.K. Swing Line Loan denominated in U.S. Dollars, and (iii) the Lloyds-U.K. Euro Reference Rate plus the Applicable Margin on all Swing Line Loans, with respect to each U.K. Swing Line Loan denominated in Euros, which shall, in each case, be paid on each Interest Payment Date for U.K. Base Rate Loans and on the applicable Swing Line Loan Maturity Date (or, if earlier, on the date of the termination in full of the Total U.K. Commitment).

(e) Repayment of U.K. Swing Line Loans. The U.K. Borrowers shall repay each outstanding U.K. Swing Line Loan on or prior to the Swing Line Loan Maturity Date relating thereto (or, if earlier, on the date of the termination in full of the Total U.K. Commitment); provided that the U.K. Borrowers shall repay the aggregate Outstanding Amount of all U.K. Swing Line Loans at any time in excess of $25,000,000 with the proceeds of the U.K. Base Rate Loan requested under §2.13(c) (as the case may be), and each of the U.K. Borrowers hereby agrees to apply, and each of the U.K. Borrowers hereby authorizes the U.K. Agent to apply, such proceeds to the outstanding U.K. Swing Line Loans. Upon notice by the U.K. Agent on any Business Day (i) following the Swing Line Loan Maturity Date relating to each U.K. Swing Line Loan or (ii) at the option of the U.K. Agent, after the occurrence of an Event of Default, each of the U.K. Banks hereby agrees to make U.K. Loans to the U.K. Borrowers constituting U.K. Base Rate Loans, on the next succeeding Business Day following such notice, in an amount equal to such Bank’s U.K. Commitment Percentage of the aggregate Outstanding Amount of all U.K. Swing Line Loans (and the U.K. Agent may apply Cash Collateral available for such purpose with respect to the applicable Swing Line Loan). The proceeds thereof shall be applied directly by the U.K. Agent to repay outstanding U.K. Swing Line Loans and each of the U.K. Borrowers hereby authorizes such application. Each U.K. Bank hereby absolutely, unconditionally and irrevocably agrees to make such U.K. Loans upon one Business Days’ notice as set forth above, notwithstanding (A) that the amount of such U.K. Loan may not comply with the applicable minimums set forth herein, (B) the failure of the U.K. Borrowers to meet the applicable conditions set forth in §11 or §12 hereof, (C) the occurrence or continuance of a Default or an Event of Default hereunder, (D) the Total U.K. Commitment in effect at such time, (E) any setoff, counterclaim, recoupment, defense or other right which such U.K. Bank may have against the U.K. Agent, the U.K. Borrowers or any other Person for any reason whatsoever or (F) any other occurrence, event or condition, whether or not similar to any of the foregoing. In the event that it is impracticable for such U.K. Loan to be made for any reason on the date otherwise required above, then each U.K. Bank hereby agrees that it shall forthwith purchase (as of the date such U.K. Loan would have been made, but adjusted for any payments received from the U.K. Borrowers on or after such date and prior to such purchase) from the U.K. Agent, and the U.K. Agent shall sell to each U.K. Bank, such participations in the U.K. Swing Line Loans (including all accrued and unpaid interest thereon) outstanding as shall be necessary to cause the U.K. Banks to share in such U.K. Swing Line Loans pro rata based on their respective U.K. Commitment Percentages (without regard to any termination of the Total U.K. Commitment hereunder) by making available to the U.K. Agent an amount equal to such U.K. Bank’s participation in the U.K. Swing Line Loans. No such funding or risk participations shall relieve or otherwise impair the obligation of the U.K. Borrowers to repay U.K. Swing Line Loans, together with interest as provided herein.

Until a Bank funds its U.K. Base Rate Loan or risk participation pursuant to this §2.13(e) to refinance such Bank’s U.K. Commitment Percentage of any U.K. Swing Line Loan, interest in respect of such pro rata share shall be solely for the account of the U.K. Agent. The U.K. Agent shall be responsible for invoicing the U.K. Borrowers for interest on the U.K. Swing Line Loans. The U.K. Borrowers shall make all payments of principal and interest in respect of the U.K. Swing Line Loans directly to the U.K. Agent.

If any U.K. Bank fails to make available to the U.K. Agent for the account of the U.K. Agent any amount required to be paid by such U.K. Bank pursuant to the foregoing provisions of this §2.13(e), the U.K. Agent shall be entitled to recover from such U.K. Bank, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the U.K. Agent at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the U.K. Agent in connection with the foregoing. If such U.K. Bank pays such amount (with interest and fees as aforesaid), the amount so paid (less all such aforementioned interest and fees incurred by such U.K. Bank as a result of its failure to pay the required amounts to the U.K. Agent) shall constitute such U.K. Bank’s U.K. Base Rate Loan included in the relevant U.K. Base Rate borrowing or funded participation in the relevant U.K. Swing Line Loan, as the case may be. A certificate of the U.K. Agent submitted to any U.K. Bank with respect to any amounts owing under this §2.13(e) shall be conclusive absent manifest error.

(f) The U.K. Swing Line Note. The obligation of the U.K. Borrowers to repay the U.K. Swing Line Loans made pursuant to this Agreement and to pay interest thereon as set forth in this Agreement may be evidenced by a promissory note of the U.K. Borrowers with appropriate insertions substantially in the form of Exhibit A-6 attached hereto (the “U.K. Swing Line Note”), dated the Closing Date and payable to the U.K. Agent in a principal amount stated to be the lesser of (i) $50,000,000, or (ii) the aggregate principal amount of Swing Line Loans at any time advanced by the U.K. Agent and outstanding thereunder. Upon the request of the U.K. Agent to the U.K. Borrowers, the U.K. Borrowers shall execute and deliver to the U.K. Agent a U.K. Swing Line Note. The U.K. Borrowers irrevocably authorize the U.K. Agent to make or cause to be made, at or about the time of the Drawdown Date of any U.K. Swing Line Loan or at the time of receipt of any payment of principal on the U.K. Swing Line Note, an appropriate notation on the grid attached to such Note or the U.K. Agent’s records reflecting the making of such U.K. Swing Line Loan or (as the case may be) the receipt of such payment. The Outstanding Amount of the U.K. Swing Line Loans set forth on such grid or such records shall be prima facie evidence of the principal amount thereof owing and unpaid to the U.K. Agent, but the failure to record, or any error in so recording, any such amount on such Note or such records shall not limit or otherwise affect the actual amount of the obligations of the U.K. Borrowers hereunder or under the U.K. Swing Line Note to make payments of principal of or interest on the U.K. Swing Line Note when due.

(g) Repayment of Participations.

(i) At any time after any U.K. Bank has purchased and funded a risk participation in a U.K. Swing Line Loan, if the U.K. Agent receives any payment on account of such U.K. Swing Line Loan, the U.K. Agent will distribute to such U.K. Bank its pro rata share thereof based on such Bank’s U.K. Commitment Percentage in the same funds as those received by the U.K. Agent.

(ii) If any payment received by the U.K. Agent in respect of principal or interest on any U.K. Swing Line Loan is required to be returned by the U.K. Agent under any of the circumstances described in §15A (including pursuant to any settlement entered into by the U.K. Agent in its discretion), each U.K. Bank shall pay to the U.K. Agent its pro rata share thereof based on such U.K. Bank’s U.K. Commitment Percentage on demand of the U.K. Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The obligations of the U.K. Banks under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

§2.14. The Canadian Swing Line.

(a) The Canadian Swing Line Loans. Subject to the terms and conditions hereinafter set forth, upon notice by the Canadian Borrowers to the Canadian Swing Line Lender in accordance with this §2.14, the Canadian Swing Line Lender agrees to make loans to the Canadian Borrowers (the “Canadian Swing Line Loans”) in Dollars or Canadian Dollars on any Business Day prior to the Maturity Date in an aggregate principal amount not to exceed $50,000,000 (or the Canadian Dollar Equivalent thereof) at any one time outstanding. Each Canadian Swing Line Loan shall be in a minimum amount equal to $500,000 (or the Canadian Dollar Equivalent thereof); provided that there shall be no minimum amount for any Canadian Swing Line Loan which is advanced in order to fund an overdraft in the Canadian Borrowers’ Canadian Dollar accounts maintained with Canadian Swing Line Lender (as provided in §2.14(b) hereof). Notwithstanding any other provisions of this Agreement and in addition to the limit set forth above, at no time shall the aggregate Outstanding Amount of all Canadian Swing Line Loans exceed (i) the Total Canadian Commitment then in effect minus (ii) the sum of (A) the aggregate Outstanding Amount of all Canadian Loans denominated in U.S. Dollars, plus (B) the Outstanding Amount of all Canadian Loans denominated in Canadian Dollars, plus (C) the Outstanding Amount of Bankers’ Acceptances; provided, that the Canadian Borrowers shall not use the proceeds of any Canadian Swing Line Loan to refinance any outstanding Canadian Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Canadian Borrowers may borrow under this §2.14, prepay or repay under §2.11, and reborrow under this §2.14. Each Canadian Swing Line Loan shall be a Canadian Base Rate Loan. Immediately upon the making of a Canadian Swing Line Loan, each Canadian Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Swing Line Lender a risk participation in such Canadian Swing Line Loan in an amount equal to the product of such Canadian Bank’s Canadian Commitment Percentage times the amount of such Canadian Swing Line Loan. Notwithstanding the foregoing, the Canadian Swing Line Lender shall not be under any obligation to advance any Canadian Swing Line Loan if any Bank is at such time a Defaulting Bank unless Cash Collateral is provided to the Canadian Swing Line Lender as set forth in §2.15. Any Cash Collateral provided under this Section shall be held and released pursuant to the terms and provisions of such §2.15.

(b) Notice of Borrowing. When the Canadian Borrowers desire the Canadian Swing Line Lender to make a Canadian Swing Line Loan, they shall send to the Canadian Swing Line Lender written notice appropriately completed and signed by a Responsible Officer of the Canadian Borrowers in the form of Exhibit G-3 hereto (or telephonic notice confirmed in a writing in the form of Exhibit G-3 hereto) or such other form as may be approved by the Canadian Swing Line Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Canadian Swing Line Lender) of each Canadian Swing Line Loan requested hereunder (a “Canadian Swing Line Loan Request”) not later than 2:00 p.m. (Toronto time) on the proposed Drawdown Date of any Canadian Swing Line Loan. Each such Canadian Swing Line Loan Request shall set forth the principal amount of the proposed Canadian Swing Line Loan, the currency in which such Canadian Swing Line Loan shall be made and the Swing Line Loan Maturity Date relating to such Canadian Swing Line Loan, which shall in no event be later than the Maturity Date. In addition, in the event that the Canadian Borrowers cause an overdraft in the net position of all its Canadian Dollar accounts maintained with the Canadian Agent, the Canadian Borrowers shall be deemed to have requested a Canadian Swing Line Loan (subject to the terms and conditions set forth in this §2.14 and in §11 and §12, to the extent applicable) in the amount of such overdraft. Each Canadian Swing Line Loan Request shall be irrevocable and binding on the Canadian Borrowers and shall obligate the Canadian Borrowers to borrow the Canadian Swing Line Loan from the Canadian Swing Line Lender on the proposed Drawdown Date thereof. Upon satisfaction of the applicable conditions set forth in this Agreement, on the proposed Drawdown Date the Canadian Swing Line Lender shall make the Canadian Swing Line Loan available to the Canadian Borrowers no later than 3:00 p.m. (Toronto time) on the proposed Drawdown Date by crediting the amount of the Canadian Swing Line Loan to the account specified by the Canadian Borrowers; provided that the Canadian Swing Line Lender shall not advance any Canadian Swing Line Loans after it has received notice from any Bank that a Default or Event of Default has occurred and stating that no new Canadian Swing Line Loans are to be made until such Default or Event of Default has been cured or waived in accordance with the provisions of this Agreement.

(c) Automatic Canadian Base Rate Loan Request. In the event that any Canadian Swing Line Loan Request for a Canadian Swing Line Loan causes the aggregate Outstanding Amount of Canadian Swing Line Loans to exceed $25,000,000 (or the Canadian Dollar Equivalent thereof) at any time, concurrently with such Canadian Swing Line Loan Request, the Canadian Borrowers shall also submit to the Canadian Agent a Canadian Loan Request for a Canadian Base Rate Loan to be made on the next Business Day in a principal amount equal to the aggregate Outstanding Amount of Canadian Swing Line Loans (provided that if the Canadian Borrowers fail to submit such Canadian Loan Request, the parties agree that each of the Canadian Borrowers shall be deemed to make, and each of the Canadian Borrowers hereby authorizes, an automatic concurrent request for a Canadian Base Rate Loan to be made on the next Business Day in a principal amount equal to the aggregate Outstanding Amount of Canadian Swing Line Loans (or the Canadian Dollar Equivalent thereof)), and the proceeds of such Canadian Base Rate Loan shall be applied as set forth in §2.14(e); provided that (i) the sum of (A) the Outstanding Amount of the Canadian Loans denominated in Dollars, plus (B) the Outstanding Amount of the Canadian Loans denominated in Canadian Dollars, plus (C) the Outstanding Amount of Bankers’ Acceptances then outstanding, shall not, at any time and after giving effect to all amounts requested, exceed the Total Canadian Commitment, (ii) the sum of (A) the Outstanding Amount of the Canadian Loans denominated in Dollars owed to a Canadian Bank, plus (B) the Outstanding Amount of the Canadian Loans denominated in Canadian Dollars owed to such Canadian Bank, plus (C) the Outstanding Amount of Bankers’ Acceptances purchased by such Canadian Bank, plus (D) the aggregate amount of such Canadian Bank’s participation in Canadian Swing Line Loans, shall not, at any time and after giving effect to all amounts requested, exceed such Canadian Bank’s Canadian Commitment, and (iii) the Total Outstandings shall not, at any time and after giving effect to all amounts requested, exceed the Total Commitment.

(d) Interest on Canadian Swing Line Loans. Each Canadian Swing Line Loan shall be a Canadian Base Rate Loan and, except as otherwise provided in §6.11 hereof, shall bear interest from the Drawdown Date thereof until repaid in full at the rate per annum equal to the Canadian Prime Rate plus the Applicable Margin on all Swing Line Loans, with respect to each Canadian Swing Line Loan denominated in Canadian Dollars, and the Canadian Base Rate plus the Applicable Margin on all Swing Line Loans with respect to each Canadian Swing Line Loan denominated in U.S. Dollars, which shall be paid on each Interest Payment Date for Canadian Base Rate Loans and on the applicable Swing Line Loan Maturity Date (or, if earlier, on the date of the termination in full of the Total Canadian Commitment).

(e) Repayment of Canadian Swing Line Loans. The Canadian Borrowers shall repay each outstanding Canadian Swing Line Loan on or prior to the Swing Line Loan Maturity Date relating thereto (or, if earlier, on the date of the termination in full of the Total Canadian Commitment); provided that the Canadian Borrowers shall repay the aggregate Outstanding Amount of any Canadian Swing Line Loans at any time in excess of $25,000,000 with the proceeds of the Canadian Base Rate Loan requested under §2.14(c) (as the case may be), and each of the Canadian Borrowers agrees to apply and each of the Canadian Borrowers hereby authorizes the Canadian Agent and the Canadian Swing Line Lender to apply, such proceeds to the outstanding Canadian Swing Line Loans. Upon notice by the Canadian Swing Line Lender on any Business Day (i) following the Swing Line Loan Maturity Date relating to each Canadian Swing Line Loan or (ii) at the option of the Canadian Swing Line Lender, after the occurrence of an Event of Default, each of the Canadian Banks hereby agrees to make Canadian Loans to the Canadian Borrowers constituting Canadian Base Rate Loans, on the next succeeding Business Day following such notice, in an amount equal to such Bank’s Canadian Commitment Percentage of the aggregate Outstanding Amount of all Canadian Swing Line Loans (and the Canadian Agent may apply Cash Collateral available for such purpose with respect to the applicable Swing Line Loan). The proceeds thereof shall be applied directly by the Canadian Agent to repay outstanding Canadian Swing Line Loans and each of the Canadian Borrowers hereby authorizes such application. Each Canadian Bank hereby absolutely, unconditionally and irrevocably agrees to make such Canadian Loans upon one Business Days’ notice as set forth above, notwithstanding (A) that the amount of such Canadian Loan may not comply with the applicable minimums set forth herein, (B) the failure of the Canadian Borrowers to meet the applicable conditions set forth in §11 or §12 hereof, (C) the occurrence or continuance of a Default or an Event of Default hereunder, (D) the Total Canadian Commitment in effect at such time, (E) any setoff, counterclaim, recoupment, defense or other right which such Canadian Bank may have against the Canadian Swing Line Lender, the Canadian Borrowers or any other Person for any reason whatsoever or (F) any other occurrence, event or condition, whether or not similar to any of the foregoing. In the event that it is impracticable for such Canadian Loan to be made for any reason on the date otherwise required above, then each Canadian Bank hereby agrees that it shall forthwith purchase (as of the date such Canadian Loan would have been made, but adjusted for any payments received from the Canadian Borrowers on or after such date and prior to such purchase) from the Canadian Swing Line Lender, and the Canadian Swing Line Lender shall sell to each Canadian Bank, such participations in the Canadian Swing Line Loans (including all accrued and unpaid interest thereon) outstanding as shall be necessary to cause the Canadian Banks to share in such Canadian Swing Line Loans pro rata based on their respective Canadian Commitment Percentages (without regard to any termination of the Total Canadian Commitment hereunder) by making available to the Canadian Agent an amount equal to such Bank’s participation in the Canadian Swing Line Loans. No such funding or risk participations shall relieve or otherwise impair the obligation of the Canadian Borrowers to repay Canadian Swing Line Loans, together with interest as provided herein.

Until a Bank funds its Canadian Base Rate Loan or risk participation pursuant to this §2.14(e) to refinance such Bank’s Canadian Commitment Percentage of any Canadian Swing Line Loan, interest in respect of such pro rata share shall be solely for the account of the Canadian Swing Line Lender. The Canadian Agent shall be responsible for invoicing the Canadian Borrowers for interest on the Canadian Swing Line Loans. The Canadian Borrowers shall make all payments of principal and interest in respect of the Canadian Swing Line Loans directly to the Canadian Agent.

If any Canadian Bank fails to make available to the Canadian Agent for the account of the Canadian Swing Line Lender any amount required to be paid by such Canadian Bank pursuant to the foregoing provisions of this §2.14(e), the Canadian Agent for the account of the Canadian Swing Line Lender shall be entitled to recover from such Canadian Bank, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Canadian Agent at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Canadian Agent in connection with the foregoing. If such Canadian Bank pays such amount (with interest and fees as aforesaid), the amount so paid (less all such aforementioned interest and fees incurred by such Canadian Bank as a result of its failure to pay the required amounts to the Canadian Agent for the account of the Canadian Swing Line Lender) shall constitute such Canadian Bank’s Canadian Base Rate Loan included in the relevant Canadian Base Rate borrowing or funded participation in the relevant Canadian Swing Line Loan, as the case may be. A certificate of the Canadian Agent submitted to any Canadian Bank with respect to any amounts owing under this §2.14(e) shall be conclusive absent manifest error.

(f) The Canadian Swing Line Note. The obligation of the Canadian Borrowers to repay the Canadian Swing Line Loans made pursuant to this Agreement and to pay interest thereon as set forth in this Agreement may be evidenced by a promissory note of the Canadian Borrowers with appropriate insertions substantially in the form of Exhibit A-7 attached hereto (the “Canadian Swing Line Note”), dated the Closing Date and payable to the Canadian Swing Line Lender in a principal amount stated to be the lesser of (i) $50,000,000, or (ii) the aggregate principal amount of Canadian Swing Line Loans at any time advanced by the Canadian Swing Line Lender and outstanding thereunder. Upon the request of the Canadian Swing Line Lender to the Canadian Borrowers, the Canadian Borrowers shall execute and deliver to the Canadian Swing Line Lender a Canadian Swing Line Note. The Canadian Borrowers irrevocably authorize the Canadian Swing Line Lender to make or cause to be made, at or about the time of the Drawdown Date of any Canadian Swing Line Loan or at the time of receipt of any payment of principal on the Canadian Swing Line Note, an appropriate notation on the grid attached to such Note or the Canadian Agent’s records reflecting the making of such Canadian Swing Line Loan or (as the case may be) the receipt of such payment. The Outstanding Amount of the Canadian Swing Line Loans set forth on such grid or such records shall be prima facie evidence of the principal amount thereof owing and unpaid to the Canadian Agent, but the failure to record, or any error in so recording, any such amount on such Note or such records shall not limit or otherwise affect the actual amount of the obligations of the Canadian Borrowers hereunder or under the Canadian Swing Line Note to make payments of principal of or interest on the Canadian Swing Line Note when due.

(g) Repayment of Participations.

(i) At any time after any Canadian Bank has purchased and funded a risk participation in a Canadian Swing Line Loan, if the Canadian Swing Line Lender receives any payment on account of such Canadian Swing Line Loan, the Canadian Swing Line Lender (which may be through the Canadian Agent) will distribute to such Canadian Bank its pro rata share thereof based on such Bank’s Canadian Commitment Percentage in the same funds as those received by the Canadian Swing Line Lender.

(ii) If any payment received by the Canadian Swing Line Lender in respect of principal or interest on any Canadian Swing Line Loan is required to be returned by the Canadian Swing Line Lender under any of the circumstances described in §15A (including pursuant to any settlement entered into by the Canadian Swing Line Lender in its discretion), each Canadian Bank shall pay to the Canadian Swing Line Lender its pro rata share thereof based on such Bank’s Canadian Commitment Percentage on demand of the Canadian Swing Line Lender, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The obligations of the Canadian Banks under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

§2.15. Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Bank (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing (pursuant to the terms and conditions of §4.3), or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Ryder shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Borrowings and all L/C Obligations, as applicable. At any time that there shall exist a Defaulting Bank, immediately upon the request of an Agent, the Issuing Bank or a Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to §2.16(a)(iv) and any Cash Collateral provided by the Defaulting Bank).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The applicable Borrowers (other than the U.K. Borrowers), and to the extent provided by any Bank, such Bank, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Banks (including the Swing Line Lenders, as applicable), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to §2.15(c). Any Cash Collateral provided by a U.K. Borrower shall be effected pursuant to terms and documentation reasonably acceptable to the U.K. Agent. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than (i) the amount any Borrower is required to provide as Cash Collateral pursuant to §2.15(a) or (ii) the applicable Fronting Exposure and other obligations secured thereby that a Defaulting Bank is required hereunder to Cash Collateralize, the Borrowers or the relevant Defaulting Bank, as applicable, will, promptly upon demand by the Administrative Agent, provide to the Administrative Agent additional Cash Collateral in respect of its obligations to provide such Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this §2.15 or §2.11, §2.12, §2.13, §2.14, §2.16, §4 or §13.1 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Bank, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or for other obligations shall be released promptly to the provider of such Cash Collateral as follows: (i)(A) to a Defaulting Bank following the elimination of the applicable Fronting Exposure so secured or elimination of the other obligations giving rise thereto as a result of the termination of such Bank’s status as a Defaulting Bank (or, as appropriate, its assignee following compliance with §21.2(f)) and (B) to the applicable Borrower(s) following the elimination of the applicable Fronting Exposure so secured or elimination of the other obligations giving rise thereto, as applicable, including, without limitation, by the termination of Defaulting Bank status of the applicable Bank (or, as appropriate, its assignee following compliance with §21.2(f)), or upon (1) the advance by a Defaulting Bank of its Commitment Percentage of the Base Rate Loan advanced to refinance a Swing Line Loan (it being understood that such Defaulting Bank’s advance of such Base Rate Loan shall be applied to refinance the relevant Swing Line Loan) or (2) the funding by a Defaulting Bank of the portion of any participations in L/C Obligations required to be funded by such Bank, in the case of clauses (i)(B)(1) and (i)(B)(2) of this subsection (d), together with any interest thereon, or (ii) when there exists excess Cash Collateral for the purpose for which it was provided, as determined in good faith by the Administrative Agent (with such excess Cash Collateral to be released as follows in the event that such Borrower(s) and such Defaulting Bank each provided Cash Collateral for such particular purpose: first, to the applicable Borrower(s) up to the amount of Cash Collateral provided by such Borrower(s); and then to the applicable Defaulting Bank); provided, however, (x) that Cash Collateral furnished by or on behalf of a Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this §2.15), and (y) the Person providing Cash Collateral and the Issuing Bank or the applicable Swing Line Lender, as applicable, may all mutually agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

§2.16. Defaulting Banks.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §17.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by an Agent hereunder for the account of that Defaulting Bank (whether voluntary or mandatory, at maturity or otherwise, and including any amounts made available to such Agent by that Defaulting Bank pursuant to §2.17 or §14, as applicable), shall be applied at such time or times as may be determined by the Agents as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Agents hereunder; second, to the payment on a pro rata basis of any amounts owing by that

Defaulting Bank to the Issuing Bank or the Swing Line Lenders hereunder; third, if so determined by the applicable Agent(s) or requested by the Issuing Bank or the applicable Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Bank of any participation in any Swing Line Loan or Letter of Credit; fourth, as Ryder may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the applicable Agent(s); fifth, if so determined by the applicable Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Bank to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Banks, the Issuing Bank or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the Issuing Bank or any Swing Line Lender against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in §12 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Bank. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post Cash Collateral pursuant to this §2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.

(iii) Certain Fees. Each Defaulting Bank (A) shall be entitled to receive any Facility Fee pursuant to §2.2 for any period during which that Bank is a Defaulting Bank only to extent allocable to the sum of (1) the Outstanding Amount of the Loans funded by it and (2) its applicable Commitment Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to §2.12, §2.13, §2.14, §2.15, §2.16(a)(ii) or §4, as applicable (and, with respect to all or any part of the Commitment Percentage that has not been Cash Collateralized by such Defaulting Bank, the applicable Borrowers shall (x) instead be required to pay to each of the Issuing Bank and the applicable Swing Line Lenders, as applicable, the amount of such fee allocable to it in accordance with the percentage of such Defaulting Bank’s participation obligation that has been reallocated to it and (y) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Bank in respect of the Fronting Exposure arising from that Defaulting Bank), and (B) shall be limited in its right to receive Letter of Credit Fees as provided in §4.9.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Bank, for purposes of computing the amount of the obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Letters of Credit or applicable Swing Line Loans pursuant to §2.12, §2.13, §2.14 and §4, as applicable, the “Commitment Percentage” of each non-Defaulting Bank shall be computed without giving effect to the Commitment of that Defaulting Bank; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Bank becomes a Defaulting Bank, no Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Letters of Credit and the applicable Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Bank minus (2) the aggregate Outstanding Amount of the Loans of that Bank. Subject to §34, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a non-Defaulting Bank as a result of such non-Defaulting Bank’s increased exposure following such reallocation.

(b) Defaulting Bank Cure. If Ryder, the applicable Agents, the applicable Swing Line Lenders and the Issuing Bank, if applicable, agree in writing in their sole discretion that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the applicable Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase that portion of outstanding Loans of the other Banks or take such other actions as the applicable Agents may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and applicable Swing Line Loans to be held on a pro rata basis by the Banks in accordance with their Commitment Percentages (without giving effect to §2.16(a)(iv)), whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower while that Bank was a Defaulting Bank; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

§2.17. Sharing of Payments by Banks. Except to the extent set forth in §14 with regard to Defaulting Banks, if any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Bank’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the applicable Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank), (B) the application of Cash Collateral provided for in §2.15, or (C) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrowers or any Affiliate thereof (as to which the provisions of this Section shall apply). Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of such Borrower in the amount of such participation.

§2.18. Lending Offices. Without limiting the obligations of any Bank or any Borrower under §6.2 hereof, each Bank may fund any Loan, each Canadian Bank may accept or purchase any Bankers’ Acceptance and the Issuing Bank may issue, amend, extend or renew any Letter of Credit, in each case, through any Lending Office (as hereinafter defined); provided that the exercise of this option shall not affect the obligation of any Borrower to repay any Obligation in accordance with the terms of this Agreement. As used herein, “Lending Office” means, as to any Bank or the Issuing Bank, the office or offices of such Bank or the Issuing Bank described as such in such Bank’s Administrative Questionnaire (or, in the case of the Issuing Bank, the Administrative Questionnaire of the Bank acting as the Issuing Bank), or such other office or offices as a Bank or the Issuing Bank may from time to time notify Ryder and the Agents, which office may include any Affiliate of such Bank or the Issuing Bank, or any domestic or foreign branch of such Bank, the Issuing Bank or such Affiliate. For purposes of this Agreement, Bank of America Merrill Lynch International Limited is a designated Affiliate of Bank of America, it being understood and agreed that (a) Bank of America Merrill Lynch International Limited shall include its successor in title Bank of America Merrill Lynch International Designated Activity Company (including, without limitation, its branches) pursuant to and with effect from the merger between Bank of America Merrill Lynch International Limited and Bank of America Merrill Lynch International Designated Activity Company that takes effect in accordance with Chapter II, Title II of Directive (EU) 2017/1132 (which repeals and codifies the Cross-Border Mergers Directive (2005/56/EC)), as implemented in the United Kingdom and Ireland, and (b) a transfer of rights and obligations from Bank of America Merrill Lynch International Limited to Bank of America Merrill Lynch International Designated Activity Company pursuant to such merger shall be permitted. Unless the context otherwise requires each reference to a Bank and the Issuing Bank shall include its applicable Lending Office.

§2.19. Extension of Maturity Date.

(a) Requests for Extension. The Borrowers may, by sending an Extension Letter to the Agents (who shall promptly notify the Banks) no earlier than sixty (60) days and no later than forty-five (45) days prior to any anniversary of the Closing Date (each such anniversary of the Closing Date being an “Anniversary Date”), request that each Bank extend such Bank’s then-existing Scheduled Maturity Date (with respect to each Bank, such Bank’s “Current Maturity Date”) for one year; provided, that, no more than two Extension Letters may be submitted by the Borrowers during the term of this Agreement.

(b) Bank Elections to Extend. Each Bank, acting in its sole discretion, shall, by notice to the Agents given promptly after such Bank’s receipt of an Extension Letter and, in any event, no later than thirty (30) days prior to the applicable Anniversary Date (the “Notice Date”), advise the Agents whether such Bank agrees to such extension (each Bank that determines not to so extend its Scheduled Maturity Date being referred to herein as a “Non-Extending Bank”); provided, that, any Bank that does not so advise the Agents on or before the applicable Notice Date shall be deemed to be a Non-Extending Bank. For the avoidance of doubt, (i) the election of any Bank to agree to such extension shall not obligate any other Bank to so agree, and (ii) each Non-Extending Bank shall be required to maintain its original Commitments pursuant to the terms and conditions contained herein to and including such Non-Extending Bank’s then-existing Scheduled Maturity Date (without giving effect to such extension).

(c) Notification by Agents. The Agents shall notify the Borrowers of each Bank’s determination under §2.19(b) no later than the date that is twenty-five (25) days prior to the applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Banks that have agreed so to extend their Current Maturity Date (each, an “Extending Bank”) shall be more than fifty percent (50%) of the Total Commitments in effect immediately prior to the applicable Anniversary Date, then, subject to the satisfaction of the conditions set forth in §2.19(f), effective as of the applicable Anniversary Date, the Scheduled Maturity Date of each Extending Bank shall be extended to the date falling one year after the Current Maturity Date of each Extending Bank (except that, if such date is not a Business Day, such Scheduled Maturity Date as so extended shall be the next preceding Business Day).

(e) Replacement of Non-Extending Banks. Subject to the satisfaction of the minimum extension requirement in §2.19(d) and the other conditions to the effectiveness of any such extension set forth in §2.19(f), the Borrowers shall have the right (but not the obligation), in their sole discretion, to, no later than the date that occurs sixty (60) days following the applicable Anniversary Date, elect to replace any Non-Extending Bank by causing such Non-Extending Bank to assign and delegate, without recourse, its interests, rights and obligations as a Bank under this Agreement and the related Loan Documents to one or more existing Banks or Eligible Assignees (provided that (x) the applicable existing Bank or Eligible Assignee agrees to the extension of such Non-Extending Bank’s then-existing Scheduled Maturity Date requested by the Borrowers in the applicable Extension Letter, and (y) all accrued interest, fees and other amounts payable to such Non-Extending Bank hereunder and under the other Loan Documents shall be paid to such Non-Extending Bank in connection with such assignment).

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of each Extending Bank’s then-existing Scheduled Maturity Date pursuant to this §2.19 shall not be effective with respect to any Extending Bank unless, on the applicable Anniversary Date: (i) no Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto, and (ii) the representations and warranties contained in §7.1, §7.2, §7.6(a), §7.9, §7.10, §7.14, §7.17, §7.18 and §7A shall be true at and as of the time of the effective date of such extension, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse to the business, assets or financial condition of Ryder and its Consolidated Subsidiaries, taken as a whole, or to the extent that such representations and warranties relate expressly and solely to an earlier date).

(g) Conflicting Provisions. This §2.19 shall supersede any provisions in §2.17 or §17 to the contrary.

§3. BANKERS’ ACCEPTANCES.

§3.1. Acceptance and Purchase. Subject to the terms and conditions hereof, each Canadian Bank severally agrees to accept and purchase Bankers’ Acceptances drawn upon it by the Canadian Borrowers denominated in Canadian Dollars. The Canadian Borrowers shall notify the Canadian Agent by irrevocable written notice (each a “Bankers’ Acceptance Notice”) by 11:00 a.m. (Toronto time) within one (1) Canadian Business Day of the date of any borrowing by way of Bankers’ Acceptances. Each borrowing by way of Bankers’ Acceptances shall be in a minimum aggregate face amount of C$3,000,000 or an integral multiple of C$100,000 thereof. The face amount of each Bankers’ Acceptance shall be C$100,000 or any integral multiple thereof. Each Bankers’ Acceptance Notice shall be in the form of Exhibit F. In no event shall (i) the Dollar Equivalent of the aggregate face amount of all outstanding Bankers’ Acceptances exceed the remainder of (A) the Total Canadian Commitment minus (B) the sum of (1) the Outstanding Amount of all Canadian Loans denominated in U.S. Dollars, plus (2) the Outstanding Amount of all Canadian Loans denominated in Canadian Dollars, (ii) the sum of (A) the Outstanding Amount of the Canadian Loans denominated in Dollars owed to a Canadian Bank, plus (B) the Outstanding Amount of the Canadian Loans denominated in Canadian Dollars owed to such Canadian Bank, plus (C) the Outstanding Amount of Bankers’ Acceptances purchased by such Canadian Bank, plus (D) the aggregate amount of such Canadian Bank’s participation in Canadian Swing Line Loans, at any time and after giving effect to all amounts requested, exceed such Canadian Bank’s Canadian Commitment, and (iii) the Total Outstandings, at any time and after giving effect to all amounts requested, exceed the Total Commitment.

(a) Term. Each Bankers’ Acceptance shall be issued and shall mature on a Canadian Business Day. Each Bankers’ Acceptance shall have a term of 1, 2, 3 or 6 months, shall mature no later than five (5) days prior to the Maturity Date, and shall be in form and substance reasonably satisfactory to the Canadian Bank which is accepting such Bankers’ Acceptance.

(b) Bankers’ Acceptances in Blank. To facilitate the acceptance of Bankers’ Acceptances under this Agreement, the Canadian Borrowers shall, upon execution of this Agreement and from time to time as required, provide to the Canadian Agent bills of exchange or depository bills, in form satisfactory to the Canadian Agent, duly executed and endorsed in blank by the Canadian Borrowers in quantities sufficient for each Canadian Bank to fulfill its obligations hereunder. In addition, the Canadian Borrowers hereby appoint each Canadian Bank as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Bank, blank forms of Bankers’ Acceptances. The Canadian Borrowers recognize and agree that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Canadian Bank shall bind the Canadian Borrowers as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrowers. Each Canadian Bank is hereby authorized to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such Canadian Bank; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Bank pursuant to clause (d) below. No Canadian Bank shall be responsible or liable for its failure to accept a Bankers’ Acceptance if the cause of such failure is, in whole or in part, due to the failure of the Canadian Borrowers to provide duly executed and endorsed bills of exchange or depository bills to the Canadian Agent on a timely basis nor shall any Canadian Bank or the Canadian Agent be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except loss or improper use arising by reason of the gross negligence or willful misconduct of such Bank or the Canadian Agent, its officers, employees, agents or representatives. Each Canadian Bank shall maintain a record with respect to Bankers’ Acceptances (i) received by it from the Canadian Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted by it hereunder, (iv) purchased by it hereunder, and (v) cancelled at their respective maturities. Each Canadian Bank further agrees to retain such records in the manner and for the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to such Canadian Bank.

(c) Depository Bills. All Bankers’ Acceptances accepted by the Canadian Bank issued in the form of a depository bill (as defined in the Depository Bills and Notes Act (Canada) (“DBNA”)) shall be deposited with the Canadian Depository for Securities and shall be made payable to CDS & Co. In order to give effect to the foregoing, the Canadian Agent may, acting reasonably, establish and notify the Canadian Borrowers and the other Canadian Banks of any additional procedures, consistent with the terms of this Agreement and the requirements, of the DBNA, as are reasonably necessary to accomplish the parties intention, including, without limitation: (i) inserting a phrase in the drafts held by the Canadian Agent to the effect that the Bankers’ Acceptance is issued pursuant to the DBNA; (ii) removing any reference to authentication of a Bankers’ Acceptance; and (iii) removing any reference to the bearer of the depository bill.

(d) Execution of Bankers’ Acceptances. Bills of exchange or depository bills of the Canadian Borrowers to be accepted as Bankers’ Acceptances hereunder shall be duly executed by one or more duly authorized officers on behalf of the Canadian Borrowers. Notwithstanding that any person whose signature appears on any Bankers’ Acceptance as a signatory for the Canadian Borrowers may no longer be an authorized signatory for the Canadian Borrowers at the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance so signed shall be binding on the Canadian Borrowers. As a condition precedent to each Canadian Bank’s obligation to accept and, if applicable, purchase Bankers’ Acceptances hereunder, each of the Canadian Borrowers hereby agrees to the Power of Attorney Terms – Bankers’ Acceptances set out in Annex A hereto and hereby grants to each Canadian Bank a power of attorney on the terms set out in such Annex A; provided that if either of the Canadian Borrowers revoke such power of attorney, the Canadian Banks shall not be entitled to issue Bankers’ Acceptances hereunder unless the Canadian Borrowers, the Canadian Agent and all of the Canadian Banks have agreed on amendments to this Agreement which would allow the Canadian Borrowers to again issue Bankers’ Acceptances. Any executed drafts or orders to be used as Bankers’ Acceptances shall be held in safekeeping with the same degree of care as if they were a Canadian Bank’s property.

(e) Issuance of Bankers’ Acceptances. Promptly following receipt of a Bankers’ Acceptance Notice, the Canadian Agent shall so advise the Canadian Banks of the face amount of each Bankers’ Acceptance to be accepted by it and the term thereof. The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Bank shall be determined by the Canadian Agent by reference to the respective Canadian Commitments of the Canadian Banks, except that, if the face amount of a Bankers’ Acceptance, which would otherwise be accepted by a Canadian Bank, would not be C$100,000 or an integral multiple thereof, such face amount shall be increased or reduced by the Canadian Agent in its sole and absolute discretion to the nearest integral multiple of C$100,000.

(f) Acceptance of Bankers’ Acceptances. Each Bankers’ Acceptance to be accepted by a Canadian Bank shall be accepted at such Bank’s office shown on Schedule 1 hereof or as otherwise designated by said Canadian Bank from time to time.

(g) Purchase of Bankers’ Acceptances. On the relevant date of borrowing, each Canadian Bank severally agrees to purchase from the Canadian Borrowers, at the face amount thereof discounted by the Applicable BA Discount Rate, any Bankers’ Acceptance accepted by it and provide to the Canadian Agent, for the account of the Canadian Borrowers, the BA Discount Proceeds in respect thereof after deducting therefrom the amount of the Acceptance Fee.

(h) Sale of Bankers’ Acceptances. Each Canadian Bank may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(i) Waiver of Presentment and Other Conditions. The Canadian Borrowers waive presentment for payment and any other defense to payment of any amounts due to a Canadian Bank in respect of a Bankers’ Acceptance accepted and purchased by such Canadian Bank pursuant to this Agreement which might exist solely by reason of such Bankers’ Acceptance being held, at the maturity thereof, by such Bank in its own right. The Canadian Borrowers agree not to claim or require any days of grace or require the Canadian Agent or any Canadian Bank to claim any days of grace if any Canadian Bank as holder sues or otherwise commences legal proceedings for the payment of any Bankers’ Acceptance.

§3.2. Refunding Bankers’ Acceptances. With respect to each Bankers’ Acceptance, the Canadian Borrowers, except during the occurrence and continuation of an Event of Default, may give irrevocable telephone or written notice (or such other method of notification as may be agreed upon between the Canadian Agent and the Canadian Borrowers) to the Canadian Agent at or before 11:00 a.m. (Toronto time) within one (1) Canadian Business Day of such maturity date of such Bankers’ Acceptance of any Canadian Borrower’s intention to issue one or more Bankers’ Acceptances on such maturity date (each a “Refunding Bankers’ Acceptance”) to provide for the payment of such maturing Bankers’ Acceptance (it being understood that payments by the Canadian Borrowers and fundings by the Canadian Banks in respect of each maturing Bankers’ Acceptance and each related Refunding Bankers’ Acceptance shall be made on a net basis reflecting the difference between the face amount of such maturing Bankers’ Acceptance and the BA Discount Proceeds (net of the applicable Acceptance Fee) of such Refunding Bankers’ Acceptance). Any funding on account of any maturing Bankers’ Acceptance must be made at or before 12:00 noon (Toronto time) on the maturity date of such Bankers’ Acceptance. If the Canadian Borrowers fail to give such notice, the Canadian Borrowers shall be irrevocably deemed to have requested and to have been advanced a Canadian Loan bearing interest at the Canadian Prime Rate in the face amount of such maturing Bankers’ Acceptance on the maturity date of such maturing Bankers’ Acceptance from the Canadian Bank which accepted such maturing Bankers’ Acceptance, which Loan shall thereafter bear interest as such in accordance with the provisions hereof and otherwise shall be subject to all provisions of this Agreement applicable to Canadian Loans until paid in full. Notwithstanding anything to the contrary contained herein, the Canadian Borrowers shall not prepay the Outstanding Amount of any Bankers’ Acceptance, as a whole or in part, at any time.

§3.3. Acceptance Fee. An acceptance fee (the “Acceptance Fee”) shall be payable by the Canadian Borrowers to each Canadian Bank and each Canadian Bank shall deduct the amount of such Acceptance Fee from the BA Discount Proceeds (in the manner specified in §3.1(g) in respect of each Bankers’ Acceptance), said fee to be calculated at a rate per annum equal to the Applicable Acceptance Fee Rate calculated on the face amount of such Bankers’ Acceptance and computed on the basis of the number of days in the term of such Bankers’ Acceptance and a year of 365 days.

§4. LETTERS OF CREDIT.

§4.1. Letter of Credit Commitments.

(a) Commitments to Issue Domestic Letters of Credit.

Subject to the terms and conditions set forth herein, (i) the Issuing Bank agrees, in reliance upon the agreements of the Domestic Banks set forth in this §4, (A) from time to time on any Domestic Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Ryder and/or any of its domestic Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in each case denominated in Dollars, in accordance with §4.2, and (B) to honor drawings under the Letters of Credit; and (ii) the Domestic Banks severally agree to participate in Letters of Credit issued for the account of Ryder and/or any of its domestic Subsidiaries and any drawings thereunder; provided, however, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the Outstanding Amount of L/C Obligations shall not exceed the Letter of Credit Sublimit, (2) the sum of (x) the Outstanding Amount of L/C Obligations, plus (y) the Outstanding Amount of the Domestic Loans, shall not, at any time and after giving effect to all amounts requested, exceed the Total Domestic Commitment, (3) with respect to any Domestic Bank, the sum of (x) the aggregate amount of such Domestic Bank’s participation in L/C Obligations, plus (y) the Outstanding Amount of the Domestic Loans owed to such Domestic Bank, plus (z) the aggregate amount of such Domestic Bank’s participation in Domestic Swing Line Loans, shall not, at any time and after giving effect to all amounts requested, exceed such Domestic Bank’s Domestic Commitment, and (4) the Total Outstandings shall not, at any time and after giving effect to all amounts requested, exceed the Total Commitment; provided, further, that, after giving effect to all L/C Credit Extensions, the aggregate Outstanding Amount of all L/C Obligations of any Issuing Bank shall not exceed such Issuing Bank’s L/C Commitment. Each request by Ryder and/or any domestic Subsidiary for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Ryder that the L/C Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Ryder’s and/or any of its domestic Subsidiaries’ ability to obtain Letters of Credit shall be fully revolving, and accordingly Ryder and/or its domestic Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) The Issuing Bank shall not issue any Letter of Credit, if:

(i) subject to §4.2(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Banks have approved such expiry date; or

(ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Banks have approved such expiry date.

(c) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or Laws applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose on the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it (it being understood that if the Issuing Bank determines not to issue a Letter of Credit as a result of events or circumstances giving rise to unreimbursed losses, costs or expenses, the Issuing Bank shall promptly notify Ryder and the Administrative Agent of the same, and, in any event, the Borrowers may elect to reimburse such Issuing Bank for such loss, cost or expense, and upon the reimbursement of such loss, cost or expense, the Issuing Bank shall issue such Letter of Credit on the terms and subject to the other conditions set forth herein);

(ii) the issuance of such Letter of Credit would violate any international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities (including the interpretation or administration thereof by any Governmental Authority) or one or more policies of the Issuing Bank;

(iii) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial face amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(iv) such Letter of Credit is to be denominated in a currency other than Dollars;

(v) subject to §4.2(d), such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(vi) (A) a default of any Domestic Bank’s (other than the Domestic Bank which is the Issuing Bank) obligations to fund under §4.3 exists, (B) any Domestic Bank (other than a Domestic Bank which is the Issuing Bank) has failed to fund any portion of any participations in L/C Obligations required to be funded by it hereunder or (C) any Bank is at such time a Defaulting Bank unless Cash Collateral is provided to the Issuing Bank as set forth in §2.15 (it being understood that any Cash Collateral provided under this Section shall be held and released pursuant to the terms and conditions of such §2.15).

(d) The Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(e) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(f) The Issuing Bank shall act on behalf of the Domestic Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in §16 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in §16 included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

§4.2. Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Ryder and/or its domestic Subsidiary delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a duly authorized officer of Ryder and/or its domestic Subsidiary. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. (local time for each of the Issuing Bank and the Administrative Agent) at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the

Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Domestic Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Domestic Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may reasonably require. Additionally, Ryder shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may reasonably require.

(b) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Ryder and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Bank, any Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the relevant Letter of Credit, that one or more applicable conditions contained in §11 and §12 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of Ryder and/or its domestic Subsidiaries, as the case may be, or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, the Domestic Banks shall be deemed to, and hereby irrevocably and unconditionally agree to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Domestic Commitment Percentage times the amount of such Letter of Credit. The Issuing Bank will provide updated information quarterly to the Domestic Banks with respect to the Letters of Credit outstanding at such time.

(c) If Ryder and/or any of its domestic Subsidiaries so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Ryder and/or any of its domestic Subsidiaries shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Domestic Banks shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (i) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of §4.1(b) and (c) or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Banks have elected not to permit such extension or (B) from any Agent, any Bank or any Borrower that one or more of the applicable conditions specified in §12 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(d) If any Letter of Credit contains provisions providing for automatic reinstatement of the stated amount after any drawing thereunder, (i) unless otherwise directed by the Issuing Bank, Ryder and/or any of its domestic Subsidiaries shall not be required to make a specific request to the Issuing Bank to permit such reinstatement, and (ii) the Administrative Agent and the Domestic Banks hereby authorize and direct the Issuing Bank to permit such automatic reinstatement, whether or not a Default then exists, unless the Issuing Bank has received a notice (which may be by telephone or in writing) on or before the day that is two Business Days before the reinstatement date from any Agent, the Majority Banks or any Borrower that one or more of the applicable conditions specified in §12 is not then satisfied and directing the Issuing Bank to cease permitting such automatic reinstatement of such Letter of Credit.

(e) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to Ryder and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

§4.3. Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify Ryder and the Administrative Agent thereof not later than 1:00 p.m. (Eastern time) on the date of drawing under such Letter of Credit. Not later than 11:00 a.m. (Eastern time) on the Domestic Business Day next following the later of (i) the date of any payment by the Issuing Bank under a Letter of Credit (each such date of payment by the Issuing Bank, an “Honor Date”) or (ii) the date that the Issuing Bank provides notice to Ryder of a drawing by the beneficiary under a Letter of Credit, Ryder shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing, together with interest thereon at a rate per annum equal to the Domestic Base Rate. If Ryder fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Domestic Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Domestic Bank’s Domestic Commitment Percentage thereof. In such event, Ryder shall be deemed to have requested a Domestic Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in §2.7 for the principal amount of Loans, but subject to the amount of the unutilized portion of the Total Domestic Commitment and the conditions set forth in §12 (other than the delivery of a Domestic Loan Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this §4.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) Each Domestic Bank (including the Domestic Bank acting as Issuing Bank, if applicable) shall upon any notice pursuant to §4.3(a) make funds available (and the Administrative Agent may apply Cash Collateral, if applicable and to the extent provided for this purpose) for the account of the Issuing Bank at the Administrative Agent’s Head Office in an amount equal to its Domestic Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. (local time of the Administrative Agent) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of §4.3(c), each Domestic Bank that so makes funds available shall be deemed to have made a Domestic Base Rate Loan to Ryder in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.

(c) With respect to any Unreimbursed Amount that is not fully refinanced by a Domestic Base Rate Loan pursuant to this §4.3 because the conditions set forth in §12 cannot be satisfied or for any other reason, Ryder shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest in accordance with §6.11. In such event, each Domestic Bank’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to §4.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this §4.

(d) Until a Domestic Bank funds its Domestic Base Rate Loan or L/C Advance pursuant to this §4.3 to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Domestic Bank’s Domestic Commitment Percentage of such amount shall be solely for the account of the Issuing Bank.

(e) Each Domestic Bank’s obligation to make Domestic Base Rate Loans or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this §4.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Domestic Bank’s obligation to make Domestic Base Rate Loans pursuant to this §4.3 is subject to the conditions set forth in §12 (other than delivery by Ryder of a Domestic Loan Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Ryder to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(f) If any Domestic Bank fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this §4.3 by the time specified in §4.3(b), the Issuing Bank shall be entitled to recover from such Domestic Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Domestic Bank pays such amount (with interest and fees as aforesaid), the amount so paid (less all such aforementioned interest and fees incurred by such Domestic Bank as a result of its failure to pay the required amounts to the Issuing Bank) shall constitute such Domestic Bank’s Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Domestic Bank (through the Administrative Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.

§4.4. Repayment of Participations.

(a) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Domestic Bank such Bank’s L/C Advance in respect of such payment in accordance with §4.3, if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Ryder or otherwise, including proceeds of Cash Collateral applied thereto by the

Administrative Agent), the Administrative Agent will distribute to such Bank its Domestic Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to §4.3(a) is required to be returned in connection with any proceeding under any Debtor Relief Law or under any of the circumstances described in §15A (in each case, including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Domestic Bank shall pay to the Administrative Agent for the account of the Issuing Bank its Domestic Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of such Banks under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

§4.5. Obligations Absolute. The obligation of Ryder to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, set-off, defense or other right that Ryder or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

Ryder shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Ryder’s instructions or other irregularity, Ryder will immediately notify the Issuing Bank. Ryder shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

§4.6. Role of Issuing Bank.

Each Domestic Bank and Ryder agrees that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent nor any of their respective officers, directors, employees, agents or attorneys-in-fact or affiliates, correspondents, participants or assignees of the Issuing Bank or Administrative Agent shall be liable to any Domestic Bank for (a) any action taken or omitted in connection herewith at the request or with the approval of the Domestic Banks or the Majority Banks, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Ryder hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Ryder’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the Issuing Bank, the Administrative Agent nor any of their respective officers, directors, employees, agents or attorneys-in-fact or affiliates, correspondents, participants or assignees of the Issuing Bank or the Administrative Agent, shall be liable or responsible for any of the matters described in clauses (a) through (e) of §4.5; provided, however, that anything in such clauses to the contrary notwithstanding, Ryder may have a claim against the Issuing Bank, and the Issuing Bank may be liable to Ryder, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Ryder which Ryder proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

§4.7. [Reserved.]

§4.8. Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and Ryder when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

§4.9. Letter of Credit Fees. Ryder shall pay to the Administrative Agent, for the account of each Domestic Bank in accordance with its Domestic Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for Ryder’s or any of its domestic Subsidiaries’ account equal to the Applicable Margin on all Letter of Credit Fees times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Bank with respect to any Letter of Credit as to which such Defaulting Bank has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to this §4 shall be payable, to the maximum extent permitted by applicable Law, to the other Banks in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to §2.16(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account. Letter of Credit Fees shall be (a) computed on a quarterly basis in arrears and (b) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin on all Letter of Credit Fees during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin on all Letter of Credit Fees separately for each period during such quarter that such Applicable Margin on all Letter of Credit Fees was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists and subject to the request of the Majority Banks (other than with respect to an Event of Default under §13.1(a) (regarding the payment of principal), §13.1(g) or §13.1(h), in each case which shall not require the request of the Majority Banks), all Letter of Credit Fees shall accrue at a rate equal to the sum of the Applicable Margin on all Letter of Credit Fees plus 2% per annum.

§4.10. Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. Ryder shall pay directly to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued for Ryder’s or any of its domestic Subsidiaries’ account at the per annum rate of 0.125% payable on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee shall be computed on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, Ryder shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

§4.11. Conflict with Issuing Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

§4.12. Letters of Credit Issued for Domestic Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any of Ryder’s domestic Subsidiaries, Ryder shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. Ryder hereby acknowledges that the issuance of Letters of Credit for the account of its domestic Subsidiaries inures to the benefit of Ryder, and that Ryder’s business derives substantial benefits from the businesses of such domestic Subsidiaries.

§4.13. Acknowledgment of Multiple Issuing Banks; Letter of Credit Reports to the Administrative Agent.

(a) Each of the parties to this Agreement acknowledges that one or more Issuing Banks may issue or amend Letters of Credit as set forth in this §4 and each reference to Issuing Bank herein shall refer to the applicable Issuing Bank with respect to the Letters of Credit issued by such Issuing Bank and, as the context may require, all Issuing Banks.

(b) Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this §4, provide the Administrative Agent with a report setting forth the following: (i) reasonably prior to the time that such Issuing Bank issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed); (ii) on each Domestic Business Day on which such Issuing Bank makes a payment pursuant to a Letter of Credit, the date and amount of such payment; (iii) on any Domestic Business Day on which Ryder fails to reimburse a payment made pursuant to a Letter of

Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment; and (iv) on any other Domestic Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. Additionally, for so long as any Letter of Credit issued by such Issuing Bank is outstanding, such Issuing Bank shall deliver to the Administrative Agent on the last Domestic Business Day of each calendar month, a report setting forth such information with respect to each Letter of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

§5. GUARANTY.

§5.1. Guaranty of Payment. Ryder hereby irrevocably guarantees to the Agents, the Issuing Bank and the Banks, the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise) of all of the Obligations of Ryder PR, each of the Canadian Borrowers, each of the U.K. Borrowers and each of Ryder’s domestic Subsidiaries, including, without limitation, the principal and interest accruing on the Canadian Loans, the obligations with respect to Bankers’ Acceptances, the U.K. Loans, the PR Loans, the obligations with respect to the Letters of Credit and the L/C Obligations and all such Obligations which would become due but for the operation of the automatic stay pursuant to §362(a) of the Bankruptcy Code of the United States or any similar provision of any other bankruptcy or insolvency law and the operation of §§502(b) and 506(b) of the Bankruptcy Code of the United States or any similar provision of any other bankruptcy or insolvency law (all such obligations of Ryder PR, the Canadian Borrowers, the U.K. Borrowers and each of Ryder’s domestic Subsidiaries being referred to herein as the “Guaranteed Obligations”). This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment of all of the Guaranteed Obligations and not of their collectability only and is in no way conditioned upon any requirement that any Agent, the Issuing Bank or any Bank first attempt to collect any of the Guaranteed Obligations from Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers, any of Ryder’s domestic Subsidiaries or any other Person or resort to any collateral security or other means of obtaining payment. Should an Event of Default occur as a result of a default by Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers or any of Ryder’s domestic Subsidiaries in the payment of any of the Guaranteed Obligations, the Obligations of Ryder hereunder with respect to such Guaranteed Obligations in default shall, upon demand by the applicable Agent(s), become immediately due and payable to the applicable Agent(s), for the benefit of the Banks, the Issuing Bank and the Agents, without demand or notice of any nature, all of which are expressly waived by Ryder. Payments by Ryder hereunder may be required by the Agents on any number of occasions. All payments by Ryder hereunder shall be made to the applicable Agent(s), in the manner and at the place of payment specified therefor in §6.1 hereof, for the account of the Banks, the Issuing Bank and the Agents.

§5.2. Ryder’s Agreement to Pay Enforcement Costs, etc. Ryder further agrees, as the principal obligor and not as a guarantor only, to pay to the applicable Agents, on demand, all reasonable costs and expenses (including court costs and legal expenses) incurred or expended by any Agent, the Issuing Bank or any Bank in connection with the Guaranteed Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §5.2 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in §6.11 hereof; provided that if such interest exceeds the maximum amount permitted to be paid under applicable Law, then such interest shall be reduced to such maximum permitted amount.

§5.3. Waivers by Ryder; Banks’ Freedom to Act. Ryder agrees that the Guaranteed Obligations will be paid strictly in accordance with their respective terms, regardless of any Law or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Issuing Bank or any Bank with respect thereto. Ryder waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers, any of Ryder’s domestic Subsidiaries or any other entity or other Person primarily or secondarily liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, Ryder agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Guaranteed Obligation and agrees that the Guaranteed Obligations of Ryder hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Agents, the Issuing Bank or any Bank to assert any claim or demand or to enforce any right or remedy against Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers, any of Ryder’s domestic Subsidiaries or any other entity or other person primarily or secondarily liable with respect to any of the Guaranteed Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Guaranteed Obligation; (iii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of this Agreement, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Guaranteed Obligation; (v) the adequacy of any rights which the Agents, the Issuing Bank or any Bank may have against any collateral security or other means of obtaining repayment of any of the Guaranteed Obligations; (vi) the impairment of any collateral securing any of the Guaranteed Obligations, including without limitation the failure to perfect or preserve any rights which the Agents, the Issuing Bank or any Bank might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of Ryder or otherwise operate as a release or discharge of Ryder (other than the indefeasible payment in full, in cash, of all of the Guaranteed Obligations and the irrevocable termination of each of the Commitments), all of which may be done without notice to Ryder. To the fullest extent permitted by Law, Ryder hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Agents, the Issuing Bank or any Bank from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against Ryder before or after the Agent’s, the Issuing Bank’s or such Bank’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other Law which in any other way would otherwise require any election of remedies by the Agents, the Issuing Bank or any Bank.

§5.4. Unenforceability of Guaranteed Obligations. If for any reason Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers, or any applicable domestic Subsidiary of Ryder has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of the Guaranteed Obligations have become irrecoverable from Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers or such domestic Subsidiary by reason of such Person’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason (other than the indefeasible payment in full, in cash, of all of the Guaranteed Obligations and the irrevocable termination of each of the Commitments), to the extent permitted by Law, this Guaranty shall nevertheless be binding on Ryder to the same extent as if Ryder at all times had been the principal obligor on all such Guaranteed Obligations. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers or any of Ryder’s domestic Subsidiaries, or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Agreement, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by Ryder.

§5.5. Subrogation; Subordination.

§5.5.1. Postponement of Rights. Until the final payment in full in cash of all of the Guaranteed Obligations: Ryder shall not exercise and hereby waives any rights against Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers, or any of its domestic Subsidiaries arising as a result of payment by Ryder hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Agents, the Issuing Bank or any Bank in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; Ryder will not claim any setoff, recoupment or counterclaim against Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers or any of its domestic Subsidiaries in respect of any liability of Ryder to Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers or any such domestic Subsidiary; and Ryder waives any benefit of and any right to participate in any collateral security which may be held by the Agents, the Issuing Bank or any Bank.

§5.5.2. Subordination. The payment of any amounts due with respect to any indebtedness of Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrowers or any of Ryder’s domestic Subsidiaries for money borrowed or credit received now or hereafter owed to Ryder is hereby subordinated to the prior final payment in full in cash of all of the Guaranteed Obligations; provided that, so long as no Event of Default has occurred and is continuing, Ryder PR, the Canadian Borrowers, the U.K. Borrowers or such domestic Subsidiaries may pay, and Ryder may receive, such payment. Ryder agrees that, after the occurrence of any Event of Default, Ryder will not demand, sue for or otherwise attempt to collect any such indebtedness of Ryder PR, the Canadian Borrowers, the U.K. Borrowers or Ryder’s domestic Subsidiaries to Ryder until all of the Guaranteed Obligations shall have been irrevocably paid in full in cash. If, notwithstanding the foregoing sentence, Ryder shall collect, enforce or receive any amounts in respect of such indebtedness while any Guaranteed Obligations are still outstanding, such amounts shall be collected, enforced and received by Ryder as trustee for the Banks, the Issuing Bank and the Agents and be paid over to the Agents, for the benefit of the Banks, the Issuing Bank and the Agents, on account of the Guaranteed Obligations without affecting in any manner the liability of Ryder under the other provisions of this Guaranty.

§5.5.3. Provisions Supplemental. The provisions of this §5.5 shall be supplemental to and not in derogation of any rights and remedies of the Banks, the Issuing Bank and the Agents under any separate subordination agreement which the Agents or any of them may at any time and from time to time enter into with Ryder for the benefit of the Banks, the Issuing Bank and the Agents.

§5.6. Further Assurances. Ryder agrees that it will from time to time, at the request of the Agents, do all such things and execute all such documents as the Agents may reasonably consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Banks, the Issuing Bank and the Agents hereunder. Ryder acknowledges and confirms that it has established its own adequate means of obtaining from Ryder PR, each of the Canadian Borrowers, each of the U.K. Borrowers and each of its domestic Subsidiaries on a continuing basis all information desired by it concerning the financial condition of such Persons and that it will look to such Persons and not to the Agents, the Issuing Bank or any Bank in order for it to keep adequately informed of changes in any of such Person’s financial condition.

§5.7. Reinstatement. Notwithstanding any termination of this Guaranty upon the final and indefeasible payment in full, in cash, of the Guaranteed Obligations, this Guaranty shall continue to be effective or be reinstated, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Agents, the Issuing Bank or any Bank upon the insolvency, bankruptcy or reorganization of Ryder PR, either of the Canadian Borrowers, either of the U.K. Borrower or any applicable domestic Subsidiary of Ryder, or otherwise, all as though such payment had not been made or value received.

§5.8. Successors and Assigns. This Guaranty shall be binding upon Ryder, its successors and assigns, and shall inure to the benefit of the Agents, the Issuing Bank and the Banks and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Bank may, in accordance with the provisions of §21 and subject to the limitations set forth therein, assign or otherwise transfer this Agreement, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Guaranteed Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Bank herein. Ryder may not assign any of its Guaranteed Obligations hereunder.

§5.9. Currency of Payment. Ryder shall pay the Guaranteed Obligations in the currency in which such Obligations were incurred by the applicable Borrower(s) or the applicable domestic Subsidiary.

§5.10. Concerning Joint and Several Liability of the U.K. Borrowers and the Canadian Borrowers.

(a) Each U.K. Borrower hereby irrevocably and unconditionally jointly and severally guarantees to the U.K. Agent and the U.K. Banks the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise) of all of the Obligations of the other U.K. Borrower hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Banks, the Agents and the Issuing Bank under this Agreement, for the mutual benefit, directly and indirectly, of each U.K. Borrower and in consideration of the undertakings of the other U.K. Borrower to accept joint and several liability for the Obligations. Each U.K. Borrower agrees that this is an absolute, unconditional and continuing guaranty of the full and punctual payment of all of the Obligations of the other U.K. Borrower hereunder and under the other Loan Documents and not of their collectability only and is in no way conditioned upon any requirement that the U.K. Agent or any U.K. Bank first attempt to collect any of such Obligations from such U.K. Borrower or resort to any collateral security or other means of obtaining payment. Each U.K. Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.K. Borrower with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §5.10(a)), it being the intention of the parties hereto that all of the Obligations of the U.K. Borrowers shall be the joint and several Obligations of each U.K. Borrower without preferences or distinction among them. Each U.K. Borrower hereby waives all defenses relating to the joint and several liability described above, including, without limitation, all suretyship defenses.

(b) Each Canadian Borrower hereby irrevocably and unconditionally jointly and severally guarantees to the Canadian Agent and the Canadian Banks the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise) of all of the Obligations of the other Canadian Borrower hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Banks, the Agents and the Issuing Bank under this Agreement, for the mutual benefit, directly and indirectly, of each Canadian Borrower and in consideration of the undertakings of the other Canadian Borrower to accept joint and several liability for the Obligations. Each Canadian Borrower agrees that this is an absolute, unconditional and continuing guaranty of the full and punctual payment of all of the Obligations of the other Canadian Borrower hereunder and under the other Loan Documents and not of their collectability only and is in no way conditioned upon any requirement that the Canadian Agent or any Canadian Bank first attempt to collect any of such Obligations from such Canadian Borrower or resort to any collateral security or other means of obtaining payment. Each Canadian Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Canadian Borrower with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §5.10(b)), it being the intention of the parties hereto that all of the Obligations of the Canadian Borrowers shall be the joint and several Obligations of each Canadian Borrower without preferences or distinction among them. Each Canadian Borrower hereby waives all defenses relating to the joint and several liability described above, including, without limitation, all suretyship defenses.

§6. PROVISIONS RELATING TO ALL LOANS.

§6.1. Funds for Payments. All payments of principal, interest, fees (other than the Acceptance Fee) and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent, the Canadian Agent, the U.K. Agent or any Swing Line Lender (as expressly provided hereunder), as applicable, received at such Agent’s Head Office (or, in the case of payments made to any Swing Line Lender (as expressly provided hereunder), to the account specified by such Swing Line Lender) in immediately available funds, without condition or deduction for any defense, setoff, recoupment, counterclaim or other withholding of any kind (other than any withholding resulting from the failure of a Bank to comply with the provisions of §6.2), by 12:00 noon (local time for such Agent or Swing Line Lender) on any due date. Subject to the provisions of §28, if a payment is received by such Agent or such Swing Line Lender at or before 2:00 p.m. (local time for such Agent or Swing Line Lender) on any Business Day, such Agent or such Swing Line Lender shall on the same Business Day transfer in immediately available funds to (a) each of the Domestic Banks, their pro-rata portion of such payment in accordance with their respective Domestic Commitment Percentages, in the case of payments with respect to Domestic Loans, (b) the Domestic Swing Line Lenders in the case of payments with respect to Domestic Swing Line Loans, (c) each of the Canadian Banks, their pro-rata portion of such payment in accordance with their respective Canadian Commitment Percentages in the case of payments with respect to Canadian Loans and Bankers’ Acceptances, except to the extent necessary to reflect Bankers’ Acceptances issued on a non-pro-rata basis pursuant to §3.1(e), (d) the Canadian Swing Line Lender with respect to payments of Canadian Swing Line Loans, (e) each of the U.K. Banks, their pro-rata portion of such payment in accordance with their respective U.K. Commitment Percentages in the case of payments with respect to the U.K. Loans, (f) the U.K. Agent with respect to payments of U.K. Swing Line Loans, (g) each of the PR Banks, their pro-rata portion of such payment in accordance with their respective PR Commitment Percentages in the case of payments with respect to PR Loans, (h) the Issuing Bank in the case of payments with respect to L/C Obligations payable to the Issuing Bank, and (i) the Domestic Banks, their pro-rata portion of such payment in accordance with their respective applicable Commitment Percentages in the case of payments with respect to L/C Obligations payable to such Domestic Banks. If such payment is received by such Agent after 2:00 p.m. (local time for such Agent or Swing Line Lender) on any Business Day, such transfer shall be made by such Agent or such Swing Line Lender to the applicable Bank(s) on the next Business Day. All such payments received by any Agent or any Swing Line Lender after 2:00 p.m. (local time for such Agent or Swing Line Lender) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

§6.2. Status of Banks; Tax Documentation.

(a) (i) Each Bank that may lawfully do so shall deliver to Ryder and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Ryder or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Ryder or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Bank’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Bank by the respective Borrowers pursuant to this Agreement or otherwise to establish such Bank’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any such Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Ryder and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Ryder on behalf of such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Bank is subject to backup withholding or information reporting requirements; and

(B) each such Foreign Bank that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Ryder and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and, to the extent that such Bank may lawfully do so thereafter, from time to time thereafter upon the request of Ryder on behalf of such Borrower or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:

(I) executed copies of Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed copies of Internal Revenue Service Form W-8ECI,

(III) executed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed copies of Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable), or

(V) executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Bank shall, upon obtaining actual knowledge thereof, promptly (A) notify Ryder and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Bank.

(iv) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Bank, as the Administrative Agent or such Bank shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Bank or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Bank of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(b) The Borrowers shall not be required to pay any additional amounts in respect of Domestic Loans to any Foreign Bank in respect of United States Federal withholding tax pursuant to §19 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Foreign Bank became a party to this Agreement or, with respect to payments to a different lending office designated by the Foreign Bank as its applicable lending office (a “New Lending Office”), the date such Foreign Bank designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to any transferee or New Lending Office as a result of a Reallocation or an assignment, transfer or designation made at the request of the Borrowers; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any transferee, or Bank through a New Lending Office, would be entitled to receive without regard to this clause (i) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such transferee, or Bank making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation; or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Bank (that could lawfully do so) to comply with the provisions of paragraph (a) above.

(c) Notwithstanding the foregoing, each Bank agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to change its lending office to avoid or to minimize any amounts otherwise payable under §19 in each case solely if such change (i) can be made in a manner so that such Bank does not incur any costs or expenses unless the Borrowers have agreed to reimburse such Person therefor and (ii) does not result in any legal or regulatory disadvantage to such Person.

(d) If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Ryder and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Ryder or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Ryder or the Administrative Agent as may be necessary for Ryder and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the Closing Date, each of the Borrowers and the Administrative Agent shall treat (and the Banks hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

§6.3. Currency of Payment. Payments of principal or interest with respect to any Loan or obligation with respect to Bankers’ Acceptance or Letters of Credit shall be made in the currency in which such Loan was advanced or in which such Bankers’ Acceptance or such Letter of Credit was issued. Notwithstanding the foregoing, the Acceptance Fee shall be payable solely in Canadian Dollars and any and all other fees payable hereunder shall be payable in solely U.S. Dollars unless, with respect to any fees payable by the Canadian Borrowers and the U.K. Borrowers, otherwise agreed to by the Canadian Agent and/or the U.K. Agent respectively.

§6.4. Mandatory Repayments of the Loans. Except as provided in §6.16 hereof, if at any time

(a) the sum of (i) the outstanding L/C Obligations at such time, plus (ii) the outstanding principal amount of the Domestic Loans at such time, exceeds the Total Domestic Commitment then in effect, whether by reduction of the Total Domestic Commitment or otherwise, or

(b) the sum of (i) the outstanding principal amount of the Canadian Loans denominated in U.S. Dollars at such time, plus (ii) the Outstanding Amount of the Canadian Loans denominated in Canadian Dollars at such time, plus (iii) the Outstanding Amount of Bankers’ Acceptances at such time, exceeds the Total Canadian Commitment then in effect, whether by reduction of the Total Canadian Commitment or otherwise, or

(c) the sum of (i) the outstanding principal amount of the U.K. Loans denominated in U.S. Dollars at such time, plus (ii) the Outstanding Amount of the U.K. Loans denominated in Sterling at such time, plus (iii) the Outstanding Amount of the U.K. Loans denominated in Euros at such time, exceeds the Total U.K. Commitment then in effect, whether by reduction of the Total U.K. Commitment or otherwise, or

(d) the sum of the outstanding principal amount of the PR Loans at such time exceeds the Total PR Commitment then in effect, whether by reduction of the Total PR Commitment or otherwise,

then the applicable Borrower(s) shall immediately pay the amount of such excess to the Administrative Agent in the case of clauses (a) and (d) above, the Canadian Agent, in the case of clause (b) above, or the U.K. Agent, in the case of clause (c) above, (A) for application to the Loans in the following order: first, pro rata to any Unreimbursed Amounts (including any L/C Borrowings) with respect to the Letters of Credit issued for the account of such Borrower (if applicable), second, pro rata to Domestic Swing Line Loans, Canadian Swing Line Loans, and U.K. Swing Line Loans, and third, pro rata to Domestic Loans (other than Domestic Swing Line Loans), Canadian Loans (other than Canadian Swing Line Loans), U.K. Loans (other than U.K. Swing Line Loans) and PR Loans, subject to §6.10, or (B) if no Loans shall be outstanding, to be held pro rata by the Administrative Agent (in the case of Letters of Credit) and the Canadian Agent (in the case of Bankers’ Acceptances) for the benefit of the Issuing Bank or the Domestic Banks (as the case may be) in the case of Letters of Credit and/or the Canadian Banks in the case of Bankers’ Acceptances, as applicable, as collateral security for the amount of Bankers’ Acceptances and as Cash Collateral for the Letters of Credit; provided, however, that if the amount of Cash Collateral held by the Administrative Agent (in the case of Letters of Credit) and the Canadian Agent (in the case of Bankers’ Acceptances) pursuant to this §6.4 exceeds the amount of Bankers’ Acceptances and the Letters of Credit, as the case may be, from time to time, the Administrative Agent or the Canadian Agent shall return such excess to Ryder or the Canadian Borrowers, as applicable.

§6.5. Computations.

(a) Except as otherwise expressly provided herein, other than calculations in respect of interest for Domestic Base Rate Loans (which shall be made on the basis of actual number of days elapsed in a 365/366-day year) all computations of interest and the Facility Fees shall be based on a 360-day year and paid for the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension; provided that for any Interest Period for any LIBOR Rate Loan if such next succeeding Business Day falls in the next succeeding calendar month or after the Maturity Date, it shall be deemed to end on the next preceding Business Day. Each determination by an Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(c) All computations of outstanding Loans, Commitment availability, mandatory prepayments, or other matters hereunder shall be made in U.S. Dollars or Dollar Equivalents.

§6.6. Illegality; Inability to Determine LIBOR Rate or EURIBOR Rate. Notwithstanding any other provision of this Agreement if (a) the introduction of, any change in, or any change in the interpretation of, any Law or regulation applicable to any Bank or any Agent shall make it unlawful, or any central bank or other governmental authority having jurisdiction thereof shall assert that it is unlawful, for any Bank or any such Agent to perform its obligations in respect of any LIBOR Rate Loans or EURIBOR Rate Loans, or (b) if any Bank or any such Agent, as applicable shall reasonably determine with respect to LIBOR Rate Loans or EURIBOR Rate Loans that (i) by reason of circumstances affecting any eurodollar interbank market, adequate and reasonable methods do not exist for ascertaining the LIBOR Rate and/or EURIBOR Rate which would otherwise be applicable during any Interest Period, or (ii) deposits in the relevant currency and amount for the relevant Interest Period are not available to such Bank or such Agent in any eurodollar interbank market, then such Bank or such Agent shall promptly give notice of such determination to the Borrowers (which notice shall be conclusive and binding upon such Borrowers). Upon such notification by such Bank or such Agent, the obligation of the Banks and such Agent to make LIBOR Rate Loans (or Domestic Base Rate Loans the interest rate on which is determined by reference to the Domestic LIBOR Rate component of the Domestic Base Rate) or EURIBOR Rate Loans, as the case may be, shall be suspended until the Banks or such Agent, as the case may be, determine that such circumstances no longer exist, and to the extent permitted by Law the outstanding LIBOR Rate Loans (or Domestic Base Rate Loans the interest rate on which is determined by reference to the Domestic LIBOR Rate component of the Domestic Base Rate) and/or EURIBOR Rate Loans shall continue to bear interest at the applicable rate based on the LIBOR Rate and/or EURIBOR Rate, respectively, until the end of the applicable Interest Period, and thereafter shall be deemed converted to Domestic Base Rate Loans (without reference to the Domestic LIBOR Rate component of the Domestic Base Rate), Canadian Base Rate Loans or U.K. Base Rate Loans, as applicable, in equal principal amounts of such former LIBOR Rate Loans (or Domestic Base Rate Loans the interest rate on which is determined by reference to the Domestic LIBOR Rate component of the Domestic Base Rate) or EURIBOR Rate Loans.

§6.7. Additional Costs, Etc. Except for any matters addressed by §19, and except as otherwise reflected in the interest rate applicable under this Agreement, if any Change in Law (which expression, as used herein, includes requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Issuing Bank by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) or if any applicable Law adopted after the date hereof shall:

(a) subject such Bank or the Issuing Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Bank’s Commitment, the Loans, any Letters of Credit or the Bankers’ Acceptances (other than taxes based upon or measured by the income, capital or profits of such Bank or the Issuing Bank imposed by the jurisdiction of its incorporation or organization, or the location of its lending office or any political subdivision thereof); or

(b) materially change the basis of taxation (except for changes in taxes on income, capital or profits of such Bank or the Issuing Bank imposed by the jurisdiction of its incorporation or organization, or the location of its lending office or any political subdivision thereof) of payments to such Bank or the Issuing Bank of the principal or of the interest on any Loans or Letters of Credit or the Bankers’ Acceptances or any other amounts payable to such Bank or the Issuing Bank under this Agreement or the other Loan Documents; or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements against assets held by, or deposits in or for the account of, or loans by, or reimbursement obligations owed to, or commitments of, an office of any Bank or the Issuing Bank with respect to this Agreement, the other Loan Documents, such Bank’s Commitment, the Loans, the Letters of Credit or the Bankers’ Acceptances; or

(d) impose on such Bank or the Issuing Bank any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, the Bankers’ Acceptances, any Letters of Credit, such Bank’s Commitment, or any class of loans or commitments of which any of the Loans, such Letters of Credit or such Bank’s Commitment forms a part, and the result of any of the foregoing is:

(i) to increase the cost to such Bank or the Issuing Bank of making, funding, issuing, renewing, extending or maintaining the Loans or such Bank’s Commitment or any Letter of Credit or accepting and purchasing Bankers’ Acceptances;

(ii) to reduce the amount of principal, interest, reimbursement obligations or other amount payable to such Bank or the Issuing Bank hereunder on account of such Bank’s Commitment or the Loans or Bankers’ Acceptances or any Letter of Credit; or

(iii) to require such Bank or the Issuing Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Issuing Bank from the Borrowers hereunder, then, and in each such case, the applicable Borrower will, upon demand made by such Bank or the Issuing Bank at any time and from time to time as often as the occasion therefore may arise (which demand shall be accompanied by a statement setting forth the basis of such demand which shall be conclusive absent manifest error), pay such reasonable additional amounts as will be sufficient to compensate such Bank or the Issuing Bank for such additional costs, reduction, payment or foregone interest or other sum. A Borrower shall only be obligated to pay a Bank or the Issuing Bank such additional amounts to the extent such Bank or the Issuing Bank has allocated such additional costs, reduction, payment or foregone interest or other sum among its like situated customers in good faith and on an equitable and nondiscriminatory basis.

§6.8. Capital Adequacy. Except as otherwise reflected in the interest rate applicable under this Agreement, if any Bank or the Issuing Bank shall have determined that, after the date hereof, the adoption of any applicable Law regarding capital adequacy, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy of any such Governmental Authority, central bank or comparable agency, in each case, whether or not having the force of law, has or would have the effect of reducing the rate of return on capital of such Bank or the Issuing Bank (or any corporation controlling such Bank or the Issuing Bank) as a consequence of such Bank’s or the Issuing Bank’s obligations hereunder to a level below that which such Bank or the Issuing Bank (or any corporation controlling such Bank or the Issuing Bank) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy), in each case, whether or not having the force of law, by an amount deemed by such Bank or the Issuing Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank or the Issuing Bank, the applicable Borrower shall pay to such Bank or the Issuing Bank such additional amount or amounts as will, in such Bank’s or the Issuing Bank’s reasonable determination, fairly compensate such Bank or the Issuing Bank (or any corporation controlling such Bank or the Issuing Bank) for such reduction. A Borrower shall only be obligated to pay a Bank or the Issuing Bank such cost increases to the extent such Bank or the Issuing Bank has allocated such costs among its customers in good faith and on an equitable and nondiscriminatory basis.

§6.9. Certificate; Etc. A certificate setting forth the additional amounts payable pursuant to §6.7 or §6.8 and a reasonable explanation of such amounts which are due, submitted by any Bank or the Issuing Bank to the applicable Borrower(s), shall be conclusive, absent manifest error, that such amounts are due and owing. Such certificate shall contain a certification as to the matters specified in the last sentence of §6.7 or §6.8, as the case may be. A Borrower shall only be obligated to pay additional amounts under §6.7 or §6.8 hereof which accrue or are incurred after a Bank or the Issuing Bank has given notice to a Borrower pursuant to this §6.9. Any additional amounts paid by a Borrower to a Bank or the Issuing Bank pursuant to §6.7 or §6.8 hereof which are subsequently refunded to such Bank or the Issuing Bank shall be refunded to the applicable Borrower.

§6.10. Eurodollar Indemnity. Each Borrower agrees to indemnify the applicable Banks and the applicable Agents, and to hold them harmless from and against any reasonable loss, cost or expense that any such Bank or such Agent may sustain or incur as a consequence of (a) the default by such Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans or EURIBOR Rate Loans, as and when due and payable, including any such loss or expense arising from interest or fees payable by any Bank or such Agent to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans or EURIBOR Rate Loans, (b) the default by such Borrower in making a borrowing of a LIBOR Rate Loan or EURIBOR Rate Loan or conversion of a LIBOR Rate Loan, EURIBOR Rate Loan or a prepayment of a LIBOR Rate Loan or EURIBOR Rate Loan other than on an Interest Payment Date after such Borrower has given a Domestic Loan Request, a Canadian Loan Request, a U.K. Loan Request, or a PR Loan Request, a notice pursuant to §2.8, or a notice pursuant to §2.11, §2.12, §2.13 or §2.14, and (c) the making of any payment of a LIBOR Rate Loan or EURIBOR Rate Loan, or the making of any conversion of any LIBOR Rate Loan or EURIBOR Rate Loan to a Base Rate Loan, or the Reallocation of any LIBOR Rate Loan or EURIBOR Rate Loan pursuant to §2.4 on a day that is not the last day of the applicable Interest Period with respect thereto. So long as no Event of Default shall have occurred and be continuing, the Borrowers may elect to avoid the payment of such breakage costs by requesting that the applicable Agent apply amounts received with respect to LIBOR Rate Loans or EURIBOR Rate Loans to Cash Collateralize such LIBOR Rate Loans or EURIBOR Rate Loans, as the case may be, but in no event shall a Borrower be deemed to have paid such LIBOR Rate Loans or EURIBOR Rate Loans until such cash has been paid to the applicable Agent for application to such LIBOR Rate Loans or EURIBOR Rate Loans, respectively. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by each Bank of (i) its cost of obtaining the funds for the LIBOR Rate Loan or EURIBOR Rate Loan being paid, prepaid, converted, not converted, reallocated, or not borrowed, as the case may be (based on the applicable LIBOR Rate or EURIBOR Rate, as the case may be) for the period from the date of such payment, prepayment, conversion, or failure to borrow or convert, as the case may be, to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for the Loan which would have commenced on the date of such failure to borrow) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid, converted, or not borrowed, converted, or prepaid for such period or Interest Period, as the case may be, which determinations shall be conclusive absent manifest error.

§6.11. Interest on Overdue Amounts. Overdue principal and (to the extent permitted by applicable Law) interest on the Loans, including Swing Line Loans, and all other overdue amounts payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees and Acceptance Fees) shall bear interest compounded monthly and payable on demand at a rate per annum equal to (a) the applicable rate in effect for any Base Rate Loan plus (b) the relevant Applicable Margin plus (c) 2%, until such amount shall be paid in full (after as well as before judgment and after as well as before the commencement of any proceeding under any Debtor Relief Law); provided, however, that with respect to (i) a LIBOR Rate Loan, such rate shall be an interest rate equal to the interest rate (including the Applicable Margin for LIBOR Rate Loans) otherwise applicable to such Loan plus 2% per annum, (ii) Letter of Credit Fees, such rate shall be a rate equal to 2% above the Letter of Credit Fees otherwise applicable thereto, and

(iii) the Acceptance Fee, such rate shall be a rate equal to the Applicable Acceptance Fee Rate plus 2% per annum. Notwithstanding the foregoing, the addition of 2% per annum on overdue amounts under this Section shall be subject in all cases (other than with respect to an Event of Default under §13.1(a) (regarding the payment of principal), §13.1(g) or §13.1(h), in each case which shall not require the request of the Majority Banks), to the request of the Majority Banks.

§6.12. Interest Limitation. Notwithstanding any other term of this Agreement or the Notes, any other Loan Document or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any Person liable hereunder or under the Notes by any Bank shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected by such Bank under applicable Laws (including, to the extent applicable, the provisions of §5197 of the Revised Statutes of the United States, as amended, 12 U.S.C. §85, as amended and the Criminal Code (Canada)).

§6.13. Reasonable Efforts to Mitigate. Each Bank and the Issuing Bank agrees that as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected under §6.2, §6.6, §6.7 or §6.8, such Bank or the Issuing Bank will give notice thereof to the applicable Borrower(s), with a copy to the applicable Agent and, to the extent so requested by such Borrower(s) and not inconsistent with such Bank’s or the Issuing Bank’s internal policies, such Bank or the Issuing Bank shall use reasonable efforts and take such actions as are reasonably appropriate (including, without limitation, designating a different lending office for funding or booking its Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or Affiliates) if as a result thereof the additional moneys which would otherwise be required to be paid to such Bank or the Issuing Bank pursuant to such subsections would be materially reduced, or the illegality or other adverse circumstances which would otherwise require a conversion of such Loans or result in the inability to make such Loans pursuant to such sections would cease to exist, and in each case if, as determined by such Bank or the Issuing Bank in its sole discretion, the taking of such actions would not adversely affect such Loans or such Bank or otherwise be disadvantageous to such Bank or the Issuing Bank. The applicable Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

§6.14. Replacement of Banks. If any Bank or the Issuing Bank (an “Affected Bank”) (a) (i) makes demand upon a Borrower for (or if a Borrower is otherwise required to pay) amounts pursuant to §6.7, §6.8 or §19, (ii) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in §6.6, (iii) defaults in its obligation to make Loans, or accept and purchase Bankers’ Acceptances or reimburse the Issuing Bank for the amount of each draft paid under any Letter of Credit or fails to comply with the provisions of §2.17 or §14 with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case in accordance with the terms of this Agreement or (iv) is otherwise a Defaulting Bank, or (b) fails to approve any amendment, waiver or consent requested by any Borrower and such amendment, waiver or consent has received the written approval of not less than the Majority Banks, but also requires the approval of such Affected Bank, then in each case, such Borrower may, at its sole expense and effort, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing such Borrower to be required to pay such compensation or causing §6.6 to be applicable), or default, as the case may be, by notice in writing to the Agents and such Affected Bank, require such Affected Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, §21), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(A) the applicable Agent, the applicable Swing Line Lender, and, for each assignment of a Domestic Commitment hereunder, the Issuing Bank, shall have consented to such assignment in writing (in each case, such consent not to be unreasonably withheld);

(B) such Borrower shall have paid to the Administrative Agent the assignment fee specified in §21;

(C) such Affected Bank shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Advances and purchased Bankers’ Acceptances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts);

(D) in the case of any such assignment resulting from a claim for compensation under clause (a)(i) of this §6.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(E) such assignment does not conflict with applicable Laws or provisions hereunder.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

§6.15. Advances by Administrative Agent; Canadian Agent; and U.K. Agent.

(a) The Administrative Agent, the Canadian Agent or the U.K. Agent, as applicable, may (unless earlier notified to the contrary by any Bank by 1:00 p.m. (local time for such Agent) one (1) Business Day prior to any Drawdown Date, or in the case of Domestic Base Rate Loans, on such Drawdown Date) assume that each Bank has made available (or will before the end of the applicable Drawdown Date make available) to such Agent the amount of such Bank’s Domestic Commitment Percentage, Canadian Commitment Percentage, U.K. Commitment Percentage or PR Commitment Percentage, as applicable, with respect to the Loans to be made on such Drawdown Date, and such Agent may (but shall not be required to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If any Bank makes such amount available to such Agent on a date after such Drawdown Date, such Bank shall pay such Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average annual interest rate paid by such Agent for funds acquired by such Agent during each day included in such period times (ii) the amount equal to such Bank’s Domestic Commitment Percentage of such Domestic Loan, Canadian Commitment Percentage of such Canadian Loan, U.K. Commitment Percentage of such U.K. Loan and PR Commitment Percentage of such PR Loan, as applicable, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to but not including the date on which the amount equal to such Bank’s Domestic Commitment Percentage, Canadian Commitment Percentage, U.K. Commitment Percentage or PR Commitment Percentage, as applicable, of such Loans, shall become immediately available to such Agent, and the denominator of which is 365. A statement of such Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to such Agent by such Bank. If such amount is not in fact made available to such Agent by such Bank within three (3) Business Days of such Drawdown Date, such Agent shall be entitled to recover such amount from, and the applicable Bank and the applicable Borrower(s) severally agree to pay to such Agent forthwith on demand such corresponding amount in Same Day Funds, with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to such Agent, at (A) in the case of a payment to be made by such Bank, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such Agent in connection with the foregoing, and (B) in the case of a payment made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Bank shall pay such interest to such Agent for the same or an overlapping period, such Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Bank pays its share of the applicable borrowing to such Agent, then the amount so paid (less all such aforementioned interest and fees incurred by such Bank as a result of its failure to pay the required amounts to the applicable Agent) shall constitute such Bank’s Loan included in such borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Bank that shall have failed to make such payment to such Agent.

(b) Unless Ryder, the Canadian Borrowers, the U.K. Borrowers or Ryder PR, as the case may be, has notified the Administrative Agent, the Canadian Agent or the U.K. Agent, as applicable, prior to the date any payment is required to be made by it to the applicable Agent hereunder, that such Borrower will not make such payment, the applicable Agent may assume that such Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Bank. If and to the extent that such payment was not in fact made to the applicable Agent by the applicable Borrower in immediately available funds, then each applicable Bank shall forthwith on demand repay to the applicable Agent the portion of such assumed payment that was made available to such Bank in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the applicable Agent to such Bank to the date such amount is repaid to the applicable Agent in Same Day Funds at the Overnight Rate from time to time in effect.

(c) A notice of the applicable Agent to any Bank or any Borrower with respect to any amount owing under §§6.15(a) and (b) shall be conclusive, absent manifest error.

(d) [Reserved.]

(e) Failure to Satisfy Conditions Precedent. If any Bank makes available to any applicable Agent funds for any Loan to be made by such Bank to any Borrower as provided in the foregoing provisions of §2, and such funds are not made available to such Borrower by such Agent because the conditions to the applicable credit extension set forth in §11 and/or §12, as applicable, are not satisfied or waived in accordance with the terms hereof, the applicable Agent shall return such funds (in like funds as received from such Bank) to such Bank in a timely manner, without interest.

(f) Obligations of Banks Several. The obligations of the Banks hereunder to make Loans, to accept and purchase Bankers’ Acceptances, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to §18.2 are several and not joint. The failure of any Bank to make any Loan, to accept and purchase Bankers’ Acceptances, to fund any such participation or to make any payment under §18.2 on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Loan, to accept and purchase Bankers’ Acceptances, to purchase its participation or to make its payment under §18.2.

(g) Funding Source. Nothing herein shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

§6.16. Currency Fluctuations.

(a) The applicable Agent or the applicable Swing Line Lender, as applicable, shall determine the Exchange Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of credit extensions and Outstanding Amounts denominated in Canadian Dollars, Sterling and Euros. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable Agent or the applicable Swing Line Lender, as applicable.

(b) Not later than 4:00 p.m. (Eastern time) on each Revaluation Date, the Canadian Agent, in consultation with the Canadian Swing Line Lender, shall determine the Dollar Equivalent of the outstanding Canadian Loans denominated in Canadian Dollars and the outstanding Bankers’ Acceptances. Not later than 4:00 p.m. (Eastern time) on each Revaluation Date, the U.K. Agent, shall determine the Dollar Equivalent of the outstanding U.K. Loans denominated in Sterling and Euros.

(c) If, on any Revaluation Date, the Outstanding Amount of all Canadian Loans and the aggregate face amount of all Bankers’ Acceptances, exceeds the Total Canadian Commitment (the amount of such excess referred to herein as the “Canadian Excess Amount”) by more than one percent (1%) of the aggregate amount of the Total Canadian Commitment, then (i) the Canadian Agent shall give notice thereof to the Canadian Borrowers and the Canadian Banks and (ii) within two (2) Business Days thereafter, the Canadian Borrowers shall repay or prepay Canadian Loans in an aggregate principal amount such that, after giving effect thereto, the Outstanding Amount of all Canadian Loans and the aggregate face amount of all Bankers’ Acceptances no longer exceeds the Total Canadian Commitment. Notwithstanding the foregoing, to avoid the incurrence of breakage costs with respect to Canadian Loans which are LIBOR Rate Loans, the Canadian Borrowers shall not be obligated to repay any Canadian Loan that is a LIBOR Rate Loan until the end of the Interest Period relating thereto to the extent that the unused amount of the Domestic Commitments of the Domestic Banks which are affiliates of the Canadian Banks shall be greater than or equal to the Canadian Excess Amount. On each Revaluation Date and until the Canadian Loans are repaid in accordance with the first sentence of this paragraph (c), the Total Domestic Commitment shall be automatically reduced by an amount equal to the Canadian Excess Amount. Such reduction shall be made by reducing the Domestic Commitments of each such Domestic Bank that is an affiliate of a Canadian Bank by an amount equal to such Domestic Bank’s Domestic Commitment Percentage of the Canadian Excess Amount.

(d) If, on any Revaluation Date, the Outstanding Amount of all U.K. Loans exceeds the Total U.K. Commitment (the amount of such excess referred to herein as the “U.K. Excess Amount”) by more than one percent (1%) of the Total U.K. Commitment, then (i) the U.K. Agent shall give notice thereof to the U.K. Borrowers and the U.K. Banks and (ii) within two (2) Business Days thereafter, the U.K. Borrowers shall repay or prepay U.K. Loans in an aggregate principal amount such that, after giving effect thereto, the Outstanding Amount of all U.K. Loans no longer exceeds the Total U.K. Commitment. Notwithstanding the foregoing, to avoid the incurrence of breakage costs with respect to U.K. Loans which are LIBOR Rate Loans, the U.K. Borrowers shall not be obligated to repay any U.K. Loan that is a LIBOR Rate Loan until the end of the Interest Period relating thereto to the extent that the unused amount of the Domestic Commitments of the Domestic Banks which are affiliates of the U.K. Banks shall be greater than or equal to the U.K. Excess Amount. On each Revaluation Date and until the U.K. Loans are repaid in accordance with the first sentence of this paragraph (d), the Total Domestic Commitment shall be automatically reduced by an amount equal to the U.K. Excess Amount. Such reduction shall be made by reducing the Domestic Commitments of each such Domestic Bank that is an affiliate of a U.K. Bank by an amount equal to such Domestic Bank’s Domestic Commitment Percentage of the U.K. Excess Amount.

§6.17. Successor LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including §17 hereof), if an Agent determines (which determination shall be conclusive absent manifest error), or Ryder or Majority Banks notify the Agents (with, in the case of the Majority Banks, a copy to Ryder) that Ryder or Majority Banks (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c) syndicated loans currently being executed, or that include language similar to that contained in this §6.17, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by such Agent or receipt by the Agents of such notice, as applicable, the Agents and Ryder may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks and Ryder unless, prior to such time, Banks comprising the Majority Banks have delivered to the Administrative Agent written notice that such Majority Banks do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify Ryder and each Bank. Thereafter, (x) the obligation of the Banks to make or maintain Loans with reference to the Domestic LIBOR Rate, the EURIBOR Rate, the Sterling LIBOR Rate or the U.K. Dollar LIBOR Rate shall be suspended (to the extent of the affected Loans or Interest Periods), and (y) the Domestic LIBOR Rate component shall no longer be used for purposes of calculating interest on Domestic Base Rate Loans. Upon receipt of such notice, Ryder may revoke any pending request for a borrowing of, conversion to or continuation of such Loans (to the extent of the affected Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Domestic Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein. Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

§7. REPRESENTATIONS AND WARRANTIES. Each of the Borrowers represents and warrants to the Agents, the Banks and the Issuing Bank that:

§7.1. Corporate Authority.

(a) Incorporation; Good Standing. Each of the Borrowers and each of Ryder’s Consolidated Subsidiaries (other than Immaterial Subsidiaries) (i) is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, (ii) has all requisite corporate power to own its property and conduct its material business operations so that the Borrowers and their Consolidated Subsidiaries, taken as a whole, may conduct business substantially in the manner presently conducted by them, and (iii) is in good standing (or such qualification can be readily obtained without material penalty) as a foreign corporation and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary, except where a failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of Ryder and its Consolidated Subsidiaries, taken as a whole.

(b) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate authority of each of the Borrowers, (ii) have been duly authorized by all necessary corporate proceedings on the part of each of the Borrowers, (iii) do not materially conflict with or result in any material breach or contravention of any provision of Law, statute, rule or regulation to which any of the Borrowers is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers, and (iv) do not conflict with any provision of the corporate charter, bylaws or constitutional documents of any of the Borrowers or any material agreement or other material instrument binding upon any of the Borrowers.

(c) Enforceability. The execution, delivery and performance of this Agreement and the other Loan Documents by each of the Borrowers will result in valid and legally binding obligations of each of the Borrowers enforceable against each such Borrower in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§7.2. Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents by each of the Borrowers and the consummation by each of the Borrowers of the transactions contemplated hereby and thereby do not require any approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

§7.3. Title to Properties; Leases. Ryder and its Consolidated Subsidiaries own all of the assets reflected in the consolidated balance sheet of Ryder and its Consolidated Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets (a) sold or otherwise disposed of in the ordinary course of business since that date or as otherwise permitted pursuant to §9.3 or (b) held pursuant to lease, trust or conditional sales agreement), subject to no mortgages, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§7.4. Financial Statements. There have been furnished to the Banks the consolidated balance sheet of Ryder and its Consolidated Subsidiaries dated the Balance Sheet Date and the consolidated statements of income, shareholders’ equity and cash flow for the fiscal periods then ended, certified by Ryder’s independent certified public accountants of nationally recognized standing. All said balance sheets and statements of operations have been prepared in accordance with GAAP (but, in the case of any of such financial statements which are unaudited, only to the extent GAAP is applicable to interim unaudited reports) and fairly present the financial condition of Ryder and its Consolidated Subsidiaries as at the close of business on the Balance Sheet Date and the results of operations for the period then ended (subject, in the case of unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments and to the absence of complete footnotes). There are no contingent liabilities of Ryder and its Consolidated Subsidiaries involving material amounts, known to the officers of Ryder, which have not been disclosed in said balance sheets and the related notes thereto or otherwise in writing to the Administrative Agent.

§7.5. Litigation. Except as set forth on Schedule 7.5, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of each of the Borrowers, threatened against Ryder or any of Ryder’s Consolidated Subsidiaries before any court, tribunal or administrative agency or board which, either in any case or in the aggregate, if adversely determined, Ryder reasonably believes would be expected to have a material adverse effect on the financial condition, business, or assets of Ryder and its Consolidated Subsidiaries, considered as a whole, or materially impair the right of Ryder and its Consolidated Subsidiaries, considered as a whole, to carry on business substantially as now conducted, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet or which question the validity of any of the Loan Documents to which Ryder or any of its Consolidated Subsidiaries is a party, or any action taken or to be taken pursuant hereto or thereto.

§7.6. Compliance With Other Instruments, Laws, Etc. None of the Borrowers nor any of Ryder’s Consolidated Subsidiaries is (a) violating any provision of its charter documents or by-laws or (b) any agreement or instrument to which any of them may be subject or by which any of them or any of their properties may be bound or any decree, order, judgment, or, to the knowledge of Ryder’s officers, any statute, license, rule or regulation, in a manner which materially and adversely affects the financial condition, business or assets of Ryder and its Consolidated Subsidiaries, considered as a whole.

§7.7. Tax Status. Each Borrower and each of Ryder’s Consolidated Subsidiaries (other than its Immaterial Subsidiaries) have (a) made or filed all federal, state, provincial and territorial income and all other tax returns, reports and declarations (or obtained extensions with respect thereto) required by applicable Law to be filed by them, other than state or provincial tax returns covering immaterial amounts, (b) paid all taxes and other governmental assessments and charges as shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (c) set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 7.7, there are no unpaid taxes in any amount material to Ryder and its Consolidated Subsidiaries, taken as a whole, claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrowers know of no basis for any such claim.

§7.8. No Event of Default. No Default or Event of Default has occurred and is continuing.

§7.9. Holding Company and Investment Company Acts. Neither Ryder nor any of its Subsidiaries is a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 2005; nor is any of them a “registered investment company”, or an “affiliated company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

§7.10. Absence of Financing Statements, Etc. Except as permitted by §9.2, (a) there is no Indebtedness of the Borrowers or obligors hereunder senior to the Obligations and (b) there is no effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, which purports to cover, affect or give notice of any present or possible future lien on, or security interests in, any assets or property of Ryder or any of its Consolidated Subsidiaries or right thereunder.

§7.11. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.

(b) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operation of the Borrowers and their Subsidiaries, taken as a whole.

(c) (i) No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operation of the Borrowers and their Subsidiaries taken as a whole; (ii) the Borrowers and each ERISA Affiliate has met in all material respects all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; and (iii) as of the most recent valuation date for any Pension Plan, the Pension Plan unfunded liabilities did not exceed the value of its assets in an amount that could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operation of the Borrowers and their Subsidiaries, taken as a whole.

(d) No Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA that could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operation of the Borrowers and their Subsidiaries, taken as a whole. No Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or is insolvent under and within the meaning of §4241 or §4245 of ERISA or has been terminated under §4041A of ERISA that could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operation of the Borrowers and their Subsidiaries, taken as a whole.

(e) Each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Bankers’ Acceptances, the Letters of Credit or the Commitments.

§7.12. Environmental Compliance. In the ordinary course of its business, each Borrower reviews the effect of Environmental Laws on the business, operations and properties of such Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, capital or operating expenditures required for clean-up or closure of properties presently or previously owned, capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by Law or as a condition of any license, permit or contract, any periodic or permanent shutdown of any facility or reduction in the level or change in the nature of operation conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). Except as set forth on Schedule 7.12, on the basis of this review, each Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of Ryder and its Consolidated Subsidiaries, taken as a whole.

§7.13. Disclosure.

(a) The representations and warranties made by the Borrowers in this Agreement or by the Borrowers in any agreement, instrument, document, certificate, statement or letter furnished to the Banks in connection with the transactions contemplated by the Loan Documents do not, taken as a whole, together with all other information provided by or on behalf of the Borrowers, which includes (a) any information provided pursuant §8.4 or otherwise provided by the Borrowers to the Agents and the Banks in writing and (b) all information contained in the reports filed by Ryder with the Securities and Exchange Commission, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such representation, warranties and information, taken as a whole, in light of the circumstances under which they were made, not misleading in any material respect.

(b) As of the Closing Date, the information included in any Beneficial Ownership Certification, if applicable, is true and correct in all respects.

§7.14. Location of Chief Executive Office. Ryder’s chief executive office and the location where its books and records are kept is 11690 N.W. 105th Street, Miami, Florida 33178 (except as the same may be updated pursuant to §8.2). Ryder is incorporated under the laws of the state of Florida.

§7.15. Debt Ratings. Schedule 7.15 contains a true and accurate list as of the Closing Date of the Senior Public Debt Ratings.

§7.16. Consolidated Subsidiaries. Each of the Consolidated Subsidiaries of Ryder and the other Borrowers as of the date hereof is listed on Schedule 7.16 attached hereto.

§7.17. OFAC; Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) Neither any Borrower, nor any of its Subsidiaries, nor, to the knowledge of any Borrower and its Subsidiaries, any director, officer, or controlled affiliate thereof, is a Person that is, or is owned or controlled by any Person that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, or (iii) organized, resident or having a place of business in a Designated Jurisdiction.

(b) Each Borrower and its Subsidiaries have (i) conducted their businesses in compliance with (A) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and (B) Anti-Money Laundering Laws and (ii) instituted and maintained policies and procedures designed to promote and achieve compliance with such anti-corruption laws and Anti-Money Laundering Laws.

§7.18. Use of Proceeds. The proceeds of the Loans, borrowings by Bankers’ Acceptances and the Letters of Credit shall be used for general corporate purposes and working capital purposes. No Loans or Bankers’ Acceptances or any portion of any Letter of Credit shall be used in any way that will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrowers will not use the proceeds of any Loan or borrowing by way of Bankers’ Acceptances or any portion of any Letter of Credit to purchase or carry any “margin security” or “margin stock” (as such terms are defined in said Regulations U and X).

§7.19. No EEA Financial Institution. No Borrower is an EEA Financial Institution.

§7A. REPRESENTATIONS AS TO FOREIGN OBLIGORS. Each of Ryder and each Foreign Obligor (with regard to itself but not with regard to any other Foreign Obligor) represents and warrants to the Agents, the Banks and the Issuing Bank that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its material property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) There are no form requirements applicable to the Applicable Foreign Obligor Documents under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, or to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence, in each case, in all material respects, of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized, existing and a resident for tax purposes either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Agents.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date and are not material (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

§8. AFFIRMATIVE COVENANTS OF THE BORROWERS. Each of the Borrowers agrees that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans, or the Canadian Banks have any Obligations with respect to Bankers’ Acceptances, or the Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

§8.1. Punctual Payment. The applicable Borrower(s) will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Bankers’ Acceptances, all Letters of Credit, fees and other amounts provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement and such other Loan Documents.

§8.2. Maintenance of Chief Executive Office. Ryder will maintain its chief executive office at the location referred to in §7.14 or at such other place in the United States as Ryder shall designate upon thirty (30) days prior written notice to the Agents.

§8.3. Records and Accounts. Each of the Borrowers will, and will cause each of its Consolidated Subsidiaries to, (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with (i) with respect to Ryder and its Consolidated Subsidiaries only, GAAP and (ii) with respect to each such Person, the requirements of all regulatory authorities and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves in accordance with GAAP with respect to Ryder and its Consolidated Subsidiaries and in accordance with all regulatory authorities with respect to each of the other Borrowers; provided that if any changes in GAAP with which Ryder’s independent accountants concur or changes in the application of GAAP with which Ryder’s independent accountants concur result in a change (other than an immaterial change) in the method of calculation or the basis upon which such calculation is made of any of the financial covenants, standards or terms contained in this Agreement, the Borrowers and the Banks agree to amend such provisions to reflect such changes in GAAP so that the criteria for evaluating the consolidated financial condition of Ryder and its Consolidated Subsidiaries shall be the same after such accounting changes as if such changes had not been made.

§8.4. Financial Statements, Certificates and Information. Ryder will deliver to each of the Banks, the Issuing Bank and the Agents:

(a) as soon as practicable, but, in any event not later than one hundred twenty (120) days after the end of each fiscal year of Ryder, the consolidated balance sheet of Ryder and its Consolidated Subsidiaries as at the end of such year, and the consolidated statements of income and cash flows for Ryder and its Consolidated Subsidiaries for the fiscal year then ended, each setting forth in comparative form the figures for the previous fiscal year, all such consolidated financial statements to be in reasonable detail, prepared, in accordance with GAAP audited and accompanied by a report and opinion of independent certified public accountants of nationally recognized standing selected by Ryder, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. In addition, within one hundred twenty (120) days of the end of each such fiscal year, Ryder shall provide the Banks with a written statement from such accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then-existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

(b) as soon as practicable, but in any event not later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Ryder, copies of the consolidated balance sheets of Ryder and its Consolidated Subsidiaries as at the end of such quarter, and the related consolidated statements of income and cash flows for the portion of the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP (to the extent GAAP is applicable to interim unaudited financial statements) with a certification by the principal financial officer of Ryder that the consolidated financial statements are prepared in accordance with GAAP (to the extent GAAP is applicable to interim unaudited financial statements) and fairly present the consolidated financial condition of Ryder and its Consolidated Subsidiaries on a consolidated basis as at the close of business on the date thereof and the results of operations for the period then ended;

(c) simultaneously with the delivery of the financial statements referred to in (a) and (b) above, a certificate in the form of Exhibit C hereto (the “Compliance Certificate”) signed by the principal financial officer, treasurer or assistant treasurer of Ryder, stating that Ryder and its Consolidated Subsidiaries are in compliance with §10 hereof as of the end of the applicable period setting forth in reasonable detail computations evidencing such compliance and certifying (i) no Default or Event of Default exists or if a Default or Event of Default shall then exist, specifying the nature thereof and (ii) such other matters as are set forth therein;

(d) as soon as practicable but, in any event, within thirty (30) Business Days after the issuance thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of Ryder or any of its Subsidiaries generally; and

(e) from time to time, and with reasonable promptness, such other financial data and other information as the Banks may reasonably request.

The Borrowers hereby authorize each Bank to disclose any information obtained pursuant to this Agreement to all appropriate governmental regulatory authorities where required by Law, including, without limitation, with respect to requests or directives, whether or not having the force of law. Except for any such disclosure to governmental banking regulatory authorities upon the request therefor, the applicable Agent or Bank or the Issuing Bank shall, to the extent practicable and legally permissible, provide prompt written notice to Ryder so that Ryder may have the opportunity to contest such disclosure and such Agent or Bank or the Issuing Bank shall use reasonable efforts within Law to maintain the confidentiality of such Information.

Documents required to be delivered pursuant to §§8.4(a), (b) and (c) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Ryder posts such documents, or provides a link thereto on its website on the Internet at www.ryder.com; or (ii) on which such documents are posted on Ryder’s behalf on an Internet or intranet website, if any, to which each Bank and the Agents have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Ryder shall deliver paper copies of such documents to the Administrative Agent or any Bank that requests Ryder to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Bank and (ii) Ryder shall notify the Administrative Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Ryder shall be required to provide paper copies of the Compliance Certificates required by §8.4(c) to the

Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Ryder with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Co-Lead Arrangers will make available to the Banks and the Issuing Bank materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Co-Lead Arrangers, the Issuing Bank and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in §29); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Co-Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

§8.5. Corporate Existence; Compliance with Laws, Other Agreements. Each of the Borrowers will, and Ryder will cause each of its Consolidated Subsidiaries (other than its Immaterial Subsidiaries) to, (a) keep in full force and effect their respective corporate existence and all rights, licenses, leases and franchises reasonably necessary to the conduct of its business, and (b) comply with (i) all applicable Laws and regulations (including, without limitation, all Environmental Laws) wherever its business is conducted, (ii) the provisions of its charter documents, by-laws and constitutional documents, and (iii) all agreements and instruments by which it or any of its properties may be bound and all applicable decrees, orders and judgments, in each case in such manner that there will not result a material and adverse effect on the financial condition, properties or business of the Borrowers, considered separately, or Ryder and its Consolidated Subsidiaries considered as a whole.

§8.6. Maintenance of Properties. Each of the Borrowers will, and Ryder will cause each of its Consolidated Subsidiaries to, cause all material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Ryder and its Consolidated Subsidiaries may be necessary for the conduct of their business; provided, however, that nothing in this section shall prevent Ryder or any of its Consolidated Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of such Person, desirable in the conduct of its business and which does not in the aggregate materially adversely affect the financial condition, business or assets of Ryder and its Consolidated Subsidiaries, taken as a whole.

§8.7. Insurance. Each of the Borrowers will, and Ryder will cause each of its Consolidated Subsidiaries to, maintain (either in the name of such Borrower or in such Subsidiary’s own name), insurance with respect to their properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business and of similar size; and will furnish to the Banks, upon request of the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

§8.8. Taxes. Each of the Borrowers will, and Ryder will cause each of its Consolidated Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies, which if unpaid might by Law become a lien or charge upon any of its property; provided that the Borrowers or any Consolidated Subsidiary shall not be required to pay any such tax, assessment, charge or levy if the same shall not at the time be due and payable or can be paid thereafter without penalty; or if the validity thereof shall currently be contested in good faith by appropriate proceedings if it shall have set aside on its books reserves deemed by it adequate with respect to such tax, assessment, charge or levy; or if the failure to pay such tax, assessment, charge or levy shall not result in a material adverse change in the financial position, results of operations, business or other condition of the Borrowers and their Consolidated Subsidiaries, taken as a whole.

§8.9. Inspection of Properties, Books and Contracts. The Banks, through the Agents or any of their designated representatives, shall have the right to visit and inspect any of the properties of the Borrowers to examine their books of account (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrowers with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Banks may reasonably request.

§8.10. Notice of Potential Claims or Litigation. Each of the Borrowers shall deliver to the Banks, within thirty (30) days of receipt thereof, written notice of the initiation of any action, claim, complaint, or any other notice of dispute or potential litigation, including pursuant to any applicable Environmental Laws, against any of the Borrowers or any of Ryder’s Consolidated Subsidiaries, including, without limitation, the initiation of any action, claim, complaint, or any other notice of dispute or potential litigation, including pursuant to any applicable Environmental Laws brought by any Governmental Authority, wherein the potential liability is in excess of $50,000,000 and which are required to be reported pursuant to Regulation S-K under the Securities Act of 1933.

§8.11. Notice of Default. Each of the Borrowers will promptly notify the Banks in writing of the occurrence of any Default or Event of Default.

§8.12. Use of Proceeds. The proceeds of the Loans, borrowings by Bankers’ Acceptances and the Letters of Credit shall be used for general corporate purposes and working capital purposes. No Loans or Bankers’ Acceptances or any portion of any Letter of Credit shall be used in any way that will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrowers will not use the proceeds of any Loan or borrowing by way of Bankers’ Acceptances or any portion of any Letter of Credit to purchase or carry any “margin security” or “margin stock” (as such terms are defined in said Regulations U and X).

§8.13. Debt Ratings. The Borrowers will notify the Agents promptly upon becoming aware thereof, of any publicly announced change in the Senior Public Debt Ratings and/or any change in the rating of any other Indebtedness of any of their Subsidiaries which is rated by S&P, Moody’s or Fitch.

§8.14. Notice of any ERISA Event. Each of the Borrowers will promptly notify the Banks in writing of the occurrence of any ERISA Event.

§8.15. Further Assurances. Each of the Borrowers will cooperate with the Agents and execute such further instruments and documents as any Agent shall reasonably request to carry out to the Banks’ satisfaction the transactions contemplated by this Agreement.

§8.16. Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Borrowers will, and Ryder will cause each of its Consolidated Subsidiaries to, (a) conduct its business in compliance with (i) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and (ii) Anti-Money Laundering Laws and (b) maintain policies and procedures designed to promote and achieve compliance with such anti-corruption laws and Anti-Money Laundering Laws.

§9. CERTAIN NEGATIVE COVENANTS OF THE BORROWERS. Each of the Borrowers agrees that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans, or the Canadian Banks have any Obligations with respect to Bankers’ Acceptances, or the Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

§9.1. Restrictions on Secured Indebtedness. None of the Borrowers nor any of their Consolidated Subsidiaries shall create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Secured Indebtedness other than:

(a) Secured Indebtedness consisting of (i) Indebtedness of Ryder’s Consolidated Subsidiaries to a Borrower and (ii) unsecured Intercompany Indebtedness; and

(b) other Secured Indebtedness (including, without limitation, Indebtedness under capitalized leases); provided that the aggregate amount of Secured Indebtedness outstanding, pursuant to this §9.1(b) shall not exceed at any time thirty percent (30%) of the Adjusted Consolidated Tangible Assets of Ryder and its Consolidated Subsidiaries, determined at such time.

For purposes of calculating the amount of Secured Indebtedness of Ryder and its Consolidated Subsidiaries under §9.1(b), Ryder shall be deemed to have incurred Secured Indebtedness in an amount equal to the aggregate amount of all Derivatives Obligations which are secured by a lien permitted pursuant to Section §9.2(e).

§9.2. Restrictions on Liens. None of the Borrowers will, nor will Ryder permit any of its Consolidated Subsidiaries to, create or incur or suffer to be created or incurred or to exist any Lien upon any property or assets of any character, except as follows (the “Permitted Liens”):

(a) Liens securing Secured Indebtedness; provided that such Secured Indebtedness is permitted by §9.1 hereof; provided further that the aggregate net book value of the assets of Ryder and its Consolidated Subsidiaries securing Secured Indebtedness which (i) consists of Indebtedness included within clause (a) of the definition of “Secured Indebtedness” and (ii) is incurred pursuant to §9.1(b), shall not, at any time, exceed an amount equal to two-hundred percent (200%) of the aggregate outstanding principal amount of such Secured Indebtedness;

(b) any encumbrances consisting of zoning restrictions, exceptions, easements, leases or other like restrictions on the use of Real Property which do not materially impair the use of such property;

(c) the following Liens or charges which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested in good faith by appropriate proceedings:

(i) Liens for taxes, assessments or other governmental charges;

(ii) Liens given in the ordinary course of business pursuant to any governmental regulation in order to allow Ryder or a Consolidated Subsidiary to maintain self-insurance, or to participate in any fund or participate in any benefits in connection with worker’s compensation, unemployment insurance, old age pensions or other social security, or for any other purpose at any time required by Law or governmental regulation as a condition to the transaction of business or the exercise of any privilege or license;

(iii) mechanic’s, carrier’s, worker’s, warehouseman’s, landlord’s or other like Liens arising in the ordinary course of business, including Liens incident to construction;

(iv) any inchoate Liens arising under ERISA to secure any contingent liability of Ryder or a Consolidated Subsidiary; and

(v) other Liens incidental to the conduct of business or ownership of property and assets which were not incurred in connection with the borrowing of money and which do not in the aggregate materially impair the use of property or assets of Ryder or its Consolidated Subsidiaries;

(d) Liens on accounts receivable subject to the Receivables Purchase Agreements referred to in §9.3(d);

(e) Liens on cash, cash equivalents and marketable securities securing Derivatives Obligations; and

(f) Liens on assets subject to the securitization permitted pursuant to §9.3(e).

§9.3. Corporate Changes and Sales or Dispositions of Assets. Each of the Borrowers will not, and Ryder will not permit any of its Consolidated Subsidiaries to, become a party to any merger, consolidation, asset acquisition, stock acquisition or disposition of assets, with the following exceptions (provided that such merger, consolidation, acquisition or disposition would not cause Ryder to not be in compliance with all the covenants and conditions of this Agreement):

(a) mergers of a Consolidated Subsidiary into another Consolidated Subsidiary of Ryder, or mergers or consolidations pursuant to which Ryder is the surviving Person;

(b) acquisitions of interests in other corporations or business entities (either through the purchase of assets or capital stock or otherwise);

(c) dispositions of assets in the ordinary course of business;

(d) sales by Ryder and its Subsidiaries of their accounts receivable pursuant to the Receivables Purchase Agreements; provided that (i) the aggregate face amount of all accounts receivable of Ryder treated as purchased receivables and sold by Ryder and/or its Subsidiaries to the securitization conduit under the Receivables Purchase Agreements shall not exceed at any time the lesser of (A) seventy-five percent (75%) of the aggregate face amount of all accounts receivable of Ryder and its Consolidated Subsidiaries, taken as a whole, including the accounts receivable which constitute purchased receivables under the Receivables Purchase Agreements and (B) $425,000,000, and (ii) from and after the date of the first sale of accounts receivable pursuant to the Receivables Purchase Agreements, the cumulative net cash proceeds received by Ryder from sales of accounts receivable thereunder shall not be less than seventy-five percent (75%) of the cumulative face amount of all accounts receivable of Ryder sold thereunder;

(e) the securitization, in one or more securitization transactions, by Ryder of trucks, tractors and trailers (collectively, the “Securitized Assets”) together with the financial component of their associated lease and service agreements; provided that (i) the unamortized balance of all Indebtedness of Ryder and its Consolidated Subsidiaries or of any special purpose securitization subsidiary or conduit incurred in connection with such securitization programs (excluding any Indebtedness as to which Ryder or any of its Consolidated Subsidiaries is the holder) shall not, at any time, exceed $1,250,000,000 and (ii) the cumulative net cash proceeds received by Ryder in connection with such securitization transactions shall not be less than seventy-five percent (75%) of the net book value of all such Securitized Assets; and

(f) other dispositions of assets not otherwise permitted by the foregoing clauses of this section; provided that (i) the aggregate fair market value of assets so disposed of in any consecutive twelve (12) month period shall not exceed ten percent (10%) of the aggregate book value of all Consolidated Tangible Assets of Ryder and its Consolidated Subsidiaries, determined in accordance with GAAP, measured as of the first day of such twelve (12) month period and (ii) the revenue attributable to the assets so disposed of in any consecutive twelve (12) month period shall not exceed twenty percent (20%) of the revenues of Ryder and its Consolidated Subsidiaries during such twelve (12) month period, determined in accordance with GAAP.

§9.4. Leasebacks. Each of the Borrowers will not, and Ryder will not permit any of its Consolidated Subsidiaries to, sell, transfer or otherwise convey any property of Ryder or any Consolidated Subsidiary more than one hundred twenty (120) days after the acquisition thereof for purposes of leasing back such property except:

(a) leasebacks with a term of three years or less (including all permitted extensions and renewals);

(b) leasebacks whereby the proceeds from the sale or transfer of property are used to reduce the Obligations or other Indebtedness of a rank at least equal to the Obligations; or

(c) leasebacks permitted by §9.1 and §9.2.

§9.5. Limitation on Agreements. Each of the Borrowers will not, and Ryder will not permit any of its Consolidated Subsidiaries to, enter into any agreement which restricts or prohibits any guarantees, advances, dividends or distributions (a) from any Consolidated Subsidiary to such Borrower, or (b) between or among Consolidated Subsidiaries. Notwithstanding the foregoing, any Consolidated Subsidiary of Ryder may issue capital stock which is preferred as to dividends or upon liquidation to any other capital stock of such Consolidated Subsidiary (“Preferred Stock”); provided that (i) the aggregate liquidation preference of all such Preferred Stock issued by Ryder’s Consolidated Subsidiaries which is not owned by Ryder and its Consolidated Subsidiaries does not, at any time, exceed five percent (5%) of Consolidated Adjusted Net Worth at such time, (ii) immediately before, and immediately after, and after giving effect to such issuance of Preferred Stock, no Default or Event of Default shall have occurred and be continuing, and (iii) prior to the issuance by any Subsidiary of Preferred Stock, such Subsidiary shall have delivered to the Administrative Agent, for the benefit of the Banks, the Issuing Bank and the Agents, a guarantee of the

Obligations in form and substance satisfactory to the Administrative Agent (it being understood that the obligations of such Subsidiary under such guaranty shall be limited to the aggregate amount of the liquidation preference of all such Preferred Stock issued by such Subsidiary which is not owned by Ryder and its Consolidated Subsidiaries), together with corporate authority documentation and a legal opinion, in form and substance satisfactory to the Administrative Agent, as to the authorization, execution, delivery and enforceability of such guaranty. The Borrowers, the Agents, the Issuing Bank and the Banks agree that each such guaranty shall be deemed to be a “Loan Document” hereunder.

§9.6. Sanctions. Each of the Borrowers will not, directly or indirectly, knowingly use the proceeds of any Loan or L/C Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or (b) if such use of proceeds or funding will result in a violation by any such Person (including any Person participating in the transaction, whether as Bank, Co-Lead Arranger, Agent, Issuing Bank, Swing Line Lender) of Sanctions.

§9.7. Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Borrowers will not, directly or indirectly, knowingly use the proceeds of any Loan or L/C Credit Extension for any purpose which would breach (a) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions or (b) Anti-Money Laundering Laws.

§10. FINANCIAL COVENANT OF THE BORROWERS. Each of the Borrowers agrees that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans, or the Canadian Banks have any Obligations with respect to Bankers’ Acceptances, or the Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

§10.1. Debt to Consolidated Adjusted Net Worth. Ryder will not, at any time, permit the ratio of (a) the aggregate amount of Indebtedness of Ryder and its Consolidated Subsidiaries to (b) Consolidated Adjusted Net Worth of Ryder and its Consolidated Subsidiaries to exceed 3.00:1.00.

§11. CONDITIONS TO CLOSING/EFFECTIVENESS. The effectiveness of this Agreement and the obligations of the Banks to make any Loans, of the Canadian Banks to accept or purchase any Bankers’ Acceptance, of the Issuing Bank to issue, extend or renew any Letter of Credit and of the Banks to otherwise be bound by the terms of this Agreement as of the Closing Date shall be subject to the satisfaction of each of the following conditions precedent:

§11.1. Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Borrowers of the Loan Documents shall have been duly and effectively taken, and evidence thereof certified by authorized officers of the Borrowers and satisfactory to the Banks shall have been provided to the Banks.

§11.2. Loan Documents, Etc. Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect in a form satisfactory to the Banks. Each of the representations and warranties of the Borrowers contained in §§7 and 7A of this Agreement shall be true as of the Closing Date.

§11.3. Certified Copies of Charter Documents. The Administrative Agent shall have received from each of the Borrowers a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of (a) its charter or other incorporation documents as in effect on such date of certification and (b) its by-laws as in effect on such date. The Administrative Agent shall have received from each of the Borrowers a good standing certificate (or other similar certificate), if applicable, dated as of a recent date in each such Borrower’s jurisdiction of incorporation.

§11.4. Incumbency Certificate. The Administrative Agent shall have received an incumbency certificate, dated as of the Closing Date, signed by duly authorized officers giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign the Loan Documents on behalf of each of the Borrowers; (b) to make Loan Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on the Borrowers’ behalf under the Loan Documents.

§11.5. Certificates of Insurance. The Banks shall have received a certificate of insurance, dated as of the Closing Date, or within thirty (30) days prior thereto, identifying insurers, types of insurance, insurance limits, and policy terms.

§11.6. Opinions of Counsel. The Banks shall have received a favorable legal opinion from (i) Ryder Law Department, United States counsel to the Borrowers, (ii) Ryder Law Department, United Kingdom counsel to the U.K. Borrowers, (iii) Osler, Hoskin & Harcourt LLP, Ontario counsel to Ryder Canada Limited, (iv) Stewart McKelvey, Nova Scotia counsel to Ryder Holdings Canada and (v) Ryder Law Department, counsel to Ryder PR, in each case, addressed to the Agents and the Banks, dated the Closing Date, in form and substance satisfactory to the Agents and the Banks.

§11.7. Existing Credit Agreement. The Borrowers shall have (or concurrently with the extension of credit to be made on the Closing Date) (i) paid all accrued and unpaid interest on the outstanding loans under the Existing Credit Agreement through the Closing Date, (ii) prepaid any loans under the Existing Credit Agreement to the extent necessary to keep the outstanding loans ratable with the revised commitments under this Agreement as of the Closing Date, and (iii) paid all accrued fees owing to the lenders under the Existing Credit Agreement through the Closing Date.

§11.8. Financial Condition; Debt Ratings. No material adverse change, in the judgment of the Majority Banks, shall have occurred in the financial condition, results of operations, business, properties or prospects of Ryder and its Consolidated Subsidiaries, taken as a whole, since the audited financial statements of Ryder and its Consolidated Subsidiaries for the fiscal year ending December 31, 2017. There shall have occurred no material adverse change in the Senior Public Debt Ratings since December 31, 2017.

§11.9. Payment of Fees. Each of the Borrowers shall have paid the fees required to be paid on the Closing Date.

§11.10. Closing Date Compliance Certificate. Each of the Banks shall have received a Compliance Certificate, dated the Closing Date, in form and substance satisfactory to the Banks, evidencing the Borrowers’ compliance with §10.1 hereto.

§11.11. Receipt of Financial Statements. Each of the Banks shall have received the financial statements of Ryder and its Consolidated Subsidiaries required to be delivered pursuant to §8.4(a) with respect to the fiscal year of Ryder ended December 31, 2017 and any financial statements of Ryder and its Consolidated Subsidiaries required to be delivered pursuant to §8.4(b) with respect to any subsequent period for which such information becomes available on or prior to the Closing Date, in form and substance satisfactory to the Banks.

§11.12. KYC Information. Each Bank shall have received (a) documentation and other information so requested by any such Bank in connection with applicable “know your customer” and Anti-Money Laundering Laws, and (b) with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower to the extent requested by such Bank.

Without limiting the generality of the provisions of the last paragraph of §16.3, for purposes of determining compliance with the conditions specified in this §11, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

§12. CONDITIONS TO ALL LOANS. The obligations of the Banks to make any Loan, the obligation of the Canadian Banks to accept or purchase any Bankers’ Acceptance and the obligation of the Issuing Bank to issue, extend or renew any Letter of Credit, in each case, at the time of and subsequent to the Closing Date is subject to the following conditions precedent:

§12.1. Representations True. Each of the representations and warranties contained in §7.1, §7.2, §7.6(a), §7.9, §7.10, §7.14, §7.17, §7.18 and §7A shall be true at and as of the time of the making of such Loan or the acceptance or purchase of such Bankers’ Acceptance or the issuance, extension or renewal of such Letter of Credit, as applicable, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse to the business, assets or financial condition of Ryder and its Consolidated Subsidiaries, taken as a whole, or to the extent that such representations and warranties relate expressly and solely to an earlier date).

§12.2. Performance; No Event of Default. The Borrowers shall have performed and complied with all terms and conditions required by §2, §3, or §4, as applicable, and this §12, and there shall exist no Default or Event of Default or condition which would result in a Default or an Event of Default upon consummation of such Loan or the acceptance and purchase of such Bankers’ Acceptance or the issuance, extension or renewal of such Letter of Credit, as applicable. Each request for a Loan or for the acceptance or purchase of a Bankers’ Acceptance or for the issuance, extension or renewal of a Letter of Credit shall constitute certification by the Borrowers that the conditions specified in this §12.2 will be duly satisfied on the date of such Loan.

§12.3. No Legal Impediment. No Change in Law shall have occurred as a consequence of which it shall have become and continue to be unlawful for (a) the first Loan to be made or the first Bankers’ Acceptance to be accepted and purchased hereunder or the first Letter of Credit to be issued, renewed or extended hereunder only, or for any Bank or the Issuing Bank to perform any of its agreements or obligations under any of the Loan Documents to which it is a party or (b) for any Borrower to perform any of its respective agreements or obligations under any of the Loan Documents.

§12.4. Delivery of Documents. The Borrower(s) shall have delivered to the applicable Agent(s) and the Issuing Bank, as applicable, the documentation required to be delivered hereunder in connection with such Loan or such Bankers’ Acceptance or such Letter of Credit.

§12.5. Alternative Currency. In the case of a credit extension to be denominated in Canadian Dollars, Euros or Sterling, there shall not have occurred any change in the general availability of such currency as legal tender customarily used in the applicable jurisdiction which in the reasonable opinion of the Agents or the Majority Banks (in the case of any Loans to be denominated in Canadian Dollars, Euros or Sterling) would make it impossible or impracticable for such credit extension to be denominated in such currency.

§13. EVENTS OF DEFAULT; ACCELERATION; TERMINATION OF COMMITMENT.

§13.1. Events of Default and Acceleration. If any of the following events (each, an “Event of Default”) shall occur:

(a) if any Borrower shall fail to pay any principal of the Loans made to such Borrower, any L/C Obligation or any obligation in respect of any Banker’s Acceptance when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and such default shall not have been remedied within one (1) Business Day after written notice thereof shall have been given to such Borrower and Ryder by an Agent;

(b) if the applicable Borrowers shall fail to pay any interest or fees owing by such Borrower hereunder when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and such default shall not have been remedied within three (3) Business Days after written notice thereof shall have been given to such Borrower and Ryder by an Agent;

(c) if the Borrowers shall fail to comply with any of the covenants contained in §9.1, §9.2, §9.3, or §10.1 hereof;

(d) if the Borrowers shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents or pay any amounts (other than those specified in subsections (a), (b), and (c) above) and such failure shall not be remedied within twenty (20) days after written notice of such failure shall have been given to the Borrowers and Ryder by an Agent;

(e) if any representation, warranty or certification made in writing by or on behalf of any Borrower contained in this Agreement or in any document or instrument delivered pursuant to this Agreement shall prove to have been false in any material respect upon the date when made or repeated and such representation, warranty or certification shall be material at the time it shall have been determined to have been false or incorrect, and if such false representation, warranty or certification or its adverse effects shall be susceptible of cure, the Borrowers shall not, within a period of twenty (20) days after written notice thereof has been given to the Borrowers and Ryder by the Administrative Agent, (i) have cured (to the satisfaction of the Majority Banks) the representation, warranty or certification and (ii) have cured the adverse effect of the failure of such representation, warranty or certification to have been true and correct when made or repeated;

(f) if any of the Borrowers or any of Ryder’s Consolidated Subsidiaries shall (i) fail to pay within the later of (A) three (3) Business Days after maturity and (B) three (3) Business Days after any applicable period of grace, any Indebtedness, reimbursement obligation in respect of any letter of credit or the aggregate amount of any Derivatives Obligation, in each case, in an aggregate amount greater than $75,000,000, or (ii) fail to observe or perform any material term, covenant or agreement contained in any one or more agreements by which it is bound, evidencing or securing any Indebtedness, reimbursement obligation in respect of any letter of credit or the aggregate amount of any Derivatives Obligation, in each case, in an aggregate amount greater than $75,000,000, resulting in the acceleration of such Indebtedness;

(g) if any of the Borrowers or any of Ryder’s Consolidated Subsidiaries makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator or receiver of any such Person, or of any substantial part of the assets of any such Person or commences any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar Law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding is commenced against any such Person or any such Person indicates its approval thereof, consent thereto or acquiescence therein;

(h) if a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any of the Borrowers or any of Ryder’s Consolidated Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under the bankruptcy laws of any jurisdiction or any analogous proceeding, procedure or step is taken in any jurisdiction as now or hereafter constituted, and such decree or order remains in effect for more than sixty (60) days, whether or not consecutive;

(i) if there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any judgment or order against any of the Borrowers or any of Ryder’s Consolidated Subsidiaries which, with other outstanding judgments or orders against any such Person exceeds in the aggregate $75,000,000;

(j) if any judicial lien or attachment on the property of any Borrower or any of Ryder’s Consolidated Subsidiaries in an amount of $75,000,000 or greater shall not be released or provided for to the satisfaction of the Administrative Agent and the Majority Banks within sixty (60) days after such lien or attachment shall have come into existence;

(k) An ERISA Event occurs with respect to a Pension Plan and the Majority Banks shall have determined in their reasonable discretion that such event could reasonably be expected to result in liability of any of the Borrowers or any of their Subsidiaries under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $75,000,000, and such event, under the circumstances could reasonably constitute grounds for the partial or complete termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; or a trustee shall have been appointed by the appropriate United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Plan;;

(l) if any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of fifty percent (50%) or more of the outstanding shares of common voting stock of Ryder; or, during any period of twelve consecutive calendar months, individuals who were directors of Ryder on the first day of such period shall cease to constitute a majority of the board of directors of Ryder (excluding any directors elected or nominated by such board); or

(m) if any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or if Ryder or any of its Consolidated Subsidiaries contests in any manner the validity or enforceability of any Loan Document, including any material rights and obligations thereunder; or if any Ryder, any Canadian Borrower, any U.K. Borrower or Ryder PR denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the written or telephonic (confirmed in writing) requests of the Majority Banks, shall, by written notice to the Borrowers, declare all amounts under this Agreement and the Notes and all L/C Obligations to be forthwith due and payable, whereupon the same shall forthwith mature and become immediately due and payable, together with accrued interest thereon, without presentment, demand, protest or notice, all of which are hereby waived by each of the Borrowers, provided that in the case of the occurrence of any event specified in paragraphs (g) or (h) of this §13.1, all such amounts outstanding hereunder and under the Notes shall become due and payable forthwith without the requirement of any such notice or the action of any Person and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Borrowers. Upon written demand by the Majority Banks after the occurrence of any Event of Default, and automatically without the necessity of demand in the event of any Event of Default specified in paragraphs (g) or (h) of this §13.1, Ryder shall immediately provide to the Administrative Agent cash in an amount equal to the aggregate L/C Obligations on all then outstanding Letters of Credit issued for the account of Ryder or any of its domestic Subsidiaries to be held by the Administrative Agent as Cash Collateral for such L/C Obligations.

§13.2. Termination of Commitments. If any Event of Default pursuant to §13.1(g) or §13.1(h) hereof shall occur, any unused portion of the Total Commitment hereunder shall forthwith terminate and the Banks and the Agents shall be relieved of all obligations to make Loans or to accept and purchase Bankers’ Acceptances hereunder and the Issuing Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit; or if any other Event of Default shall occur, the Majority Banks may by notice to the Borrowers terminate the unused portion of the Total Commitment hereunder, and, upon such notice being given, such unused portion of the Total Commitment hereunder shall terminate immediately and the Banks and the Agents shall be relieved of all further obligations to make Loans or to accept and purchase Bankers’ Acceptances and the Issuing Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of any portion of the Total Commitment hereunder shall relieve the Borrowers of any of their existing Obligations to the Banks, the Issuing Bank or the Agents hereunder or elsewhere.

§13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans and other Obligations pursuant to §13.1, subject to §23A, each Bank, upon notice to the other Banks, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including, without limitation, as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any legal or equitable right of such Bank. No remedy herein conferred upon any Bank, the Issuing Bank or the Agents or the holder of any Note, Loan or any Obligations hereunder or purchaser of any participation in any Letter of Credit is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or any other provision of Law.

§13.4. Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this §13.4 called the “first currency”) into any other currency (hereinafter in this §13.4 called the “second currency”), then the conversion shall be made at the applicable Agent’s spot rate of exchange for buying the first currency with the second currency prevailing at the applicable Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made to the Agents, the Issuing Bank or any

Bank pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of the applicable Borrowers to pay to the Agents, the Issuing Bank and the Banks any amount originally due to the Agent, the Issuing Bank and the Banks in the first currency under this Agreement only to the extent of the amount of the first currency which the applicable Agent, the Issuing Bank and each of the applicable Banks is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with the applicable Agent’s, the Issuing Bank’s and such Bank’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to the applicable Agent, the Issuing Bank and the applicable Banks in the first currency under this Agreement, each of the applicable Borrowers agrees that it will indemnify the applicable Agent, the Issuing Bank and each of the applicable Banks against and save the applicable Agent, the Issuing Bank and each of the applicable Banks harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Borrower separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to the applicable Agent, the Issuing Bank or any applicable Bank under this Agreement or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by the applicable Agent, the Issuing Bank and each such Bank, as the case may be, and the applicable Borrowers shall not be entitled to require any proof or evidence of any actual loss. The covenant contained in this §13.4 shall survive the payment in full of all of the other obligations of the Borrowers under this Agreement.

§14. SETOFF. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks or any affiliate of a Bank to any of the Borrowers and any securities or other property of any of the Borrowers in the possession of such Bank or such affiliate of a Bank may be applied to or set off by such Bank against the payment of Obligations and, with respect to Ryder, Guaranteed Obligations, and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Borrower to such Bank, the other Banks, the Issuing Bank and the Agents. Any amounts set off pursuant to this §14 shall be distributed ratably in accordance with §28 among all of the Banks by the Bank setting off such amount; provided, that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of §2.16 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff. If any Bank fails to share such setoff ratably, the Administrative Agent, the Canadian Agent and/or the U.K. Agent, as applicable, shall have the right to withhold such Bank’s share of any Borrower’s payments until each of the Banks shall have, in the aggregate, received a pro rata repayment.

§15. COSTS AND EXPENSES.

(a) The Borrowers shall pay (i) all reasonable documented out of pocket expenses incurred by each Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out reasonable documented of pocket expenses incurred by any Agent, any Bank or the Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for any Agent, any Bank or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Bankers’ Acceptances and Letters of Credit issued hereunder, including all such reasonable documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, Bankers’ Acceptances or Letters of Credit.

(b) Reimbursement by Banks. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under §15(a) to be paid by it to the Agents (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to such Agent(s) (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Bank’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent(s) (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for such Agents (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Banks under this §15(b) are several and not joint.

(c) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(d) Survival. The agreements in this Section shall survive the resignation of any Agent, the Issuing Bank and any Swing Line Lender, the replacement of any Bank, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other Obligations.

§15A. PAYMENTS SET ASIDE.

To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, the Canadian Agent, the U.K. Agent, the Issuing Bank or any Bank, or the Administrative Agent, the Canadian Agent, the U.K. Agent, the Issuing Bank or any Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Canadian Agent, the U.K. Agent, the Issuing Bank or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Bank and the Issuing Bank, as applicable, severally agrees to pay to the Administrative Agent, the Canadian Agent or the U.K. Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, the Canadian Agent or the U.K. Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Banks and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

§16. THE AGENTS.

§16.1. Appointment and Authority. Each of the Banks and the Issuing Bank hereby irrevocably appoints (a) Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, (b) RBC to act on its behalf as the Canadian Agent hereunder and under the other Loan Documents and (c) Lloyds to act on its behalf as the U.K. Agent hereunder and under the other Loan Documents, and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this §16 are solely for the benefit of the Agents, the Banks and the Issuing Bank, and neither any Borrower nor any guarantor hereunder shall have rights as a third party beneficiary of any of such provisions.

§16.2. Rights as a Bank. The Person serving as the Administrative Agent, the Canadian Agent and the U.K. Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not an Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent, the Canadian Agent and the U.K. Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent, Canadian Agent or the U.K. Agent hereunder and without any duty to account therefor to the Banks.

§16.3. Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that any Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its reasonable opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Canadian Agent, the U.K. Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the applicable Agent shall believe in good faith shall be necessary, under the circumstances as provided in §17) or (ii) in the absence of such Agent’s own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Ryder, a Bank or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in §11 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

§16.4. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the purchasing of any Bankers’ Acceptance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the applicable Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless such Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Loan, the purchasing of such Bankers’ Acceptance or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Ryder, the Borrowers or any of them), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§16.5. Use of Sub-Agents. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this §16 shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent hereunder.

§16.6. Resignation of an Agent. Any Agent may at any time give forty-five (45) days prior written notice of its resignation to the Banks, the Issuing Bank and Ryder. Upon receipt of any such notice of resignation, the Majority Banks shall have the right to appoint a successor (and, so long as no Default or Event of Default exists, shall be acceptable to Ryder (with such acceptance not to be unreasonably withheld or delayed)), which shall be a bank with an office in the appropriate jurisdiction for such Agent, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after such retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Banks and the Issuing Bank, appoint a successor Administrative Agent, Canadian Agent or U.K. Agent, as applicable, meeting the qualifications set forth above (and, so long as no Default or Event of Default exists, such successor appointed by the retiring Agent shall be acceptable to Ryder (with such acceptance not to be unreasonably withheld or delayed)); provided that if such Agent shall notify Ryder and the Banks that no qualifying Person has accepted such appointment or been approved by Ryder, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Bank and the Issuing Bank directly, until such time as the Majority Banks appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent, Canadian Agent or U.K. Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Ryder to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Ryder and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this §16 and §15 and §18 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Administrative Agent, the Canadian Agent or the U.K. Agent, as applicable.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Lender, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Any resignation by RBC as Canadian Agent pursuant to this Section shall also constitute its resignation as the Canadian Swing Line Lender. Upon the acceptance of a successor’s appointment as Canadian Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the Canadian Swing Line Lender and (b) the retiring Canadian Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

Any resignation by Lloyds as U.K. Agent pursuant to this Section shall also constitute its resignation as a Swing Line Lender of U.K. Swing Line Loans. Upon the acceptance of a successor’s appointment as U.K. Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the Swing Line Lender of U.K. Swing Line Loans and (b) the retiring Swing Line Lender of U.K. Swing Line Loans shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

§16.7. Non-Reliance on Agents and Other Banks. Each Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

§16.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Co-Lead Arrangers, documentation agents or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Canadian Agent, the U.K. Agent, a Bank or the Issuing Bank hereunder.

§16.9. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower or guarantor hereunder, the Administrative Agent, or in the case of such proceeding not in the United States, the applicable local Agent (irrespective of whether the principal of any Loan, Bankers’ Acceptance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Bankers’ Acceptances, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Bank and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Bank and the Agents and their respective agents and counsel and all other amounts due the Banks, the Issuing Bank and the Agents under §2.2, §3.3, §4.9, §4.10, §15 and §18) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and the Issuing Bank to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Banks and the Issuing Bank, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due to such Agent under §2.2, §3.3, §4.9, §4.10, §15 and §18.

Nothing contained herein shall be deemed to authorize the Agents to authorize or consent to or accept or adopt on behalf of any Bank or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or Issuing Bank to authorize the Agents to vote in respect of the claim of any Bank or Issuing Bank in any such proceeding.

§16.10. ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, each Agent and each Co-Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Bankers’ Acceptances, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Bankers’ Acceptances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Bankers’ Acceptances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of

PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Bankers’ Acceptances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, each Agent and each Co-Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that:

(i) none of the Agents or the Co-Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Bankers’ Acceptances, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Bankers’ Acceptances, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Bankers’ Acceptances, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Bankers’ Acceptances, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly any each Agent or any Co-Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Bankers’ Acceptances, the Letters of Credit, the Commitments or this Agreement.

(c) Each Agent and each Co-Lead Arranger hereby informs the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Bankers’ Acceptances, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Bankers’ Acceptances, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Bankers’ Acceptances, the Letters of Credit or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

§17. CONSENTS, AMENDMENTS, WAIVERS, ETC. Any action to be taken (including the giving of notice) may be taken, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Banks may be given, any term of this Agreement, any other Loan Document or any other instrument, document or agreement related to this Agreement or the other Loan Documents or mentioned therein may be amended, and the performance or observance by the Borrowers or any other Person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Majority Banks; provided, however, that no such consent or amendment which affects the rights, duties or liabilities of any Agent, the Issuing Bank, or any Swing Line Lender, shall be effective without the written consent of such Person, as applicable; provided, further, that, (x) the Domestic Swing Line Commitment of a Domestic Swing Line Lender reflected on Schedule 1 may be amended from time to time by Ryder, the Administrative Agent and such Domestic Swing Line Lender, to reflect the Domestic Swing Line Commitment of such Domestic Swing Line Lender in effect from time to time, and (y) the L/C Commitment of an Issuing Bank reflected on Schedule 1 may be amended from time to time by Ryder, the Administrative Agent and such Issuing Bank, to reflect the L/C Commitment of such Issuing Bank in effect from time to time. In addition, no amendment, waiver or consent shall do any of the following unless in writing and signed by (a) each Bank: (i) waive any condition set forth in §11; (ii) change the definition of “Majority Banks”; (iii) amend this §17; or (iv) release any Borrower from its Obligations or release Ryder, in its capacity as guarantor, from its obligations under §5 hereof or in respect of the Guaranteed Obligations; or (b) each of the Banks directly affected thereby: (i) increase the principal amount of such Bank’s Commitment (or subject any Bank to any additional obligations, including the extension of such Bank’s Commitment); (ii) reduce the principal of or interest on the Loans or any Letter of Credit, L/C Obligations or any Bankers’ Acceptance (including, without limitation, interest on overdue amounts) or any fees payable hereunder; (iii) change the Commitment Percentage of any Bank, except pursuant to §2.4 or §21, (iv) alter any provision relating to the pro rata treatment of the Banks as required hereby or (v) extend or postpone any date fixed for any payment in respect of principal or interest (including, without limitation, interest on overdue amounts) on the Notes or any L/C Obligation, or any fee hereunder.

Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank.

Notwithstanding anything herein to the contrary, (A) in order to implement any additional Commitments in accordance with §2.1.5, this Agreement may be amended for such purpose (but solely to the extent necessary to implement such additional Commitments in accordance with §2.1.5) by each Borrower, the applicable Agent, and the applicable Banks providing such additional Commitments, (B) this Agreement may be amended pursuant to §6.17 as contemplated in such section, (C) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (D) each Bank is entitled to vote as such Bank sees fit on any bankruptcy reorganization plan that affects the Obligations, and each Bank acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (E) the Majority Banks shall determine whether or not to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Banks, (F) this Agreement may be amended (or amended and restated) with the written consent of the Majority Banks, the Agents, each Borrower, and the relevant Banks providing such additional credit facilities (1) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations and the accrued interest and fees in respect thereof and to include appropriately the Banks holding such credit facilities in any determination of the Majority Banks, and (2) to change, modify or alter the provisions of this Agreement relating to the pro rata sharing of payments among the Banks to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this clause (F), (G) if following the Closing Date, the Agents and the Borrowers shall have jointly identified an inconsistency, obvious error or omission, in each case, of a technical or immaterial nature, in any provision of the Loan Documents, then the Agents and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Majority Banks within five (5) Domestic Business Days following receipt of notice thereof, and (H) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this §17, it shall not be necessary to obtain the consent or approval of any Bank that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Obligations so long as such Bank receives payment in full of the principal of and interest accrued on Obligations made by, and all other amounts owing to, such Bank or accrued for the account of such Bank under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

§18. INDEMNIFICATION; DAMAGE WAIVER.

§18.1. Indemnification by the Borrowers. Each Borrower shall indemnify the Agents (and any sub-agent thereof), each Co-Lead Arranger, each syndication agent, each documentation agent, each Bank and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any Affiliate of a Borrower hereunder arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of each Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in §6), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any guarantor hereunder, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrowers hereunder against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrowers has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The provisions of this §18.1 shall not apply to any litigation, proceeding or dispute solely between the Borrowers or any of their Consolidated Subsidiaries on the one hand and the Agents, the Issuing Bank or the Banks on the other hand, if the final non-appealable judgment in such litigation, proceeding or dispute is in favor of the Borrowers or any of their Consolidated Subsidiaries and against such Indemnitee.

§18.2. Reimbursement by Banks. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under §18.1 to be paid by them to the Agents (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to such Agent(s) (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Bank’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent(s) (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for such Agents (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Banks under this §18.2 are several and not joint.

§18.3. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Bankers’ Acceptance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in §18.1 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

§18.4. Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

§18.5. Survival. The agreements in this Section shall survive the resignation of the Agents, the Issuing Bank and any Swing Line Lender, the replacement of any Bank, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other Obligations.

§19. TAXES.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder and under the other Loan Documents shall to the extent permitted by applicable Laws be made free and clear of, and without deduction for Taxes. If, however, applicable Laws require any Borrower or any Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or such Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to §6.2.

(ii) If any Borrower or any Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Agent shall withhold or make such deductions as are determined by such Agent to be required based upon the information and documentation it has received pursuant to §6.2, (B) such Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or the applicable Law or treaty, and (C) to the extent that the withholding or deduction is made on account of Indemnifiable Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) each of the Agents, Banks, the Issuing Bank or any holder of Notes, Loans or any Obligations hereunder, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Borrower or any Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or such Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to §6.2, (B) such Borrower or such Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnifiable Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Agents, Banks, the Issuing Bank or any holder of Notes, Loans or any Obligations hereunder, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iv) If any Indemnifiable Taxes are directly asserted against the applicable Agent, the Issuing Bank or any Bank with respect to any payment received by the Agents, the Issuing Bank or such Bank by reason of a Borrower’s failure to properly deduct and withhold such Indemnifiable Taxes from such payment, the applicable Agent, the Issuing Bank or such Bank may pay such Indemnifiable Taxes and such Borrower will promptly pay all such additional amounts (including any penalties, interest or reasonable expenses) as are necessary in order that the net amount received by such Person after the payment of such Indemnifiable Taxes (including any Indemnifiable Taxes on such additional amount) shall equal the amount such Person would have received had not such Indemnifiable Taxes been asserted. Any such payment shall be made promptly after the receipt by such Borrower from the applicable Agent, the Issuing Bank or such Bank, as the case may be, of a written statement setting forth in reasonable detail the amount of the Indemnifiable Taxes and the basis of the claim.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) and (b) above, each Borrower shall, and does hereby indemnify the Agents, each Bank and the Issuing Bank and shall make payment in respect thereof within 10 days after demand therefor (which demand must set forth in reasonable detail the amount of such Indemnifiable Taxes or such Other Taxes, as the case may be, and the basis of the claim), for the full amount of any Indemnifiable Taxes or Other Taxes (including Indemnifiable Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the applicable Agent or paid by the applicable Agent, such Bank or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnifiable Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Agents, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Bank or the Issuing Bank for any reason fails to pay indefeasibly to the applicable Agent as required by clause (ii) of this subsection; provided, that such indemnity shall not affect any Bank’s or Issuing Bank’s obligation to indemnify any Borrower for such amounts, pursuant to clause (ii). A certificate as to the amount of any such payment or liability delivered to a Borrower by a Bank or the Issuing Bank (with a copy to the applicable Agent), or by the applicable Agent on its own behalf or on behalf of a Bank or the Issuing Bank, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Bank and the Issuing Bank shall, and does hereby, indemnify each Borrower and each Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the applicable Agent) incurred by or asserted against such Borrower or the applicable Agent by any Governmental Authority as a result of the failure by such Bank or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Bank or the Issuing Bank, as the case may be, to such Borrower or the applicable Agent pursuant to §6.2. Each Bank and the Issuing Bank hereby authorizes the Agents, as applicable, to set off and apply any and all amounts at any time owing to such Bank or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the applicable Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of any Agent, any assignment of rights by, or the replacement of, a Bank or the Issuing Bank, the termination of the Total Commitments and the repayment, satisfaction or discharge of all other Obligations. If the Borrowers shall pay any Taxes or make any payments with respect to any Taxes which are not Indemnifiable Taxes or Other Taxes, then the applicable Agent, the Issuing Bank or the Bank which has received any such payment or with respect to which any such payment was made shall reimburse the applicable Borrower, within ten (10) Business Days of request by such Borrower, the amount so paid by such Borrower, together with interest at the Overnight Rate from the date such amounts were paid by such Borrower.

(d) Evidence of Payments. Upon request by a Borrower or the applicable Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this §19, such Borrower shall deliver to the applicable Agent or the applicable Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the applicable Agent, as the case may be.

(e) Failure to Deduct or Withhold. In the event any taxing authority notifies any of the Borrowers that any of them has improperly failed to deduct or withhold any taxes (other than Indemnifiable Taxes) from a payment made hereunder to the Agents, the Issuing Bank or any Bank, the Borrowers shall timely and fully pay such taxes to such taxing authority.

(f) Mitigation of Indemnifiable Taxes. The Agents, the Issuing Bank or the Banks shall, upon the request of the Borrowers, take reasonable measures to avoid or mitigate the amount of Indemnifiable Taxes required to be deducted or withheld from any payment made hereunder if such measures can be taken without the imposition on such Person of any costs or expenses unless the Borrowers have agreed to reimburse such Person therefor or result in such Person in its reasonable judgment suffering any material legal or regulatory disadvantage; provided that if after the date hereof, any Change in Law results in the imposition on the Borrowers of a deduction or withholding obligation with respect to amount payable to banks or bank holding companies, to the extent that any such Change in Law relates to amounts payable hereunder and to the extent that such Change in Law results in banks or bank holding companies receiving an undue benefit arising as a result of the payment of such additional amount by the Borrowers, the Borrowers and the Agents shall make a reasonable, good faith effort to negotiate a change in the terms of this Agreement that would allocate the benefits and costs (if any) of such deductions and withholdings among the affected parties in a manner equitable to the Borrowers and the Banks (including the Issuing Bank, if applicable).

(g) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall an Agent have any obligation to file for or otherwise pursue on behalf of a Bank or the Issuing Bank, or have any obligation to pay to any Bank or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Bank or the Issuing Bank, as the case may be. If an Agent, any Bank or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by such Agent, such Bank or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of such Agent, such Bank or the Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Bank or the Issuing Bank in the event such Agent, such Bank or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Agent, any Bank or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(h) Right to Assert and Control Challenges to Indemnifiable Taxes or Other Taxes. If any Indemnifiable Taxes or Other Taxes are imposed that result in an indemnification or payment obligation on any Borrower, such Borrower shall be entitled, after the payment of such taxes pursuant to subsection (a) or (b) above, to challenge or dispute the imposition of such Indemnifiable Taxes or Other Taxes with the applicable Governmental Authority. A Borrower may request that the Agents, Banks and/or the Issuing Bank cooperate (such cooperation to be in the sole discretion of such Agent, such Bank or such Issuing Bank, as the case may be, and, in each case, at such Borrower’s expense) in any such challenge, dispute, or proceeding.

(i) Survival. Without prejudice to the survival of any other agreement of the parties hereunder, the agreements and obligations of the Borrowers contained in this §19 shall survive the payment in full of the Obligations and the termination of the Commitments.

§20. SURVIVAL OF COVENANTS, ETC. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Unless otherwise stated herein, all covenants and agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers pursuant hereto shall be deemed to have been relied upon by the Banks, the Issuing Bank and the Agents, notwithstanding any investigation heretofore or hereafter made by them and notwithstanding that the Agents or any Bank may have had notice or knowledge of any Default at the time of any credit extension, and shall survive the making by the Banks of the Loans and the acceptance and purchase of any Bankers’ Acceptance and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement, any Obligation, any Bankers’ Acceptance, any Letter of Credit or any Note remains outstanding and unpaid or any Bank has any obligation to make any Loans or the Canadian Banks have any obligation to purchase and accept Bankers’ Acceptances or the Issuing Bank has any obligation to issue, extend or renew any Letter of Credit. All statements contained in any certificate or other paper delivered by or on behalf of the Borrowers pursuant hereto shall constitute representations and warranties by the Borrowers hereunder.

§21. SUCCESSORS AND ASSIGNS; PARTICIPATION.

§21.1. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of §21.2, (ii) by way of participation in accordance with the provisions of §21.4, (iii) by way of pledge or assignment of a security interest pursuant to §21.5, or (iv) to an SPC in accordance with the provisions of §21.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided by §21.4 and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each Agent, the Issuing Bank and each Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

§21.2. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement, including, as applicable, all or a portion of its Domestic Commitment Percentage, its Canadian Commitment Percentage, its U.K. Commitment Percentage and/or its PR Commitment Percentage, its participations in L/C Obligations, Bankers’ Acceptances and Swing Line Loans at the time owing to it, provided that any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an affiliate of a Bank or an Approved Fund with respect to a Bank, no minimum amount need be assigned; and

(ii) in any case not described in §21.2(a)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Ryder otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (b) shall not apply to rights in respect of Swing Line Loans.

(c) Required Consents. No consent shall be required for any assignment except to the extent required by §21.2(a)(ii), and in addition:

(i) the consent of Ryder (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Bank or an affiliate of a Bank or an Approved Fund;

(ii) the consent of the applicable Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Bank, an Affiliate of such Bank or an Approved Fund with respect to such Bank;

(iii) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Domestic Commitment or for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(iv) the consent of the applicable Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Domestic Commitment, a Canadian Commitment or a U.K. Commitment, as the case may be.

(d) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) the processing and recordation fee of $3,500 shall not apply in the case of an assignment from a Bank to an Affiliate of such Bank. The assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrowers or any of their Affiliates or Subsidiaries, or (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(f) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder in whole or in part, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Ryder and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee (as evidenced by its execution of the applicable Assignment and Assumption) and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Agents or any Bank hereunder (and interest accrued thereon) in respect of all or the portion of the Loans, participations in Letters of Credit and Swing Line Loans, and the Commitment of such Defaulting Bank that is being assigned and (y) acquire (and fund as appropriate) its full pro rata share of the Loans and participations in Letters of Credit and Swing Line Loans in accordance with all or the portion of its Commitment Percentage that is being assigned. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Ryder shall not be deemed to have unreasonably withheld its consent for the purposes of this section if it advises the Administrative Agent and the applicable assignor Bank in good faith of the competitive business reasons why Ryder does not desire a financing relationship with the proposed assignee.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to §21.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of §6.7, §6.8, §6.10, §15, §18 and §19 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance §21.4. In the case of any assignments by and between any Bank and any affiliate of such Bank, such Persons shall use their reasonable best efforts to coordinate the administration of this Agreement and approvals of any amendment, modification or waiver of any provision of this Agreement so as to minimize (to the extent reasonably possible) the administrative burden on the Borrowers.

§21.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Head Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans, Bankers’ Acceptances and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by the Borrowers and the Banks at any reasonable time and from time to time, or the Administrative Agent shall provide a copy to Ryder, upon reasonable prior notice.

§21.4. Participations. Any Bank may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than (w) a natural person, (x) a Defaulting Bank, (y) the Borrowers or any of the Borrower’s Affiliates or Subsidiaries or (z) General Electric Capital Corporation or any affiliate of General Electric Capital Corporation) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Bank’s participations in L/C Obligations and/or Swing Line Loans, if applicable) owing to it) and/or Bankers’ Acceptances; provided that (i) each such participation shall be in an amount of not less than $5,000,000, (ii) such Bank’s obligations under this Agreement shall remain unchanged, (iii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrowers, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would reduce the principal of or the interest rate on any Loans, L/C Obligations or Bankers’ Acceptances, extend the term or increase the amount of the Commitment(s) of such Bank as it relates to such participant, if applicable, reduce the amount of any facility fees to which such participant is entitled, extend any regularly scheduled payment date for principal or interest or release any Borrower from its Obligations or release Ryder, in its capacity as guarantor, from its obligations under §5 hereof or in respect of the Guaranteed Obligations. Subject to this §21.4, each Borrower agrees that each Participant shall be entitled to the benefits of §6.7, §6.8, §6.10 and §19 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to §21.2; provided that no Participant shall be entitled to receive any amounts greater than the amounts that the selling Bank would have been entitled to receive had it not sold the participation; provided further that a Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of §19 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with §6.2 as though it were a Bank. To the extent permitted by Law, so long as any Bank within 10 Business Days of selling any participation pursuant to this §21.4 notifies Ryder in writing of such participation and the Participant thereunder, each such identified Participant also shall be entitled to the benefits of §14 as though it were a Bank, provided such Participant agrees to be subject to §2.17 and §28 as though it were a Bank.

§21.5. Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

§21.6. Special Purpose Funding Vehicle. Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle which is a wholly-owned subsidiary of such Granting Bank or an affiliate of such Granting Bank identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Bank would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under §6.15(a). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under §6.7, §6.8, §6.10 and §19), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Bank would be liable, and (iii) the Granting Bank shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Bank of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Bank and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

§21.7. [Reserved.]

§21.8. Resignation of Issuing Bank or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time the Issuing Bank assigns all of its Commitments and Loans pursuant to §21.2, the Issuing Bank may, upon 45 days’ notice to the Borrowers and the Banks, resign in its capacity as the Issuing Bank. In the event of any such resignation as Issuing Bank, Ryder, with the consent of the Administrative Agent, shall be entitled to appoint from among the Domestic Banks a successor Issuing Bank hereunder; provided, however, that no failure by Ryder to appoint any such successor shall affect the resignation of the Issuing Bank. If the Issuing Bank resigns in such capacity, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Domestic Banks to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to §4.3).

Notwithstanding anything to the contrary contained herein, if at any time a Swing Line Lender assigns all of its Commitments and Loans pursuant to §21.2, such Swing Line Lender may, (i) upon 45 days’ notice to the Borrowers and the Banks, resign in its capacity as a Swing Line Lender. In the event of any such resignation as a Swing Line Lender, Ryder, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), shall be entitled to appoint from among the applicable Banks a successor Swing Line Lender hereunder; provided, however, that no failure by Ryder to appoint any such successor shall affect the resignation of such Bank as a Swing Line Lender. If a Swing Line Lender resigns in such capacity, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Banks to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to §2.12, §2.13 and §2.14 herein.

Upon the appointment of a successor Issuing Bank and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of such retiring Issuing Bank with respect to such Letters of Credit.

§22. PARTIES IN INTEREST. All the terms of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and thereto; provided, that the Borrowers shall not assign or transfer their rights or obligations hereunder or thereunder without the prior written consent of each of the Banks.

§23. NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION.

§23.1. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, and except as provided in §23.2 below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to a Borrower, any Agent, the Issuing Bank or a Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 23.1; and

(b) if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in §23.2 below, shall be effective as provided in such §23.2.

§23.2. Electronic Communications. Notices, requests and other communications (including any notices or requests under §2, §3 or §4, but excluding for service of process) to the Banks and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Bank or Issuing Bank pursuant to §2, §3 or §4 if such Bank or Issuing Bank, as applicable, has notified the Agents that it is incapable of receiving notices under such Sections by electronic communication. The Agents or Ryder may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agents otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

§23.3. The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Bank, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or any Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Bank, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

§23.4. Change of Address, Etc. Each of the Borrowers, the Agents, the Issuing Bank and the Swing Line Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Ryder, the Agents, the Issuing Bank and the Swing Line Lenders. In addition, each Bank agrees to notify the Agents from time to time to ensure that the Agents have on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank. Furthermore, each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

§23.5. Reliance by Agents, Issuing Bank and Banks. The Agents, the Issuing Bank and the Banks shall be entitled to rely and act upon any notices (including telephonic Loan Requests and Swing Line Loan Requests) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Ryder shall indemnify the Agents, the Issuing Bank, each Bank and the Related

Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

§23A. NO WAIVER; CUMULATIVE REMEDIES; ENFORCEMENT. No failure by any Bank or any Agent or any Borrower to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any guarantor hereunder or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (who shall act, subject to §16, at the direction of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) if, and to the extent, so directed) for the benefit of all the Banks, the Agents and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) any of the Agents from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Bank from exercising setoff rights in accordance with §14 (subject to the terms of §2.17 and §6.1), or (d) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower or guarantor under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent, Canadian Agent or U.K. Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Majority Banks shall have the rights otherwise ascribed to such Agent pursuant to this §23A and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to §2.17 and §6.1, any Bank may, with the consent of the Majority Banks, enforce any rights and remedies available to it and as authorized by the Majority Banks.

§24. MISCELLANEOUS. The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Banks, the Issuing Bank, the Administrative Agent or the Agents would otherwise have. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. To the extent permitted by Law, no course of dealing or delay or omission on the part of any of the Banks or the Agents in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

§25. WAIVER OF JURY TRIAL; ETC. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER

BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

§26. GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402)). EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY BANK OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH OF THE U.K. BORROWERS, THE CANADIAN BORROWERS AND RYDER PR HEREBY IRREVOCABLY APPOINTS RYDER AS ITS AGENT FOR THE SERVICE OF PROCESS. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

§27. SEVERABILITY. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction. Without limiting the foregoing provisions of this §27, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Banks shall be limited by Debtor Relief Laws, as determined in good faith by the Agents, the Issuing Bank or the Swing Line Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

§28. PARI PASSU TREATMENT.

(a) Notwithstanding anything to the contrary set forth herein, each payment or prepayment of principal and interest received after the occurrence and during the continuance of an Event of Default hereunder shall be distributed pari passu among the Banks, in accordance with the aggregate outstanding principal amount of the Obligations owing to each Bank divided by the aggregate outstanding principal amount of all Obligations.

(b) Following the occurrence and during the continuance of any Event of Default, each Bank agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower (pursuant to §14 or otherwise), including a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar Law or otherwise, obtain payment (voluntary or involuntary) in respect of the Notes, Loans, Bankers’ Acceptances, Letters of Credit, L/C Obligations and other Obligations held by it as a result of which the unpaid principal portion of the Notes and the Obligations held by it shall be proportionately less than the unpaid principal portion of the Notes and Obligations held by any other Bank, it shall be deemed to have simultaneously purchased from such other Bank a participation in the Notes and Obligations held by such other Bank, so that the aggregate unpaid principal amount of the Notes, Obligations and participations in Notes and Obligations held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of the Notes and Obligations then outstanding as the principal amount of the Notes and other Obligations held by it prior to such exercise of banker’s lien, setoff or counterclaim was to the principal amount of all Notes and other Obligations outstanding prior to such exercise of banker’s lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this §28 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest.

(c) Following the occurrence and during the continuance of any Event of Default and unless and until the effectiveness of a transfer of Commitments pursuant to §28(d), each Bank agrees that it shall be deemed to have, automatically upon the occurrence of such Event of Default, purchased from each other Bank a participation in the risk associated with the Notes and Obligations held by such other Bank, so that the aggregate principal amount of the Notes and Obligations held by each Bank shall be equivalent to such Bank’s Total Commitment Percentage. Upon demand by the Administrative Agent, made at the request of the Majority Banks, each Bank that has purchased such participation (a “Purchasing Bank”) shall pay the amount of such participation to the Administrative Agent for the account of each Bank whose outstanding Loans and participations in Bankers’ Acceptances and L/C Obligations exceed their Total Commitment Percentages. Any such participation may, at the option of such Purchasing Bank, be paid in Dollars, Canadian Dollars, Sterling or Euros (the “Funding Currency”) (in an amount equal to the then applicable Dollar Equivalent, Canadian Dollar Equivalent, Sterling Equivalent or Euro Equivalent, as the case may be, amount of such participation) and such payment shall be converted by the Administrative Agent at the Exchange Rate into the currency of the Loan, Bankers’ Acceptance or L/C Obligation in which such participation is being purchased. The Borrowers agree to indemnify each Purchasing Bank for any loss, cost or expense incurred by such Purchasing Bank as a result of entering into any reasonable hedging arrangements between the Funding Currency and the currency of the Loan, Bankers’ Acceptance or L/C Obligation in which such participation is being purchased in connection with the funding of such participation or as a result of any payment on account of such participation in a currency other than that funded by the Purchasing Bank.

(d) Upon the written instruction of the Majority Banks, the Total U.K. Commitment, Total Canadian Commitment and the Total PR Commitment shall be immediately transferred by the Borrowers to the Total Domestic Commitment; provided that (i) no such transfer of Commitments shall occur until the date of the acceleration of the Obligations pursuant to §13.1 and (ii) prior to requesting any such transfer of Commitments, the Agents and the Banks shall utilize their reasonable best efforts to avoid the imposition of withholding tax liability on Ryder which would arise as a result of any such transfer of Commitments (including, without limitation, to the extent useful, the use of participations pursuant to §28(c) and the use of fronting banks in the United Kingdom and Canada). Upon the effectiveness of any such transfer the outstanding U.K. Loans, Canadian Loans and PR Loans shall be repaid with advances made to Ryder under the Domestic Commitments, advanced by the Banks in such manner that after giving effect thereto, the percentage of the outstanding Loans, Bankers’ Acceptances and L/C Obligation of each Bank will equal such Bank’s Total Commitment Percentage of all outstanding Loans, Bankers’ Acceptances and L/C Obligations.

(e) Each Borrower expressly consents to the foregoing arrangements and agrees that any Person holding such a participation in the Notes and the Obligations deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Person as fully as if such Person had made a Loan directly to such Borrower in the amount of such participation.

§29. CONFIDENTIAL INFORMATION.

Each of the Agents, the Banks and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms herein), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) subject to an agreement containing provisions substantially the same as those of this §29, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Bank pursuant to §2.1.5, (h) with the consent of Ryder or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such Agent, Bank or Issuing Bank or (y) becomes available to the Administrative Agent, any Bank, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Ryder which is authorized to disclose such Information. In the case of (b) (except disclosure to governmental banking regulatory authorities) or (c) of this paragraph, the applicable Agent or Bank or the Issuing Bank shall, to the extent practicable and legally permissible, provide prompt written notice to Ryder so that Ryder may have the opportunity to contest such disclosure and such Agent or Bank or the Issuing Bank shall use reasonable efforts within Law to maintain the confidentiality of such Information.

Except as otherwise agreed to herein or in any of the other Loan Documents, each of the Agents, the Issuing Bank and each Bank agrees that it will not, and it will use their best efforts to cause its agents, employees, advisors or any other Persons retained or engaged by such Agent or any such Bank, as the case may be (collectively, “Advisors”), not to, issue or release for external publication any article or advertising or publicity matter relating to the transactions contemplated by this Agreement without the prior written consent of Ryder.

For purposes of this Section, “Information” means all information received from Ryder or any Subsidiary relating to Ryder or any Subsidiary or any of their respective businesses, whether oral or written, including, without limitation, all data, reports, interpretations, forecasts and records, regardless of storage and transmission media or source, and all information derived, directly or indirectly, therefrom, which such Person or its Advisors obtains or to which such Person or its Advisors shall be afforded access in connection with the transactions contemplated by this Agreement or any of the other Loan Documents, but other than any such information that is available to the Administrative Agent, any Bank or the Issuing Bank on a nonconfidential basis prior to disclosure by Ryder or any Subsidiary. Any such Information shall be held and treated by such Person in utmost and strictest confidence, and shall not, without the prior written consent of Ryder (which consent may be given or withheld in Ryder’s sole discretion), be disclosed by such Person or any manner whatsoever, in whole or in part, or used by such Person, other than in accordance with this Section, and such Person shall use its best efforts to cause its Advisors to hold and treat such Information in utmost and strictest confidence and not to disclose or use such Information other than in accordance with this Section. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Banks and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning Ryder or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities laws.

Solely with respect to a Reference Rate, each of the Agents, the Banks, the Issuing Banks and the Borrowers agrees to keep each and any quotation of a Reference Rate confidential and not to disclose such Reference Rate to any Person, except: (a) to any of its Affiliates, officers, directors, employees, professional advisers, and auditors; (b) any Person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; (c) any Person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; and (d) any other Person with the consent of the relevant U.K. Reference Bank; and in each of clauses (a), (b), (c) and (d) above, the Person proposing to disclose such Reference Rate shall use commercially reasonable efforts to inform the Person receiving such Reference Rate of its confidential nature. Determinations as to whether any Reference Rate may be disclosed under clauses (a), (b) and/or (c) above shall be made by the Person proposing to disclose such Reference Rate, in each case, in its sole discretion, and such disclosure shall not require the consent of any Person. The foregoing confidentiality requirements in this paragraph notwithstanding, in the event that a Reference Rate becomes publicly available other than as a result of a breach of this paragraph by the Person proposing to disclose such Reference Rate or becomes available to the Person proposing to disclosure such Reference Rate on a nonconfidential basis from a source that is authorized to disclose such Reference Rate, the foregoing confidentiality requirements shall not apply.

§30. USA PATRIOT ACT NOTICE.

Each Bank, each Issuing Bank and each Agent (for itself and not on behalf of any Bank or Issuing Bank) that is subject to the PATRIOT Act (as hereinafter defined) and each of the Agents (for itself and not on behalf of any Bank or Issuing Bank) hereby notifies each of the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers and their respective Subsidiaries, which information includes the name and address of each such Person and other information that will allow such Bank, such Issuing Bank or such Agent, as applicable, to identify such Person in accordance with the PATRIOT Act. Each Borrower shall, promptly following a request by any Agent, any Bank or any Issuing Bank, provide all documentation and other information with respect to the Borrowers and their respective Subsidiaries that such Agent, such Bank or such Issuing Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation.

§31. NO ADVISORY OR FIDUCIARY RESPONSIBILITY. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each guarantor hereunder acknowledges and agrees, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Co-Lead Arrangers are arm’s-length commercial transactions between such Borrower, each guarantor hereunder and their respective Affiliates, on the one hand, and the Agents and the Co-Lead Arrangers, on the other hand, (B) each of such Borrower and guarantor hereunder has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower and guarantor hereunder is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and the Co-Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any guarantor hereunder or any of their respective Affiliates, or any other Person and (B) neither the Agents nor the Co-Lead Arrangers has any obligation to such Borrower, any guarantor hereunder or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Co-Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower, the guarantors hereunder and their respective Affiliates, and neither the Agents nor the Co-Lead Arrangers has any obligation to disclose any of such interests to the Borrowers, any guarantor hereunder or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Borrowers and the guarantors hereunder hereby waives and releases any claims that it may have against the Agents and the Co-Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

§32. TRANSITIONAL ARRANGEMENTS. On the Closing Date, this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety, except as provided in this §32. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents. All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. Without limiting the generality of the foregoing and to the extent necessary, the Banks and the Agents reserve all of their rights under the Existing Credit Agreement, as amended and restated by this Agreement.

All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro-rated in the case of any fractional periods), and shall be paid on the Closing Date. Commencing on the Closing Date, all fees hereunder shall be payable by the Borrowers to the Agents for the account of the Banks in accordance with this Agreement.

§33. ELECTRONIC EXECUTION OF ASSIGNMENTS AND CERTAIN OTHER DOCUMENTS. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications,

Loan Requests, Swing Line Loan Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor the U.K. Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

§34. ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS . Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank or any Issuing Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank or any Issuing Bank that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

RYDER SYSTEM, INC.

By:	/s/ W. Daniel Susik

Name:	W. Daniel Susik
Title:	Senior Vice President – Finance and Treasure

RYDER TRUCK RENTAL CANADA LTD.

By:	/s/ W. Daniel Susik

Name:	W. Daniel Susik
Title:	Vice President – Finance and Treasure

RYDER TRUCK RENTAL HOLDINGS CANADA LTD.

By:	/s/ W. Daniel Susik

Name:	W. Daniel Susik
Title:	Senior Vice President – Finance and Treasure

RYDER LIMITED

By:	/s/ David Hunt

Name:	David Hunt
Title:	Vice President and Managing Director FMS Europe

RYDER SYSTEM HOLDINGS (UK) LIMITED

By:	/s/ David Hunt

Name:	David Hunt
Title:	Vice President and Managing Director FMS Europe

RYDER PUERTO RICO, INC.

By:	/s/ W. Daniel Susik

Name:	W. Daniel Susik
Title:	Vice President – Finance and Treasure

BANK OF AMERICA, N.A., as the Administrative Agent

By:	/s/ Anthea Del Bianco

Name:	Anthea Del Bianco
Title:	Vice President

ROYAL BANK OF CANADA, as the Canadian Agent

By:	/s/ Yvonne Brazier
Name:	Yvonne Brazier
Title:	Manager, Agency Services

LLOYDS BANK PLC, as the U.K. Agent

By:	/s/ John Togher

Name:	John Togher
Title:	Associate Director

BANK OF AMERICA, N.A., as a Domestic Bank, a PR Bank, an Issuing Bank, and a Domestic Swing Line Lender

By:	/s/ Irene Bertozzi Bartenstein

Name:	Irene Bertozzi Bartenstein
Title:	Director

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED, as a U.K. Bank

By:	/s/ Fiona Malitsky

Name:	Fiona Malitsky
Title:	Vice President

ROYAL BANK OF CANADA, as a Domestic Bank, a Canadian Bank and the Canadian Swing Line Lender

By:	/s/ Tim Stephens

Name:	Tim Stephens
Title:	Authorized Signatory

LLOYDS BANK CORPORATE MARKETS PLC, as a Domestic Bank

By:	/s/ Kamala Basdeo

Name:	Kamala Basdeo
Title:	Assistant Manager Transaction Execution Category A B002

By:	/s/ Tina Wong
Name:	Tina Wong
Title:	Assistant Manager Transaction Execution Category A W011

LLOYDS BANK PLC, as a U.K. Bank

By:	/s/ Lee Cuester

Name:	Lee Cuester
Title:	Associate Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Domestic Bank and an Issuing Bank

By:	/s/ Tom Molitor

Name:	Tom Molitor
Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Domestic Bank and an Issuing Bank

By:	/s/ Andrew Beckman

Name:	Andrew Beckman
Title:	Senior Vice President

MUFG BANK, LTD., as a Domestic Bank and a Domestic Swing Line Lender

By:	/s/ Lawrence Elkins

Name:	Lawrence Elkins
Title:	Vice President

MIZUHO BANK, LTD., as a Domestic Bank, a Canadian Bank and a U.K. Bank

By:	/s/ Tracy Rahn

Name:	Tracy Rahn
Title:	Authorized Signatory

BNP PARIBAS, as a Domestic Bank

By:	/s/ Todd Grossnickle

Name:	Todd Grossnickle
Title:	Director

By:	/s/ Tony Baratta

Name:	Tony Baratta
Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION, as a Domestic Bank

By:	/s/ Matthew Titus

Name:	Matthew Titus
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY, as a Domestic Bank

By:	/s/ Melinda Gulledge

Name:	Melinda Gulledge
Title:	Assistant Vice President

REGIONS BANK, as a Domestic Bank

By:	/s/ Joe Dancy

Name:	Joe Dancy
Title:	Senior Vice President

COMERICA BANK, as a Domestic Bank

By:	/s/ Gerald R. Finney, Jr.

Name:	Gerald R. Finney, Jr.
Title:	Vice President

ANNEX A

POWER OF ATTORNEY TERMS – BANKERS’ ACCEPTANCES

In order to facilitate the acceptance of Bankers’ Acceptances pursuant to the terms of Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement), by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida, Ryder Truck Rental Holdings Canada LTD., a corporation organized under the laws of Canada (“Ryder Holdings Canada”), and Ryder Truck Rental Canada LTD., a corporation organized under the laws of Canada (“Ryder Canada Limited” and together with Ryder Holdings Canada, the “Canadian Borrowers”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto, each of the Canadian Borrowers hereby appoints each Canadian Bank (individually, the “Canadian Bank”), acting by its duly authorized signatories (the “Attorney”) for the time being at the Canadian Bank’s main branch in Toronto, Ontario or at such other branch designated by the Bank (the “Branch of Account”), the attorney of such Canadian Borrower:

1. to sign for and on behalf and in the name of each Canadian Borrower as drawer, drafts in the Canadian Bank’s standard form of a “depository bill” under and as defined in the Depository Bills and Notes Act (Canada) (the “DBNA”) (“Drafts”) drawn on the Canadian Bank payable to the order of a “clearing house” under the DBNA or its nominee for deposit by the Canadian Bank with the “clearing house” after acceptance thereof by the Canadian Bank; and

2. to fill in the amount, date and maturity date of such Drafts;

provided, that, such acts in each case are to be undertaken by the Canadian Bank in accordance with written instructions given to the Canadian Bank by the authorized officers of each Canadian Borrower as provided in this power of attorney.

Notwithstanding paragraph 1 above, in the event the Canadian Bank is an old system issuer, such Canadian Bank shall sign for and on behalf of and in the name of the Canadian Borrower as drawer, drafts in the Canadian Bank’s standard form (“Old System Issuer Drafts”) drawn on the Canadian Bank payable to the order of the Canadian Bank.

Instructions to the Canadian Bank relating to the execution, completion, endorsement, discount and/or delivery or deposit by the Canadian Bank on behalf of each Canadian Borrower of Drafts or Old System Issuer Drafts, as applicable, which the Canadian Borrower wishes to submit to the Canadian Bank for acceptance by the Canadian Bank shall be communicated by the Canadian Agent and/or by officers of the Canadian Borrower, designated by the Canadian Borrower as its “authorized officers,” to the Canadian Bank in writing at the Branch of Account following delivery by the Canadian Borrowers of a Bankers’ Acceptance Notice or any other notice in connection with Bankers’ Acceptances delivered pursuant to the Credit Agreement.

The communication in writing by the authorized officers of each Canadian Borrower to the Canadian Bank of the instructions referred to above shall constitute the authorization and instruction of each Canadian Borrower to the Canadian Bank to complete and execute and, if applicable, endorse Drafts and Old System Issuer Drafts in accordance with such information as set out above and the request of each Canadian Borrower to the Canadian Bank to accept such Drafts and Old System Issuer Drafts and deliver the same or deposit the same with the “clearing house”, against payment as set out in the instructions. Each Canadian Borrower acknowledges that the Canadian Bank shall not be obligated to accept any such Drafts and Old System issuer Drafts except in accordance with the provisions of the Credit Agreement. The Canadian Bank shall be and it is hereby authorized to act on behalf of each Canadian Borrower upon and in compliance with instructions communicated to the Canadian Bank as provided herein if the Canadian Bank reasonably believes them to be genuine.

Each Canadian Borrower agrees to indemnify the Canadian Bank and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby including the deposit of any Draft with the “clearing house”; provided, that, this indemnity shall not apply to any such loss, liability, expense or claim which results from the gross negligence or willful misconduct of the Bank or any of its directors, officers, employees, affiliates or agents as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This power of attorney may be revoked by the Canadian Borrowers at any time upon not less than five (5) Business Days’ written notice served upon the Canadian Bank at the Branch of Account; provided, that, (i) it may be replaced with another power of attorney forthwith in accordance with the requirements of the Credit Agreement; and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of the Canadian Borrowers in respect of any Draft or Old System Issuer Drafts executed, completed, discounted and/or deposited in accordance herewith prior to the time at which such revocation becomes effective. This power of attorney may be terminated by the Canadian Bank at any time upon not less than five (5) Business Days’ written notice to the Canadian Borrowers.

Any revocation or termination of this power of attorney shall not affect the rights of the Canadian Bank and the obligations of the Canadian Borrowers with respect to the indemnities of the Canadian Borrowers above stated with respect to all matters arising prior in time to any such revocation or termination.

This power of attorney is in addition to and not in substitution for any agreement to which the Canadian Bank and the Canadian Borrowers are parties.

This power of attorney shall be governed in all respects by the laws of the Province of Ontario and the laws of Canada applicable therein and each of the Canadian Borrowers and the Canadian Bank hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such jurisdiction in respect of all matters arising out of this power of attorney.

In the event of a conflict between the provisions of this Power of Attorney and the Credit Agreement, the Credit Agreement shall prevail.

SCHEDULE 1

BANKS; COMMITMENTS; COMMITMENT PERCENTAGES

Bank	Domestic Commitment	Domestic Commitment Percentage	Canadian Commitment	Canadian Commitment Percentage	U.K. Commitment	U.K. Commitment Percentage
Bank of America, N.A.	$95,000,000.00	8.755760369%	$0.00	0.000000000%	$30,000,000.00	20.000000000%
MUFG Bank, Ltd.	$140,000,000.00	12.903225806%	$0.00	0.000000000%	$0.00	0.000000000%
BNP Paribas	$140,000,000.00	12.903225806%	$0.00	0.000000000%	$0.00	0.000000000%
Lloyds Bank plc	$0.00	0.000000000%	$0.00	0.000000000%	$100,000,000.00	66.666666667%
Lloyds Bank Corporate Markets plc	$40,000,000.00	3.686635945%	$0.00	0.000000000%	$0.00	0.000000000%
Mizuho Bank, Ltd.	$66,000,000.00	6.082949309%	$54,000,000.00	36.000000000%	$20,000,000.00	13.333333333%
Royal Bank of Canada	$44,000,000.00	4.055299539%	$96,000,000.00	64.000000000%	$0.00	0.000000000%
U.S. Bank National Association	$140,000,000.00	12.903225806%	$0.00	0.000000000%	$0.00	0.000000000%
Wells Fargo Bank, National Association	$140,000,000.00	12.903225806%	$0.00	0.000000000%	$0.00	0.000000000%
Branch Banking and Trust Company	$80,000,000.00	7.373271889%	$0.00	0.000000000%	$0.00	0.000000000%
PNC Bank, National Association	$80,000,000.00	7.373271889%	$0.00	0.000000000%	$0.00	0.000000000%
Regions Bank	$60,000,000.00	5.529953917%	$0.00	0.000000000%	$0.00	0.000000000%
Comerica Bank	$60,000,000.00	5.529953917%	$0.00	0.000000000%	$0.00	0.000000000%
Total	$1,085,000,000.00	100.000000000%	$150,000,000.00	100.000000000%	$150,000,000.00	100.000000000%

Bank	PR Commitment	PR Commitment Percentage	Total Commitment	Total Commitment Percentage
Bank of America, N.A.	$15,000,000.00	100.000000000%	$140,000,000.00	10.000000000%
MUFG Bank, Ltd.	$0.00	0.000000000%	$140,000,000.00	10.000000000%
BNP Paribas	$0.00	0.000000000%	$140,000,000.00	10.000000000%
Lloyds Bank plc	$0.00	0.000000000%	$100,000,000.00	7.142857143%
Lloyds Bank Corporate Markets plc	$0.00	0.000000000%	$40,000,000.00	2.857142857%
Mizuho Bank, Ltd.	$0.00	0.000000000%	$140,000,000.00	10.000000000%
Royal Bank of Canada	$0.00	0.000000000%	$140,000,000.00	10.000000000%
U.S. Bank National Association	$0.00	0.000000000%	$140,000,000.00	10.000000000%
Wells Fargo Bank, National Association	$0.00	0.000000000%	$140,000,000.00	10.000000000%
Branch Banking and Trust Company	$0.00	0.000000000%	$80,000,000.00	5.714285714%
PNC Bank, National Association	$0.00	0.000000000%	$80,000,000.00	5.714285714%
Regions Bank	$0.00	0.000000000%	$60,000,000.00	4.285714286%
Comerica Bank	$0.00	0.000000000%	$60,000,000.00	4.285714286%
Total	$15,000,000.00	100.000000000%	$1,400,000,000.00	100.000000000%

Domestic Swing Line Lender	Domestic Swing Line Commitment	Domestic Swing Line Commitment Percentage
Bank of America, N.A.	$25,000,000.00	50.000000000%
MUFG Bank, Ltd.	$25,000,000.00	50.000000000%
Total	$50,000,000.00	100.000000000%

Issuing Bank	L/C Commitment
Bank of America, N.A.	$25,000,000.00
U.S. Bank National Association	$25,000,000.00
Wells Fargo Bank, National Association	$25,000,000.00

SCHEDULE 4

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 7.5

LITIGATION

Ryder and its Consolidated Subsidiaries are a party to various claims, complaints and proceedings arising in the ordinary course of business including but not limited to those relating to litigation matters, environmental matters, risk management matters (e.g., vehicle liability, workers’ compensation, etc.) and administrative assessments primarily associated with operating taxes. Ryder and its Consolidated Subsidiaries have established loss provisions for matters in which losses are probable and can be reasonably estimated. Litigation is subject to many uncertainties, and the outcome of any individual litigated matter is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings could be decided unfavorably to Ryder or its Consolidated Subsidiaries. Although the final resolution of any such matters could have a material effect on the consolidated operating results of Ryder and its Consolidated Subsidiaries for the particular reporting period in which an adjustment of the estimated liability is recorded, Ryder and its Consolidated Subsidiaries believe that any resulting liability should not materially affect their consolidated financial position.

SCHEDULE 7.7

TAXES

None.

SCHEDULE 7.12

ENVIRONMENTAL COMPLIANCE

None.

SCHEDULE 7.15

DEBT RATINGS

Ryder’s Senior Public Debt Ratings are:

Moody’s	Baa1
S&P	BBB+
Fitch	A-

(“Senior Public Debt Ratings”, “Moody’s”, “S&P” and “Fitch” are used herein as defined in the Credit Agreement)

SCHEDULE 7.16

SUBSIDIARIES

Vehicle Leasing and Service; Logistics

Associated Ryder Capital Services, Inc.	Florida
Laromark Intermediate Holding Corporation	Delaware
Network Vehicle Central, Inc.	Florida
Network Vehicle Central, LLC	Florida
RTR Next Gen Sales, LLC	Florida
Road Master, Limited	Bermuda
Ryder Dedicated Logistics, Inc.	Delaware
Ryder Fleet Products, Inc.	Tennessee
Ryder Freight Brokerage, Inc.	Delaware
Ryder Global Services, LLC	Florida
Ryder Integrated Logistics, Inc.	Delaware
Ryder Integrated Logistics of California Contractors, LLC	Delaware
Ryder Integrated Logistics of Texas, LLC	Texas
Ryder Last Mile, Inc.	California
Ryder Puerto Rico, Inc.	Delaware
Ryder Truck Rental, Inc.	Florida
Ryder Truck Rental Canada Ltd.	Canada
Ryder Truck Rental Holdings Canada Ltd.	Canada
Ryder Vehicle Sales, LLC	Florida
Tandem Transport, L.P.	Georgia
Truck Transerv, Inc.	Delaware

Securitization
RTR Leasing I, Inc.	Delaware
RTR Leasing II, Inc.	Delaware
Ryder Funding LP	Delaware
Ryder Funding II LP	Delaware
Ryder Truck Rental I LLC	Delaware
Ryder Truck Rental II LLC	Delaware
Ryder Truck Rental III LLC	Delaware
Ryder Truck Rental IV LLC	Delaware
Ryder Truck Rental I LP	Delaware
Ryder Truck Rental II LP	Delaware
Ryder Truck Rental LT	Delaware

International

3241290 Nova Scotia Company	Nova Scotia
Bullwell Trailer Solutions Limited	England
CRTS Logistica Automotiva S.A.	Brazil
Euroway Vehicle Contracts Limited	England
Euroway Vehicle Engineering Limited	England
Euroway Vehicle Management Limited	England
Euroway Vehicle Rental Limited	England
Hill Hire Limited	England
RSI Holding B.V.	Netherlands
RTI Argentina S.A.	Argentina
RTRC Finance LP	Canada
RTR Holdings (B.V.I.) Limited	British Virgin Islands
Ryder Argentina S.A.	Argentina
Ryder-Ascent Logistics Pte Ltd.	Singapore
Ryder Asia Pacific Holdings B.V.	Netherlands
Ryder Capital (Barbados) SRL	Barbados
Ryder Capital Luxembourg Limited, S.A.R.L.	England
Ryder Capital S. de R.L. de C.V.	Mexico
Ryder Capital UK Holdings LLP	England
Ryder Chile Sistemas Integrados de Logistica Limitada	Chile
Ryder CRSA Logistics (HK) Limited	Hong Kong
Ryder de Mexico S. de R.L. de C.V.	Mexico
Ryder Deutschland GmbH	West Germany
Ryder Distribution Services Limited	United Kingdom
Ryder do Brasil Ltda.	Brazil
Ryder European B.V.	Netherlands
Ryder Europe Operations B.V.	Netherlands
Ryder Limited	England
Ryder Logistica Ltda.	Brazil
Ryder Logistics (Shanghai) Co., Ltd.	China
Ryder Mauritius Holdings, Ltd.	Mauritius
Ryder Mexican Holding B.V.	Netherlands
Ryder Mexicana, S. de R.L. de C.V.	Mexico
Ryder Pension Fund Limited	United Kingdom
Ryder Servicios do Brasil Ltda.	Brazil
Ryder Soluciones S. de R.L. de C.V.	Mexico
Ryder Singapore Pte Ltd.	Singapore
Ryder System B.V.	Netherlands
Ryder System Holdings (UK) Limited	England
Sistemas Logisticos Sigma S.A.	Argentina
Translados Americanos S. de R.L. de C.V.	Mexico

Other Ryder Subsidiaries

Far East Freight, Inc.	Florida
RSI Purchase Corp.	Delaware
Ryder Capital Ireland Holdings II LLC	Delaware
Ryder Capital Luxembourg Limited, Corp.	Florida
Ryder Capital Services Corporation	Delaware
Ryder Canadian Financing US LLC	Delaware
Ryder Energy Distribution Corporation	Florida
Ryder Fuel Services, LLC	Delaware
Ryder International Acquisition Corp.	Florida
Ryder International, Inc.	Florida
Ryder Mexican Investments I LP	Delaware
Ryder Mexican Investments II LP	Delaware
Ryder Offshore Holdings III LLC	Delaware
Ryder Purchasing LLC	Delaware
Ryder Risk Solutions, LLC	Florida
Ryder Receivable Funding III, LLC	Delaware
Ryder Services Corporation	Florida
Ryder Thailand I, LLC	Florida
Ryder Thailand II, LLC	Florida

Non-Profit Organizations

Ryder System, Inc. Employees Political Action Committee	Florida
Ryder System Charitable Foundation, Inc.	Florida

SCHEDULE 23.1

NOTICES, ETC.

Ryder:	Ryder System, Inc. 11690 N.W. 105th St. Miami, FL 33178 Attn: Treasurer Telephone: 305-500-3408 Fax: 305-500-3641 Email: dsusik@ryder.com Website: www.ryder.com U.S. Tax ID: 59-0739250

Canadian Borrowers:	To the address for Ryder above, with a copy to: 6755 Mississauga Rd. Suite 201 Mississauga, ON L5N 2X7 Attn: General Manager Telephone: 905-826-8777 Fax: 905-826-0079

Ryder PR:	To the address for Ryder above.

U.K. Borrowers:	To the address for Ryder above, with a copy to: Ryder Limited Globe Lane Dukinfield, Cheshire, SK16 4UL United Kingdom Attn: General Manager Telephone: 0161 331 4200 Email: UKCash&Banking@ryder.com

Administrative Agent:

For administrative notices regarding borrowings, payments, conversions, continuations, letters of credit, fees, interest and similar notices:

Bank of America, N.A.

Credit Services

Mail Code: NC1-001-05-46

ONE INDEPENDENCE CENTER

101 N TRYON ST

CHARLOTTE NC 28255-0001

Attn: Tiffanie McCall

Phone: 980-386-7142

Fax: 704-625-5209

Electronic Mail: tiffanie.mccall@baml.com

USD PAYMENT INSTRUCTIONS:

Bank of America

New York NY

ABA 026009593

Acct # 1366072250600

Acct Name: Wire Clearing Acct for Syn Loans - LIQ

Ref: Ryder

For notices regarding amendments, waivers, financial statements, assignments and all other notices:

Bank of America, N.A.

Mail Code: CA5-705-04-09

555 California St. 4th Floor

San Francisco, Ca 94104

Attn: Anthea Del Bianco

Phone: 415-436-2776

Fax 415-503-5101

Electronic Mail: anthea.del_bianco@baml.com

Canadian Agent	Royal Bank of Canada Yvonne Brazier Senior Deal Manager, Agency Services Group 222 Bay Street West, 26th fl, Toronto, ON M5K 1A1 T. 416-842-3910 Yvonne.brazier@rbccm.com

U.K. Agent

Lloyds Bank plc

New Uberior House

1 Earl Grey Street

Level 3, Agency - Specialist Lending Services

Edinburgh

EH3 9BN

Mabel Osei

Mabel.M.Osei@lloydsbanking.com

+44 131 6663284

+44 7552286237

John Togher

John.Togher@lloydsbanking.com

+44 131 222 0309

+44 7741291720

Domestic Swingline Lenders:

Bank of America N.A.

Credit Services

Mail Code: NC1-001-05-46

ONE INDEPENDENCE CENTER

101 N TRYON ST

CHARLOTTE NC 28255-0001

Attn: Tiffanie McCall

Phone: 980-386-7142

Fax: 704-625-5209

Electronic Mail: tiffanie.mccall@baml.com

USD PAYMENT INSTRUCTIONS:

Bank of America

New York NY

ABA 026009593

Acct # 1366072250600

Acct Name: Wire Clearing Acct for Syn Loans - LIQ

Ref: Ryder

MUFG Bank, Ltd.

Attn: Steven Williams

1251 Avenue of the Americas, 12th Floor

New York, NY 10020-1104

Telephone: 201-413-8520

Email: stwilliams@us.mufg.jp

Issuing Banks:

Bank of America, N.A.

Mail Code: PA6-580-02-30

One Fleet Way

Scranton, PA 18507

Phone: 570.496.9619

Fax: 800.755.8740

Electronic Mail: tradeclientserviceteamus@baml.com

U.S. Bank National Association

Attention: Julie Seaton

U.S. Bancorp Center

BC-MN-H20G

800 Nicollett Mall

Minneapolis, MN 55402-7020

Minneapolis.standby@usbank.com

Wells Fargo Bank, National Association

Attn: Doug Lindstrom

90 S 7th Street, 15th Floor

Minneapolis, MN 55402

MAC N9305-06J

Tel (612) 667-5542

Fax (612) 667-2276

douglas.a.lindstrom@wellsfargo.com

EXHIBIT A-1

[FORM OF]

DOMESTIC NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned, RYDER SYSTEM, INC., a Florida corporation (“Ryder”), hereby absolutely and unconditionally promises to pay to the order of [INSERT NAME OF PAYEE BANK] or its registered assigns (the “Bank”), without offset or counterclaim, at the Head Office of the Administrative Agent:

(a) in accordance with the provisions of the Credit Agreement (as hereinafter defined), the then outstanding aggregate unpaid principal amount of Domestic Loans made by the Bank to Ryder pursuant to the Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (i) Ryder and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto; and

(b) interest on the unpaid principal amount of the Domestic Loans made by the Bank from time to time outstanding from and including the date hereof to but not including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement, subject however to the provisions of §6.12 of the Credit Agreement.

This Domestic Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by Ryder in accordance with, the Credit Agreement and is one of the Domestic Notes referred to therein. The Bank and any holder hereof are entitled to the benefits of the Credit Agreement and may enforce the agreements of Ryder contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Domestic Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Bank may endorse, and is hereby irrevocably authorized by Ryder to endorse, on its records and/or on the schedule attached to this Domestic Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances to Ryder and repayments of principal by Ryder of this Domestic Note; provided, that, failure by the Bank to make any such notations or any error therein shall not affect any of Ryder’s obligations or the validity of any repayments made by Ryder in respect of this Domestic Note.

Ryder has the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Domestic Note on the terms and conditions specified in the Credit Agreement.

If any one or more Events of Default shall occur, the entire unpaid principal amount of this Domestic Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

Ryder and every endorser of this Domestic Note or the obligation represented hereby waive presentment, demand, notice, protest, notice of intent to accelerate, notice of acceleration and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Domestic Note and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS DOMESTIC NOTE IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402)).

[signature page follows]

2

IN WITNESS WHEREOF, the undersigned has caused this Domestic Note to be signed on its behalf by its duly authorized officer as of the day and year first above written.

RYDER SYSTEM, INC.

By:
Name:
Title:

3

SCHEDULE TO DOMESTIC NOTE OF RYDER SYSTEM, INC. DATED AS OF

                    , 20

Date	Loan Type	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By

EXHIBIT A-2

[FORM OF]

CANADIAN NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned, RYDER TRUCK RENTAL HOLDINGS CANADA LTD., a corporation organized under the laws of Canada (“Ryder Holdings Canada”), and RYDER TRUCK RENTAL CANADA LTD., a corporation organized under the laws of Canada (“Ryder Canada Limited” and together with Ryder Holdings Canada, the “Canadian Borrowers”), hereby, jointly and severally, absolutely and unconditionally promise to pay to the order of [INSERT NAME OF PAYEE BANK] or its registered assigns (the “Bank”), without offset or counterclaim, at the Head Office of the Canadian Agent:

(a) in accordance with the provisions of the Credit Agreement (as hereinafter defined), the then outstanding aggregate unpaid principal amount of Canadian Loans made by the Bank to the Canadian Borrowers pursuant to the Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida, the Canadian Borrowers and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto; and

(b) interest on the unpaid principal amount of the Canadian Loans made by the Bank from time to time outstanding from and including the date hereof to but not including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement, subject however to the provisions of §6.12 of the Credit Agreement.

As provided in the Credit Agreement, the Canadian Loans evidenced by this Canadian Note may be advanced in either U.S. Dollars or Canadian Dollars. Each of the Canadian Borrowers jointly and severally promises to repay each Canadian Loan in the currency in which such Canadian Loan was advanced.

This Canadian Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by the Canadian Borrowers in accordance with, the Credit Agreement and is one of the Canadian Notes referred to therein. The Bank and any holder hereof are entitled to the benefits of the Credit Agreement and may enforce the agreements of the Canadian Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Canadian Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Bank may endorse, and is hereby irrevocably authorized by the Canadian Borrowers to endorse, on its records and/or on the schedule attached to this Canadian Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances to the Canadian Borrowers and repayments by the Canadian Borrowers of principal of this Canadian Note, provided, that, failure by the Bank to make any such notations or any error therein shall not affect any of the Canadian Borrowers’ obligations or the validity of any repayments made by the Canadian Borrowers in respect of this Canadian Note.

The Canadian Borrowers have the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Canadian Note on the terms and conditions specified in the Credit Agreement.

If any one or more Events of Default shall occur, the entire unpaid principal amount of this Canadian Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

Each of the Canadian Borrowers and every endorser of this Canadian Note or the obligation represented hereby waives presentment, demand, notice, protest, notice of intent to accelerate, notice of acceleration and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Canadian Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS CANADIAN NOTE IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402)).

[signature pages follow]

2

IN WITNESS WHEREOF, each of the undersigned has caused this Canadian Note to be signed on its behalf by its duly authorized officer as of the day and year first above written.

RYDER TRUCK RENTAL HOLDINGS CANADA LTD.

By:
Name:
Title:

RYDER TRUCK RENTAL CANADA LTD.

By:
Name:
Title:

3

SCHEDULE TO CANADIAN NOTE OF RYDER TRUCK RENTAL HOLDINGS

CANADA LTD. AND RYDER TRUCK RENTAL CANADA, LTD., DATED AS OF

                    , 20

Date	Loan Type	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By

EXHIBIT A-3

[FORM OF]

U.K. NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned, RYDER LIMITED, a corporation organized under the laws of England and Wales (“Ryder Limited”) and RYDER SYSTEM HOLDINGS (UK) LIMITED, a corporation organized under the laws of England and Wales (“RSH” and together with Ryder Limited, the “U.K. Borrowers”), hereby, jointly and severally, absolutely and unconditionally promise to pay to the order of [INSERT NAME OF PAYEE BANK] or its registered assigns (the “Bank”), without offset or counterclaim, at the Head Office of the U.K. Agent:

(a) in accordance with the provisions of the Credit Agreement (as hereinafter defined), the then outstanding aggregate unpaid principal amount of U.K. Loans made by the Bank to the U.K. Borrowers pursuant to the Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida, the U.K. Borrowers and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto; and

(b) interest on the unpaid principal amount of the U.K. Loans made by the Bank from time to time outstanding from and including the date hereof to but not including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement, subject however to the provisions of §6.12 of the Credit Agreement.

As provided in the Credit Agreement, the U.K. Loans evidenced by this U.K. Note may be advanced in any of U.S. Dollars, Sterling or Euros. Each of the U.K. Borrowers jointly and severally promises to repay each U.K. Loan in the currency in which such U.K. Loan was advanced.

This U.K. Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by the U.K. Borrowers in accordance with, the Credit Agreement and is one of the U.K. Notes referred to therein. The Bank and any holder hereof are entitled to the benefits of the Credit Agreement and may enforce the agreements of the U.K. Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this U.K. Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Bank may endorse, and is hereby irrevocably authorized by the U.K. Borrowers to endorse, on its records and/or on the schedule attached to this U.K. Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances to the U.K. Borrowers and repayments by the U.K. Borrowers of principal of this U.K. Note; provided, that, failure by the Bank to make any such notations or any error therein shall not affect any of the U.K. Borrowers’ obligations or the validity of any repayments made by the U.K. Borrowers in respect of this U.K. Note.

The U.K. Borrowers have the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this U.K. Note on the terms and conditions specified in the Credit Agreement.

If any one or more Events of Default shall occur, the entire unpaid principal amount of this U.K. Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

Each of the U.K. Borrowers and every endorser of this U.K. Note or the obligation represented hereby waives presentment, demand, notice, protest, notice of intent to accelerate, notice of acceleration and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this U.K. Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS U.K. NOTE IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402)).

[signature pages follow]

2

IN WITNESS WHEREOF, each of the undersigned has caused this U.K. Note to be signed on its behalf by its duly authorized officer as of the day and year first above written.

EITHER

EXECUTED and DELIVERED as a DEED	)
by RYDER LIMITED acting by	)
[two directors] [a director and its secretary]	)

Director’s name	Director’s signature

Director’s [/Secretary’s] name	Director’s [/Secretary’s] signature

OR

EXECUTED and DELIVERED as a DEED	)
by RYDER LIMITED acting by	)
a director in the presence of	)

Director’s signature

Director’s name

Witness’ signature:

Witness’ name:

Witness’ address:

Witness’ occupation:

3

EITHER

EXECUTED and DELIVERED as a DEED	)
by RYDER SYSTEM HOLDINGS (UK) LIMITED	)
acting by [two directors] [a director and its secretary]	)

Director’s name	Director’s signature

Director’s [/Secretary’s] name	Director’s [/Secretary’s] signature

OR

EXECUTED and DELIVERED as a DEED	)
by RYDER SYSTEM HOLDINGS (UK) LIMITED	)
acting by a director in the presence of	)

Director’s signature

Director’s name

Witness’ signature:

Witness’ name:

Witness’ address:

Witness’ occupation:

4

SCHEDULE TO U.K. NOTE OF RYDER LIMITED AND RYDER SYSTEM

HOLDINGS (UK) LIMITED, DATED AS OF                     , 20

Date	Loan Type	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By

EXHIBIT A-4

[FORM OF]

PR NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned, RYDER PUERTO RICO, INC., a Delaware corporation or its registered assigns (“Ryder PR”), hereby absolutely and unconditionally promises to pay to the order of [INSERT NAME OF PAYEE BANK] or its registered assigns (the “Bank”), without offset or counterclaim, at the Head Office of the Administrative Agent:

(a) in accordance with the provisions of the Credit Agreement (as hereinafter defined), the then outstanding aggregate unpaid principal amount of PR Loans made by the Bank to Ryder PR pursuant to the Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida, Ryder PR and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto; and

(b) interest on the unpaid principal amount of the PR Loans made by the Bank from time to time outstanding from and including the date hereof to but not including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement, subject however to the provisions of §6.12 of the Credit Agreement.

This PR Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by Ryder PR in accordance with, the Credit Agreement and is one of the PR Notes referred to therein. The Bank and any holder hereof are entitled to the benefits of the Credit Agreement and may enforce the agreements of Ryder PR contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this PR Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Bank may endorse, and is hereby irrevocably authorized by Ryder PR to endorse, on its records and/or on the schedule attached to this PR Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances to Ryder PR and repayments by Ryder PR of principal of this PR Note; provided, that, failure by the Bank to make any such notations or any error therein shall not affect any of Ryder PR’s obligations or the validity of any repayments made by Ryder PR in respect of this PR Note.

Ryder PR has the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this PR Note on the terms and conditions specified in the Credit Agreement.

If any one or more Events of Default shall occur, the entire unpaid principal amount of this PR Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

Ryder PR and every endorser of this PR Note or the obligation represented hereby waive presentment, demand, notice, protest, notice of intent to accelerate, notice of acceleration and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this PR Note and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS PR NOTE IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402)).

[signature pages follow]

2

IN WITNESS WHEREOF, the undersigned has caused this PR Note to be signed on its behalf by its duly authorized officer as of the day and year first above written.

RYDER PUERTO RICO, INC.

By:
Name:
Title:

3

SCHEDULE TO PR NOTE OF RYDER PUERTO RICO, INC., DATED AS OF

                    , 20

Date	Loan Type	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By

EXHIBIT A-5

[FORM OF]

DOMESTIC SWING LINE NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned, RYDER SYSTEM, INC., a Florida corporation (“Ryder”), hereby absolutely and unconditionally promises to pay to the order of [BANK OF AMERICA, N.A.] [MUFG BANK, LTD.] or its registered assigns (the “Domestic Swing Line Lender”), without offset or counterclaim, at its designated office:

(a) in accordance with the provisions of the Credit Agreement (as hereinafter defined), the then outstanding aggregate unpaid principal amount of Domestic Swing Line Loans made by the Domestic Swing Line Lender to Ryder pursuant to the Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (i) Ryder and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto; and

(b) interest on the unpaid principal amount of the Domestic Swing Line Loans made by the Domestic Swing Line Lender from time to time outstanding from and including the date hereof to but not including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement, subject however to the provisions of §6.12 of the Credit Agreement.

This Domestic Swing Line Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by Ryder in accordance with the Credit Agreement and is the Domestic Swing Line Note referred to therein. The Domestic Swing Line Lender and any holder hereof are entitled to the benefits of the Credit Agreement and may enforce the agreements of Ryder contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Domestic Swing Line Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Domestic Swing Line Lender may endorse, and is hereby irrevocably authorized by Ryder to endorse, on its records and/or on the schedule attached to this Domestic Swing Line Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances to Ryder and repayments by Ryder of principal of this Domestic Swing Line Note; provided, that, failure by the Domestic Swing Line Lender to make any such notations or any error therein shall not affect any of Ryder’s obligations or the validity of any repayments made by Ryder in respect of this Domestic Swing Line Note.

Ryder has the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Domestic Swing Line Note on the terms and conditions specified in the Credit Agreement.

If any one or more Events of Default shall occur, the entire unpaid principal amount of this Domestic Swing Line Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

Ryder and every endorser of this Domestic Swing Line Note or the obligation represented hereby waive presentment, demand, notice, protest, notice of intent to accelerate, notice of acceleration and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Domestic Swing Line Note and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS DOMESTIC SWING LINE NOTE IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402)).

[signature page follows]

2

IN WITNESS WHEREOF, the undersigned has caused this Domestic Swing Line Note to be signed on its behalf by its duly authorized officer as of the day and year first above written.

RYDER SYSTEM, INC.

By:
Name:
Title:

3

SCHEDULE TO DOMESTIC SWING LINE NOTE OF RYDER SYSTEM, INC.

DATED AS OF                     , 20

Date	Loan Type	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By

EXHIBIT A-6

[FORM OF]

U.K. SWING LINE NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned, RYDER LIMITED, a corporation organized under the laws of England and Wales (“Ryder Limited”) and RYDER SYSTEM HOLDINGS (UK) LIMITED, a corporation organized under the laws of England and Wales (“RSH” and together with Ryder Limited, the “U.K. Borrowers”), hereby, jointly and severally, absolutely and unconditionally promise to pay to the order of LLOYDS BANK PLC or its registered assigns (the “U.K. Agent”), without offset or counterclaim, at its Head Office:

(a) in accordance with the provisions of the Credit Agreement (as hereinafter defined), the then outstanding aggregate unpaid principal amount of U.K. Swing Line Loans made by the U.K. Agent to the U.K. Borrowers pursuant to the Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida, the U.K. Borrowers and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) the U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto; and

(b) interest on the unpaid principal amount of the U.K. Swing Line Loans made by the U.K. Agent from time to time outstanding from and including the date hereof to but not including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement, subject however to the provisions of §6.12 of the Credit Agreement.

As provided in the Credit Agreement, the U.K. Swing Line Loans evidenced by this U.K. Swing Line Note may be advanced in either U.S. Dollars, Sterling or Euros. Each of the U.K. Borrowers jointly and severally promises to repay each U.K. Swing Line Loan in the currency in which such U.K. Swing Line Loan was advanced.

This U.K. Swing Line Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by the U.K. Borrowers in accordance with, the Credit Agreement and is one of the U.K. Swing Line Notes referred to therein. The U.K. Agent and any holder hereof are entitled to the benefits of the Credit Agreement and may enforce the agreements of the U.K. Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this U.K. Swing Line Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The U.K. Agent may endorse, and is hereby irrevocably authorized by the U.K. Borrowers to endorse, on its records and/or on the schedule attached to this U.K. Swing Line Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances to the U.K. Borrowers and repayments by the U.K. Borrowers of principal of this U.K. Swing Line Note; provided, that, failure by the U.K. Agent to make any such notations or any error therein shall not affect any of the U.K. Borrowers’ obligations or the validity of any repayments made by the U.K. Borrowers in respect of this U.K. Swing Line Note.

The U.K. Borrowers have the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this U.K. Swing Line Note on the terms and conditions specified in the Credit Agreement.

If any one or more Events of Default shall occur, the entire unpaid principal amount of this U.K. Swing Line Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

The U.K. Borrowers and every endorser of this U.K. Swing Line Note or the obligation represented hereby waive presentment, demand, notice, protest, notice of intent to accelerate, notice of acceleration and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this U.K. Swing Line Note and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS U.K. SWING LINE NOTE IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402)).

[signature pages follow]

2

IN WITNESS WHEREOF, this U.K. Swing Line Note has been executed as a deed on the day and year first above written.

EITHER

EXECUTED and DELIVERED as a DEED	)
by RYDER LIMITED acting by	)
[two directors] [a director and its secretary]	)

Director’s name	Director’s signature

Director’s [/Secretary’s] name	Director’s [/Secretary’s] signature

OR

EXECUTED and DELIVERED as a DEED	)
by RYDER LIMITED acting by	)
a director in the presence of	)

Director’s signature

Director’s name

Witness’ signature:

Witness’ name:

Witness’ address:

Witness’ occupation:

3

EITHER

EXECUTED and DELIVERED as a DEED	)
by RYDER SYSTEM HOLDINGS (UK) LIMITED	)
acting by [two directors] [a director and its secretary]	)

Director’s name	Director’s signature

Director’s [/Secretary’s] name	Director’s [/Secretary’s] signature

OR

EXECUTED and DELIVERED as a DEED	)
by RYDER SYSTEM HOLDINGS (UK) LIMITED	)
acting by a director in the presence of	)

Director’s signature

Director’s name

Witness’ signature:

Witness’ name:

Witness’ address:

Witness’ occupation:

4

SCHEDULE TO U.K. SWING LINE NOTE OF RYDER LIMITED AND RYDER

SYSTEM HOLDINGS (UK) LIMITED, DATED AS OF                     , 20

Date	Loan Type	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By

EXHIBIT A-7

[FORM OF]

CANADIAN SWING LINE NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned, RYDER TRUCK RENTAL HOLDINGS CANADA LTD., a corporation organized under the laws of Canada (“Ryder Holdings Canada”), and RYDER TRUCK RENTAL CANADA LTD., a corporation organized under the laws of Canada (“Ryder Canada Limited” and together with Ryder Holdings Canada, the “Canadian Borrowers”), hereby absolutely and unconditionally promise to pay to the order of ROYAL BANK OF CANADA or its registered assigns (the “Canadian Swing Line Lender”), without offset or counterclaim, at its designated office:

(a) in accordance with the provisions of the Credit Agreement (as hereinafter defined), the then outstanding aggregate unpaid principal amount of Canadian Swing Line Loans made by the Canadian Swing Line Lender to the Canadian Borrowers pursuant to the Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida, the Canadian Borrowers and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto; and

(b) interest on the unpaid principal amount of the Canadian Swing Line Loans made by the Canadian Swing Line Lender from time to time outstanding from and including the date hereof to but not including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement, subject however to the provisions of §6.12 of the Credit Agreement.

As provided in the Credit Agreement, the Canadian Swing Line Loans evidenced by this Canadian Swing Line Note may be advanced in either U.S. Dollars or Canadian Dollars. Each of the Canadian Borrowers promises to repay each Canadian Swing Line Loan in the currency in which such Canadian Swing Line Loan was advanced.

This Canadian Swing Line Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by the Canadian Borrowers in accordance with the Credit Agreement and is the Canadian Swing Line Note referred to therein. The Canadian Swing Line Lender and any holder hereof are entitled to the benefits of the Credit Agreement and may enforce the agreements of the Canadian Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Canadian Swing Line Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Canadian Swing Line Lender may endorse, and is hereby irrevocably authorized by the Canadian Borrowers to endorse, on its records and/or on the schedule attached to this Canadian Swing Line Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances to the Canadian Borrowers and repayments by the Canadian Borrowers of principal of this Canadian Swing Line Note; provided, that, failure by the Canadian Swing Line Lender to make any such notations or any error therein shall not affect any of the Canadian Borrowers’ obligations or the validity of any repayments made by the Canadian Borrowers in respect of this Canadian Swing Line Note.

The Canadian Borrowers have the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Canadian Swing Line Note on the terms and conditions specified in the Credit Agreement.

If any one or more Events of Default shall occur, the entire unpaid principal amount of this Canadian Swing Line Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

The Canadian Borrowers and every endorser of this Canadian Swing Line Note or the obligation represented hereby waive presentment, demand, notice, protest, notice of intent to accelerate, notice of acceleration and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Canadian Swing Line Note and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS CANADIAN SWING LINE NOTE IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402)).

[signature pages follow]

2

IN WITNESS WHEREOF, each of the undersigned has caused this Canadian Swing Line Note to be signed on its behalf by its duly authorized officer as of the day and year first above written.

RYDER TRUCK RENTAL HOLDINGS CANADA LTD.

By:
Name:
Title:

RYDER TRUCK RENTAL CANADA LTD.

By:
Name:
Title:

3

SCHEDULE TO CANADIAN SWING LINE NOTE OF RYDER TRUCK

RENTAL HOLDINGS CANADA LTD. AND RYDER TRUCK RENTAL CANADA

LTD., DATED AS OF                     , 20

Date	Loan Type	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By

EXHIBIT B-1

[FORM OF]

DOMESTIC LOAN REQUEST

[Date]

Bank of America, N.A.

as Administrative Agent

Dear Sir or Madam:

Reference is made to that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida (“Ryder”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto.

In accordance with the provisions of §2.7(a) of the Credit Agreement, notice is hereby given of our intention to borrow a Domestic Loan, in the principal amount of $            , on                      , 20     (the “Drawdown Date”). Such Loan shall be a [Base Rate Loan] [LIBOR Rate Loan with an Interest Period of              months].

This notice shall constitute certification of compliance by Ryder as to the matters set forth in §12 of the Credit Agreement. Thank you for your attention to this matter.

[signature page follows]

Yours sincerely,

RYDER SYSTEM, INC.

By:
Name:
Title:

2

EXHIBIT B-2

[FORM OF]

CANADIAN LOAN REQUEST

[Date]

Royal Bank of Canada,

as Canadian Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida (“Ryder”), Ryder Truck Rental Holdings Canada LTD., a corporation organized under the laws of Canada (“Ryder Holdings Canada”), and Ryder Truck Rental Canada LTD., a corporation organized under the laws of Canada (“Ryder Canada Limited” and together with Ryder Holdings Canada, the “Canadian Borrowers”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto.

In accordance with the provisions of §2.7(b) of the Credit Agreement, notice is hereby given of our request to borrow a Canadian Loan denominated in [Canadian][U.S.] Dollars, in the principal amount of [C$][US$]            , on                      , 20     (the “Drawdown Date”). Such Loan shall be a [Base Rate Loan][LIBOR Rate Loan with an Interest Period of              months].1

This notice and the confirmation signatures of the authorized officer or representative of Ryder evidenced herewith or produced separately and submitted herewith shall constitute certification of compliance by Ryder Holdings Canada, Ryder Canada Limited and Ryder as to the matters set forth in §12 of the Credit Agreement. Thank you for your attention to this matter.

[signature pages follow]

[1]	No requested Canadian Loan denominated in Canadian Dollars may be a LIBOR Rate Loan.

Yours sincerely,

RYDER TRUCK RENTAL HOLDINGS CANADA LTD.

By:
Name:
Title:

RYDER TRUCK RENTAL CANADA LTD.

By:
Name:
Title:

The above notice is hereby confirmed on behalf of Ryder by:

By:
Name:
Title:

2

EXHIBIT B-3

[FORM OF]

U.K. LOAN REQUEST

[Date]

Lloyds Bank Plc, as U.K. Agent

Dear Sir or Madam:

Reference is made to that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida (“Ryder”), Ryder Limited, a corporation organized under the laws of England and Wales (“Ryder Limited”) and Ryder System Holdings (UK) Limited, a corporation organized under the laws of England and Wales (“RSH” and together with Ryder Limited, the “U.K. Borrowers”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto.

In accordance with the provisions of §2.7(c) of the Credit Agreement, notice is hereby given of our intention to borrow a U.K. Loan denominated in [Sterling][Euros][U.S. Dollars], in the principal amount of [£][EU][$]            , on                      , 20     (the “Drawdown Date”). Such Loan shall be a [LIBOR Rate Loan with an Interest Period of              months] [EURIBOR Rate Loan with an Interest Period of              months].1

This notice and the confirmation signatures of the authorized official of Ryder evidenced herewith or produced separately and submitted herewith shall constitute certification of compliance by Ryder Limited, RSH and Ryder as to the matters set forth in §12 of the Credit Agreement. Thank you for your attention to this matter.

[signature pages follow]

[1]	Any requested U.K. Loan denominated in Sterling or Euros (other than the U.K. Swing Line Loans) shall be LIBOR Rate Loans.

Yours sincerely,

RYDER LIMITED

By:
Name:
Title:

RYDER SYSTEM HOLDING (UK) LIMITED

By:
Name:
Title:

The above notice is hereby confirmed on behalf of Ryder by:

By:
Name:
Title:

2

EXHIBIT B-4

[FORM OF]

PR LOAN REQUEST

[Date]

Bank of America, N.A.

as Administrative Agent

Dear Sir or Madam:

Reference is made to that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida (“Ryder”), Ryder Puerto Rico, Inc, a Delaware corporation (“Ryder PR”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto.

In accordance with the provisions of §2.7(d) of, notice is hereby given of our intention to borrow a PR Loan, in the principal amount of $            , on                      , 20     (the “Drawdown Date”). Such Loan shall be a [Base Rate Loan][LIBOR Rate Loan with an Interest Period of              months].

This notice and the confirmation signatures of the authorized official of Ryder evidenced herewith or produced separately and submitted herewith shall constitute certification of compliance by Ryder PR and Ryder as to the matters set forth in §12 of the Credit Agreement. Thank you for your attention to this matter.

[signature pages follow]

Yours sincerely,

RYDER PUERTO RICO, INC.

By:
Name:
Title:

The above notice is hereby confirmed on behalf of Ryder by:

By:
Name:
Title:

2

EXHIBIT C

☐  Check for distribution to PUBLIC and Private side Lenders1

[FORM OF]

COMPLIANCE CERTIFICATE

Compliance Certificate dated

Reference is hereby made to that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida (“Ryder”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto.

The undersigned                                      the [chief financial officer/treasurer/assistant treasurer] of Ryder hereby certifies that no Default or Event of Default exists. Computations to evidence compliance with §9.1(b) and §10.1 of the Credit Agreement are detailed on Annex A attached hereto.

[The undersigned hereby further certifies that:

(i) the representations and warranties contained in §§7.1, 7.2, 7.3, 7.6, 7.8, 7.9, 7.10, 7.11 (other than §7.11(c)(iii)), 7.13, 7.14, 7.17, 7.18 and §7A of the Credit Agreement are true and correct in all material respects as of the date hereof;

(ii) the representations and warranties contained in §7.4 of the Credit Agreement are true and correct in all material respects as of the date hereof; provided that each reference to “Balance Sheet Date” in such §7.4 shall be deemed a reference to the most recent fiscal year end of Ryder; and

(iii) the representations and warranties contained in §§7.5, 7.7, 7.12, 7.15 and 7.16 of the Credit Agreement are true and correct in all material respects as of the date hereof after taking into consideration any updated information provided to the Schedule corresponding to any such Section (all such updated Schedules are attached hereto as Annex B), if applicable.]2

[signature pages follow]

[1]	If this box is not checked, this Compliance Certificate will only be posted to Private side Lenders.
[2]

Bracketed language to be included in any Compliance Certificate delivered pursuant to §8.4(c) of the Credit Agreement with respect to the delivery of financial statements referred to in §8.4(a) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

RYDER SYSTEM, INC.

By:
Name:
Title:

2

Annex A

In the event of conflict between the provisions and formulas set forth in this Annex A and the provisions and formulas set forth in the Credit Agreement, the provisions and formulas of the Credit Agreement shall prevail.

Secured Indebtedness - §9.1(b)
1.	Adjusted Consolidated Tangible Assets (Item 8 of Appendix)	$
2.	Secured Indebtedness (Item 23 of Appendix)	$
3.	Maximum Permitted Secured Indebtedness (Item 1 x .30)	$
Indebtedness to Consolidated Adjusted Net Worth - §10.1
4.	Total Indebtedness of Ryder and its Consolidated Subsidiaries (Item 18 of Appendix)	$
5.	Consolidated Adjusted Net Worth (Item 12 of Appendix)	$
6.	Actual Ratio (Item 4 divided by Item 5)		:1.00
7.	Maximum permitted ratio		3.00:1.00

Appendix

A. Adjusted Consolidated Tangible Assets
1.	Consolidated assets	$
2.	All intercompany items	$
3.	All Intangible Assets	$
4.	Investments in Subsidiaries other than Consolidated Subsidiaries (to the extent such investments are not otherwise eliminated)	$
5.	Consolidated Tangible Assets [(Item 1) - (Items 2 + 3 + 4)]	$
6.	Consolidated book value of all assets of Ryder and its Consolidated Subsidiaries which are subject to any synthetic lease	$
7.	Consolidated book value of all assets of Ryder and its Consolidated Subsidiaries that are reflected on the consolidated balance sheet of Ryder and its Consolidated Subsidiaries and secure or are the subject of any Limited Recourse Facility	$
8.	Adjusted Consolidated Tangible Assets [Item 5 + Item 6 - Item 7]	$
B. Consolidated Adjusted Net Worth
9.	Consolidated shareholders’ equity	$
10.	Investments in Subsidiaries other than Consolidated Subsidiaries	$
11.	Accumulated other comprehensive income or loss associated with Ryder and its Consolidated Subsidiaries’ pension and other post-retirement plans which is recorded on the consolidated financial statements of Ryder and its Consolidated Subsidiaries in accordance with GAAP	$
12.	Consolidated Adjusted Net Worth [Item 9 – Item 10 – Item 11]	$
C. Indebtedness
13.	(a) All obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations as lessee under Capitalized Leases	$

14.	All obligations under Limited Recourse Facilities (to the extent included in Item 13 above)	$
15.	All Deemed Indebtedness Under Limited Recourse Facilities (Item 27 below)	$
16.	All obligations as lessee in respect of synthetic leases	$
17.	All Indebtedness of others guaranteed	$
18.	Indebtedness [(Items 13 – 14) + (Items 15 + 16 + 17)]	$
D. Secured Indebtedness
19.	Indebtedness and all Derivative Obligations of any Borrower or any of Ryder’s Consolidated Subsidiaries and all reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, in each case, secured by a lien or other encumbrance on, or title to, any real or personal property	$
20.

Unsecured Indebtedness and Derivatives Obligations of any of Ryder’s Consolidated Subsidiaries (other than the Canadian Borrowers or the U.K. Borrowers) and unsecured reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (other than the Canadian Borrowers or the U.K. Borrowers)

$
21.	Aggregate liquidation preference of all Preferred Stock issued by Ryder’s Consolidated Subsidiaries not owned by Ryder and its Consolidated Subsidiaries	$
22.	Any Deemed Indebtedness Under Limited Recourse Facilities (Item 27 below) and all obligations as lessee in respect of synthetic leases, in each case to the extent not otherwise included as Secured Indebtedness	$
23.	Secured Indebtedness (Items 19 + 20 + 21 + 22)	$
E. Deemed Indebtedness Under Limited Recourse Facilities
24.	Deemed Receivables Indebtedness	$
25.	Deemed Securitization Indebtedness	$

26.	In respect of any other Limited Recourse Facility, an amount equal to the greater of (a) 10% of the principal amount or aggregate payment obligations, as applicable, of such Limited Recourse Facility or (b) two times the percentage recourse under such Limited Recourse Facility of the principal amount or aggregate payment obligations, as applicable, of such Limited Recourse Facility (as determined in accordance with the definition of Limited Recourse Facilities)	$
27.	Total Deemed Indebtedness Under Limited Recourse Facilities [Items 24 + 25 +26]	$

EXHIBIT D

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower(s):	Ryder System, Inc., a corporation organized under the laws of Florida, Ryder Truck Rental Holdings Canada Ltd., a corporation organized under the laws of Canada, Ryder Truck Rental Canada, Ltd., a corporation organized under the laws of Canada, Ryder Limited, a corporation organized under the laws of England and Wales, Ryder System Holdings (UK) Limited, a corporation organized under the laws of England and Wales, and Ryder Puerto Rico, Inc., a Delaware corporation (collectively, the “Borrowers”)

4.	Administrative Agent:	Bank of America, N.A.

5.	Credit Agreement:	Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 by and among (i) the Borrowers, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/ Loans[1]
	$	$	%
	$	$	%
	$	$	%

[7. Trade Date:                     ]2

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[signature pages follow]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

3

[Consented to and][3] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][4]

[[ ], as [ ]

By:
Name:
Title:]

[RYDER SYSTEM, INC.

By:
Name:
Title:]

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of Ryder and/or other parties (e.g. Agent, Issuing Bank, Swine Line Lender) is required by the terms of the Credit Agreement.

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to §§7.4 and 8.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any other Agent or any other Bank, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank, and (iii) any information obtained by it in connection with the Loan Documents shall be held and treated in accordance with the terms of the Credit Agreement; and (c) appoints and authorizes the Administrative Agent [and any other applicable Agent] to take such actions as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent [and any other applicable Agent] by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Payments. From and after the Effective Date, the Administrative Agent and any other applicable Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent or any other applicable Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402)).

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Exhibit E

[FORM OF]

SUBORDINATION PROVISIONS

1. “Borrowers” - Collectively, Ryder System, Inc., a corporation organized under the laws of Florida, Ryder Truck Rental Holdings Canada Ltd., a corporation organized under the laws of Canada, Ryder Truck Rental Canada, Ltd., a corporation organized under the laws of Canada, Ryder Limited, a corporation organized under the laws of England and Wales, Ryder System Holdings (UK) Limited, a corporation organized under the laws of England and Wales, Ryder Puerto Rico, Inc., a Delaware corporation, and any other obligor from time to time under the Credit Agreement.

2. “Credit Agreement” - that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) the Borrowers, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto, including any such agreement increasing the principal amount of, extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are subsidiaries of the Borrowers or the inclusion of additional or different or substitute lenders thereunder) all or any portion of the indebtedness under such agreement or any successor to such Agreement.

3. “Senior Debt” - at any date, without duplication, (a) the principal amount outstanding from time to time under the Credit Agreement and any future indebtedness of the Borrowers unless the instrument creating such future indebtedness specifically provides that such indebtedness is subordinate to the Senior Debt; (b) interest, fees, expenses, indemnities and all other monetary obligations payable by the Borrowers in connection therewith; and (c) any interest payable in respect of the foregoing subsequent to the commencement of any proceeding against or with respect to the Borrowers or any of them under any chapter of the Bankruptcy Code, 11 U.S.C. §101 et. seq. or any similar bankruptcy, insolvency or reorganization law (collectively, the “Bankruptcy Code”), regardless of whether or not the holder of such Senior Debt would be entitled to receive dividends or payments with respect to any such interest in any such proceeding (“Post-Petition Interest”).

4. “Subordinated Debt” - The indebtedness of the Borrowers under this agreement.

5. Bankruptcy, Liquidation, Etc. –

(a) Upon any payment or distribution of assets of the Borrowers to creditors in the event of:

(i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith; or

(ii) any liquidation, dissolution or other winding up of the Borrowers, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrowers;

then, and in any such event, the holders of Senior Debt shall be entitled to be indefeasibly paid in full in cash or cash equivalents all amounts due or to become due (whether or not an event of default has occurred thereunder or the maturity of such Senior Debt has been declared due and payable prior to the date on which it would otherwise would have become due and payable) on or in respect of all Senior Debt, including any Post-Petition Interest thereon, before any payment is made to the holders of Subordinated Debt or to the trustee on behalf of the holders of Subordinated Debt.

(b) Upon the occurrence of any event described in clause (a) of this section, any distribution of assets of the Borrowers which the holders of Subordinated Debt would be entitled to receive following the occurrence of such event were it not for the provisions hereof, shall be paid by the Borrowers or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to the holders of Senior Debt (pro rata to each such holder on the basis of the respective amounts of such Senior Debt held by such holder) or their representatives to the extent necessary to pay all such Senior Debt in full in cash or cash equivalents, after giving effect to any concurrent prepayment or distribution to or for the benefit of the holders of such Senior Debt, before any payment is made to the holders of Subordinated Debt.

(c) In the event that, notwithstanding the foregoing provisions of this section, the holders of Subordinated Debt, or any trustee on behalf of the holders of Subordinated Debt, have received any payment or distribution of assets of the Borrowers (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Borrowers being subordinated to the payment of Subordinated Debt) following the occurrence of any event described in (a) above before all Senior Debt is indefeasibly paid in full, then and in such event such payment or distribution shall be held in trust for the benefit of the holders of Senior Debt and shall be paid over or delivered to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Borrowers for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

(d) In the event that any of the Borrowers shall file or have filed against it a petition under any chapter of the Bankruptcy Code or be adjudicated a bankrupt thereunder, with the result that any of the Borrowers are excused from the obligation to pay all or any part of the interest otherwise payable in respect of any Senior Debt during the period subsequent to the commencement of any such proceedings under the Bankruptcy Code, each holder of Subordinated Debt by its acceptance hereof does hereby agree that all or any part of such interest, as the case may be, shall be payable out of, and to that extent diminish and be at the expense of, reorganization dividends or other distributions in respect of such Subordinated Debt.

6. Senior Debt Default –

(a) In the event and during the continuation of any default in the payment of any Senior Debt when the same becomes due and payable, whether at maturity or at a date fixed for the prepayment or by acceleration or otherwise (a “Payment Default”), then (i) no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made by the Borrowers on account of principal of or interest or premium (if any) on the Subordinated Debt or on account of any mandatory redemption provisions of the Subordinated Debt, or in respect of any retirement, purchase or other acquisition of any of the Subordinated Debt unless and until such Payment Default shall have been cured or waived or shall have ceased to exist and any acceleration of such Senior Debt shall have been rescinded or annulled; and (ii) the Subordinated Debt may not be declared due and payable before its stated maturity unless and until the earlier of the (A) date on which such Payment Default shall have been cured or waived or shall have ceased to exist and any acceleration of such Senior Debt shall have been rescinded or annulled, or (B) 90 days after the occurrence of such Payment Default.

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(b) In the event and during the continuation of any default other than a Payment Default with respect to any Senior Debt which permits (or with notice or lapse of time, or both, would permit) the holders of such Senior Debt (or a trustee or agent on behalf of the holders thereof) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, upon the occurrence of (x) the receipt by the Borrowers and the trustee on behalf of the holders of Subordinated Debt of written notice of such default from the holders of such Senior Debt (or a trustee or agent on behalf of the holders thereof) to which such default relates or (y) if such default results from an acceleration of the Subordinated Debt, the date of such acceleration, no payment or distribution prohibited by clause (a) of this section may be made by the Borrowers for a period (the “Payment Blockage Period”) commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 180 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the trustee on behalf of the holders of Subordinated Debt and the Borrowers from the holders of such Senior Debt or a trustee or agent on behalf of the holders thereof); provided, however, that not more than one Payment Blockage Period may be commenced with respect to the Subordinated Debt during any 360 day period. Notwithstanding this clause (b), in the event that the holders of such Senior Debt (or a trustee or agent on behalf of the holders thereof) declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable because of any default described under this clause (b), a Payment Default shall be deemed to have occurred as of the date of such acceleration and the provisions of clause (a) will apply as of such date.

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EXHIBIT F

[FORM OF]

BANKERS’ ACCEPTANCE NOTICE

Date: [                                         ]

Royal Bank of Canada,

as Canadian Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida, Ryder Truck Rental Holdings Canada LTD., a corporation organized under the laws of Canada (“Ryder Holdings Canada”), and Ryder Truck Rental Canada LTD., a corporation organized under the laws of Canada (“Ryder Canada Limited” and together with Ryder Holdings Canada, the “Canadian Borrowers”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto.

Each of the Canadian Borrowers hereby requests a borrowing by way of Bankers’ Acceptances under the Credit Agreement and in that connection sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required by §3.1 of the Credit Agreement:

(a)	Aggregate Face Amount of Bankers’ Acceptances[1]

C$ .

(b)	Date of Proposed Borrowing .

(c)	Term[2] months.

Each of the Canadian Borrowers acknowledges that, as a condition precedent to the acceptance of any of the requested Bankers’ Acceptances, an Acceptance Fee shall be payable to each of the Canadian Banks in respect thereof pursuant to §3.3 of the Credit Agreement.

By delivery of this Bankers’ Acceptance Notice and the acceptance of any or all of the Bankers’ Acceptances by the Canadian Banks in response to this Bankers’ Acceptance Notice, the Canadian Borrowers shall be deemed to have represented and warranted that the conditions to lending specified in §12 of the Credit Agreement have been satisfied with respect to the Proposed Borrowing.

[signature pages follow]

[1]	Not less than C$3,000,000.00 and in integral multiples of C$100,000.00 in excess thereof.
[2]	Must be 1, 2, 3 or 6 months maturing no later than five (5) days prior to the Maturity Date.

Very truly yours,

RYDER TRUCK RENTAL HOLDINGS CANADA LTD.

By:
Name:
Title:

RYDER TRUCK RENTAL CANADA LTD.

By:
Name:
Title:

2

EXHIBIT G-1

[FORM OF]

DOMESTIC SWING LINE LOAN REQUEST

[Date]

Bank of America, N.A.,

as Domestic Swing Line Lender

MUFG Bank, Ltd.,

as Domestic Swing Line Lender

Ladies and Gentlemen:

Reference is made that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida (“Ryder”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto.

In accordance with the provisions of §2.12(b) of the Credit Agreement, notice is hereby given of our intention to borrow a Domestic Swing Line Loan (to be made by each Domestic Swing Line Lender ratably based on its Domestic Swing Line Commitment Percentage of such Domestic Swing Line Loan), in the aggregate principal amount of $            , on                     , 20     (the “Drawdown Date”). The Swing Line Loan Maturity Date relating to such Loan shall be                     , 20    .

This notice shall constitute certification of compliance by Ryder as to the matters set forth in §12 of the Credit Agreement. Thank you for your attention to this matter.

[signature pages follows]

Yours sincerely,

RYDER SYSTEM, INC.

By:
Name:
Title:

EXHIBIT G-2

[FORM OF]

U.K. SWING LINE LOAN REQUEST

[Date]

Lloyds Bank plc, as U.K. Agent

Ladies and Gentlemen:

Reference is made that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida (“Ryder”), Ryder Limited, a corporation organized under the laws of England and Wales (“Ryder Limited”) and Ryder System Holdings (UK) Limited, a corporation organized under the laws of England and Wales (“RSH” and together with Ryder Limited, the “U.K. Borrowers”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto.

In accordance with the provisions of Section 2.13(b) of the Credit Agreement, notice is hereby given of our intention to borrow a U.K. Swing Line Loan denominated in [Sterling][Euros][U.S. Dollars], in the principal amount of [£][EU][$]            , on                     , 20     (the “Drawdown Date”). The Swing Line Loan Maturity Date relating to such Loan shall be                     , 20    .

This notice and the confirmation signatures of the authorized official of Ryder evidenced herewith or produced separately and submitted herewith shall constitute certification of compliance by the U.K. Borrowers and Ryder as to the matters set forth in §12 of the Credit Agreement. Thank you for your attention to this matter.

[signature pages follow]

Yours sincerely,

RYDER LIMITED

By:
Name:
Title:

RYDER SYSTEM HOLDINGS (UK) LIMITED

By:
Name:
Title:

The above notice is hereby confirmed on behalf of Ryder by:

By:
Name:
Title:

EXHIBIT G-3

[FORM OF]

CANADIAN SWING LINE LOAN REQUEST

[Date]

Royal Bank of Canada,

as Canadian Swing Line Lender

Ladies and Gentlemen:

Reference is made that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida (“Ryder”), Ryder Truck Rental Holdings Canada LTD., a corporation organized under the laws of Canada (“Ryder Holdings Canada”), and Ryder Truck Rental Canada LTD., a corporation organized under the laws of Canada (“Ryder Canada Limited” and together with Ryder Holdings Canada, the “Canadian Borrowers”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto.

In accordance with the provisions of Section 2.14(b) of the Credit Agreement, notice is hereby given of our request to borrow a Canadian Swing Line Loan denominated in [Canadian][U.S.] Dollars, in the principal amount of [C$][US$]            , on                     , 20     (the “Drawdown Date”). The Swing Line Loan Maturity Date relating to such Loan shall be                     , 20    .

This notice and the confirmation signatures of the authorized official of Ryder evidenced herewith or produced separately and submitted herewith shall constitute certification of compliance by the Canadian Borrowers and Ryder as to the matters set forth in §12 of the Credit Agreement. Thank you for your attention to this matter.

[signature pages follow]

Yours sincerely,

RYDER TRUCK RENTAL HOLDINGS CANADA LTD.

By:
Name:
Title:

RYDER TRUCK RENTAL CANADA LTD.

By:
Name:
Title:

The above notice is hereby confirmed on behalf of Ryder by:

By:
Name:
Title:

EXHIBIT H

[FORM OF]

ADMINISTRATIVE QUESTIONNAIRE

[see attached]

EXHIBIT I

[FORM OF]

EXTENSION LETTER

[Date]

Bank of America, N.A., as Domestic Swing Line Lender

Lloyds Bank plc, as U.K. Agent

Royal Bank of Canada, as Canadian Swing Line Lender

Ladies and Gentleman:

Reference is made that certain Second Amended and Restated Global Revolving Credit Agreement, dated as of September 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement) by and among (i) Ryder System, Inc., a corporation organized under the laws of Florida (“Ryder”), and the other Borrowers party thereto, (ii) the Banks from time to time party thereto , (iii) Bank of America, N.A., as Administrative Agent, a Domestic Swing Line Lender and an Issuing Bank, (iv) Royal Bank of Canada, as Canadian Agent, (v) Lloyds Bank plc, as U.K. Agent, and (vi) the other Swing Line Lenders and Issuing Banks party thereto.

Pursuant to §2.19(a) of the Credit Agreement, the Borrowers hereby request that each Bank extend such Bank’s Current Maturity Date for one year to                         , 20    .

[signature pages follow]

Yours sincerely,

RYDER SYSTEM, INC.

By:
Name:
Title:

RYDER LIMITED

By:
Name:
Title:

RYDER SYSTEM HOLDINGS (UK) LIMITED

By:
Name:
Title:

RYDER TRUCK RENTAL HOLDINGS CANADA LTD.

By:
Name:
Title:

RYDER TRUCK RENTAL CANADA LTD.

By:
Name:
Title:

RYDER PUERTO RICO, INC.

By:
Name:
Title: